UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

(Amendment No.    )

Filed by the Registrant  ☒          Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

BNL FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:
Common Stock, no par value

(2)  Aggregate number of securities to which transaction applies:  15,048,691

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):  The merger consideration is approximately $2.31 per share case which comports to a total consideration of $35,000,000 rounded.  Bases on SEC Release 34-65231, the fee is $114.60 per million which calculates to a fee of $4,011.00

(4)  Proposed maximum aggregate value of transaction:  $35,000,000

(5)  Total fee paid:  $4,011.00

☒    Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      1) Amount previously paid:
      2) Form, Schedule or Registration Statement No.:
      3) Filing Party:
      4) Date Filed:

BNL FINANCIAL CORPORATION
7010 Hwy 71 W., Suite 100
Austin, TX  78735

December 21, 2011

Dear Shareholder,

You are cordially invited to attend a special meeting of shareholders (“Special Shareholders’ Meeting”) of BNL Financial Corporation (“BNL” or the “Company”) to be held on December 28, 2011, at the Radisson Hotel Des Moines Airport, 6800 Fleur Dr., Des Moines, Iowa, commencing at 9:00 A.M., Central Time.

At the Special Shareholders’ Meeting, you will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger (“Merger Agreement”), dated as of December 2, 2011, among Ameritas Life Insurance Corp., a Nebraska domestic stock insurance company (“Ameritas”), Ameritas Life Holdings, Inc., a Nebraska corporation and wholly owned subsidiary of Ameritas (“ALH” or “Merger Sub”), and BNL, pursuant to which BNL will be acquired by Ameritas (the “Merger”).

If the merger is completed, you, as a holder of BNL Common Stock, will be entitled to receive approximately $2.31 in cash, without interest and less any applicable withholding taxes, for each share of BNL Common Stock owned by you at the consummation of the merger, as more fully described in the enclosed proxy statement.

After careful consideration, our board of directors has unanimously determined that it is in the best interests of BNL and its shareholders that BNL enter into the Merger Agreement and consummate the Merger and unanimously recommends that you vote “FOR” approval of the Merger Agreement.

Your vote is very important, regardless of the number of shares of BNL Common Stock you own. The Merger Agreement must be approved by the affirmative vote of the holders of a majority of the shares of BNL Common Stock in attendance at the Special Shareholders’ Meeting if a quorum is present.

The attached proxy statement provides you with detailed information about the Special Shareholders’ Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement and the Merger Agreement carefully and in their entirety. You may also obtain more information about BNL from documents we have filed with the Securities and Exchange Commission.

Thank you for your continued support and your consideration of this matter.

Sincerely,
Wayne E. Ahart
Chairman, Chief Executive Officer

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Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures contained in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated December 21, 2011, and is first being mailed to shareholders on or about December 21, 2011.

SUMMARY OF
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
of
BNL FINANCIAL CORPORATION

To Be Held December 28, 2011

To BNL Financial Corporation Shareholders:

Separately, on December 9, 2011, the Company mailed to you a Notice (“Notice”) of Special Meeting of Shareholders (“Special Shareholders’ Meeting”) of BNL Financial Corporation (“BNL” of the “Company”) to be held on December 28, 2011, at the Radisson Hotel Des Moines Airport, 6800 Fleur Dr., Des Moines, Iowa, commencing at 9:00 A.M., Central Time.  The Notice provided important information and you should have read it carefully.  The Notice is incorporated herein by reference.  The following is a summary of the Notice.

The Notice informed you of the following purposes of the Special Shareholders’ Meeting:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger (“Merger Agreement”), dated as of December 2, 2011, among Ameritas Life Insurance Corp., a Nebraska domestic stock insurance company (“Ameritas”), Ameritas Life Holdings, Inc., a Nebraska corporation and wholly owned subsidiary of Ameritas (“ALH” or “Merger Sub”), and BNL, pursuant to which BNL will be acquired by Ameritas (the “Merger”).

2. To consider and vote on a proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the Special Shareholders’ Meeting to approve the Merger Agreement or pursuant to the terms of the Merger Agreement.

3. To consider and vote on such other business as may properly come before the Special Shareholders’ Meeting or any adjournment or postponement of the Special Shareholders’ Meeting.

The Company’s Board of Directors has specified the close of business on December 1, 2011, as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the Special Shareholders’ Meeting. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the Special Shareholders’ Meeting and at any adjournment or postponement thereof. Each shareholder is entitled to one vote for each share of BNL Common Stock held on the record date.

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Under Iowa law, BNL shareholders who do not vote in favor of the approval of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they submit a written notice to the Company before the vote on the approval of the Merger Agreement of the shareholder’s intent to demand payment if the Merger is effectuated and comply with the other Iowa law procedures which were set forth in Appendix A to the Notice.

The Notice did not solicit proxies.  The Company and its Board of Directors are soliciting proxies only by the accompanying proxy statement.

By Order of the Board of Directors,
Pamela Randolph, Secretary

December 9, 2011

A complete copy of the Notice of Special Meeting of Shareholders is attached as Annex B to the proxy statement which includes a copy of the excerpts from the Iowa Business Corporations Act relating to shareholder appraisal rights and a copy of the amended and restated articles of incorporation of the Company which will become effective at the Effective Time of the Merger.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about BNL from documents that are not included in or delivered with this document. See “Where You Can Find More Information” on page 68. You can obtain documents incorporated by reference in this document by requesting them in from Pam Randolph, Corporate Secretary, BNL Financial Corporation, P. O. Box 6600, North Little Rock, Arkansas 72124.  You will not be charged for any of these documents that you request.

Smaller Reporting Company

With its Form 10-K for the year ended December 31, 2010, the Company elected to report to the United States Securities & Exchange Commission as a smaller reporting company.  This reporting status means that the Company will utilize scaled back reporting requirements and that some new reporting requirements are delayed for the Company.

Notice Of Internet Availability Of 2011 Proxy Materials

PLEASE TAKE NOTICE that the Company’s proxy statement for the 2011 annual meeting of shareholders and the Company’s 2010 Annual Report to Shareholders is available free of charge on the internet on the website of the Company’s wholly owned subsidiary Brokers National Life Assurance Company, http://www.bnlac.com, under the tab for Financial Information.

For additional questions about the merger, assistance in submitting proxies or voting shares of our Common Stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact Pam Randolph, Corporate Secretary, BNL Financial Corporation, P. O. Box 6600, North Little Rock, Arkansas 72124, telephone 501-834-5121.

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i

THE MERGER	24
Background of the Merger	24
Reasons for the Merger; Recommendation of the BNL Board of Directors	29
No Financial Advisor or Fairness Opinion	33
Financial Forecasting for the Company	33
Interests of BNL’s Directors and Executive Officers in the Merger	34
Deregistration of BNL Common Stock	37
Material U. S. Federal Income Tax Consequences of the Merger	37
Regulatory Approvals	40
Litigation Related to the Merger	40
Transition Shares	41
THE MERGER AGREEMENT	41
The Merger	41
The Merger Consideration and the Conversion of Common Stock	41
Treatment of Stock Options 2002 Non-Director, Non-Executive Stock Purchase Plan	42
Shareholders’ Meeting	43
Representations and Warranties	44
Covenants Regarding Conduct of Business of BNL Pending the Merger	46
No Solicitations	50
BNL Board Recommendation	52
Employee Compensation and Benefits	54
Other Covenants and Agreements	54
Reasonable Best Efforts	56
Conditions of the Merger	58
Termination of the Merger Agreement	60
Termination Fees and Expenses	62
Amendment	62
SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING	63
APPRAISAL RIGHTS	63
NO PUBLIC MARKET FOR THE COMMON STOCK	66
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	67
OTHER MATTERS	69
WHERE YOU FIND MORE INFORMATION	69
Annex A to this Proxy Statement: Agreement and Plan of Merger	A-1
Annex B to this Proxy Statement: Notice of Special Meeting of Shareholders, Dated December 9, 2011, including Appraisal Rights, Sections 490.1301 – 490.1303, 490-1320 – 490.1324, 490 – 2326, 490.1330, and 490.1331 of the Iowa Business Corporations Act.
B-1

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the proposed merger and the special meeting. These questions and answers may not address all questions that may be important to you as a holder of shares of BNL Common Stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. We sometimes make reference to BNL Financial Corporation, and its primary wholly owned subsidiary, Brokers National Life Assurance Company (“BNLAC”) in this proxy statement by using the terms “BNL,” the “Company,” “we,” “our” or “us.”

Q:           What is the transaction?
A:           BNL and Ameritas Life Insurance Corp., a Nebraska domestic stock insurance company (“Ameritas”) have entered into a definitive merger agreement pursuant to which, subject to the terms and conditions of the merger agreement, Ameritas will acquire BNL through the merger of a wholly owned subsidiary of Ameritas with and into BNL. BNL will be the surviving corporation (which we refer to as the surviving corporation) in the merger and will continue as a wholly owned subsidiary of Ameritas.

Q:           What will a BNL shareholder receive when the merger occurs?
A:           For every share of BNL Common Stock held at the effective time of the merger, BNL shareholders will be entitled to receive approximately $2.31 in cash, without interest, less any applicable withholding taxes. This does not apply to shares of BNL Common Stock held by BNL in treasury or by shareholders who have perfected their appraisal rights under Iowa law.

Q:           How does the merger consideration compare to the market price of BNL Common Stock?
A:           There is no public market for the BNL Common Stock.

Q:           How does the merger consideration compare to the book value of BNL Common Stock?
A:           As of September 30, 2011, the book value per share of BNL Common Stock was $1.26.

Q:           When do you expect the merger to be completed?
A:           We are currently working toward closing the transaction on December 28, 2011, after the Special Shareholders’ Meeting and, if corporate filings are accepted by the Nebraska and Iowa Secretaries of State in 2011 the effective time of the merger will be December 31, 2011.  The merger is subject to approval by the Arkansas Insurance Department, approval by the shareholders and other conditions.  It is possible that the failure to timely meet these closing conditions or other factors outside of our control could require us to complete the merger at a later time or not at all.

Q:           How does the BNL board of directors recommend that I vote on the proposals?
A:           The BNL board of directors has unanimously determined that it is in the best interests of BNL and its shareholders that BNL enter into the merger agreement and consummate the merger and unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement or pursuant to the terms of the merger agreement. You should read the section entitled “The Merger—Reasons for the Merger; Recommendation of the BNL Board of Directors” beginning on page 29.

Q:           What effects will the merger have on BNL?
A:           As a result of the merger, BNL will cease to be a stand-alone public company and will be wholly owned by Ameritas. You will no longer have any interest in our future earnings or growth. Following the completion of the merger, the registration of BNL Common Stock and our reporting obligations with respect to BNL Common Stock under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, will be suspended upon application to the Securities and Exchange Commission, which we refer to as the SEC.

Q:           Do any of BNL’s directors or executive officers have interests in the merger that may differ from those of BNL shareholders?
A:           No. All of BNL’s directors and executive officers who own Common Stock will receive the same merger consideration as every other BNL shareholder. There are no “golden parachute” payments. BNL’s four executive officers, Wayne E. Ahart, C. Don Byrd, Kenneth Tobey and Barry N. Shamas will enter into non-compete agreements with Ameritas but will not receive any compensation for such agreements. Kenneth Tobey has separately been engaged as an employee of Ameritas and will be paid by Ameritas for his employment in the future. The directors and executive officers do not have any options or other rights to acquire more Common Stock. The Controlling Shareholders, who encompass the four executive officers and entities affiliated with them will not be paid all of their merger consideration at closing. Of their collective merger consideration, $1,750,000 will be held back by Ameritas and deposited into an escrow fund for the purpose of paying for any damages due to specified causes, including breaches of the Company’s representations and warranties or covenants and agreements in the merger agreement. The public shareholders do not have to do this. See “The Merger – Interest of BNL’s Directors and Executive Officers in the Merger”, beginning on page 34; “Security Ownership of Certain Beneficial Owners and Management,” beginning on page 67.
Q:           Why am I receiving this proxy statement?
A:           You are receiving this proxy statement because you were a shareholder of BNL as of December 1, 2011, the record date for the special shareholders’ meeting. To complete the merger, BNL’s shareholders must vote to approve the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. BNL will submit the merger agreement to its shareholders for approval at the special shareholders’ meeting described in this proxy statement. You should read the section entitled “The Special Shareholders’ Meeting” beginning on page 19.

Q:           When and where will the special meeting of shareholders be held?
A:           The special shareholders’ meeting will be held on December 28, 2011, at the Radisson Hotel Des Moines Airport, 6800 Fleur Dr., Des Moines, Iowa, commencing at 9:00 A.M., Central Time.

Q:           What are the proposals that will be voted on at the special meeting?
A:           You will be asked to consider and vote on (1) the approval of the merger agreement with Ameritas, (2) the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to approve the merger agreement or pursuant to the terms of the merger agreement and (3) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting. We are currently not aware of any other business to come before the special meeting.

Q:           Who is entitled to attend and vote at the special shareholders’ meeting?
A:           The record date for the special shareholders’ meeting is December 1, 2011. If you own shares of BNL Common Stock as of the close of business on the record date, you are entitled to notice of, and to vote at, the special shareholders’ meeting or any adjournment or postponement of the special shareholders’ meeting. As of the record date, there were 15,048,691 shares of BNL Common Stock issued and outstanding and entitled to vote at the special shareholders’ meeting.

Q:           What constitutes a quorum and how many votes are required to approve the merger agreement?
A:           The quorum for the special shareholders’ meeting is a majority of the Common Stock issued and outstanding and entitled to vote on the merger agreement.  If a quorum is present, approval of the merger agreement requires the affirmative vote of a majority of the Common Stock present, in person or by proxy, at the special shareholders’ meeting.

Q:           How many votes are required to adopt the proposal to adjourn or postpone the special meeting to a later time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to approve the merger agreement or pursuant to the terms of the merger agreement?
A:           Whether or not a quorum is present at the special shareholders’ meeting, the affirmative vote of a majority of the Common Stock present, in person or by proxy, at the special shareholders’ meeting shall have power to adjourn the meeting from time to time without notice other than announcement at the meeting.

Q:           How are votes counted? Why is my vote important?
A:           Votes will be counted by the Corporate Secretary or an inspector of elections appointed for the special shareholders’ meeting, who will separately count “for” and “against” votes and abstentions. If a quorum is present, the affirmative vote of the holders of a majority of the shares of BNL Common Stock present in person or by proxy is required under Iowa law to approve the merger agreement. As a result, the failure to vote or the abstention from voting will have the same effect as a vote “against” the adoption of the merger agreement. See, “The Special Shareholders’ Meeting – Vote Required for Approval, page 20; “The Merger – Interest of BNL’s Directors and Executive Officers in the Merger”, beginning on page 34; “Security Ownership of Certain Beneficial Owners and Management,” beginning on page 67.

Q:           What do I need to do now?
A:           After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your shares as described below. You have one vote for each share of BNL Common Stock you own as of the record date.

Q:           How do I vote if I am a shareholder of record?
A:           You may vote by completing, signing, dating and returning the proxy card or by attending the special shareholders’ meeting and voting your shares in person. If you give your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the proposal to approve the merger agreement and “FOR” the approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate. With respect to any other matter that properly comes before the special meeting, shares present in person or represented by all proxies received by BNL will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

Q:           How do I vote if my shares are held by my brokerage firm, bank, trust or other nominee?
A:           If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares for you at the special meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct them to vote your shares. If you wish to vote in person at the special meeting, you must bring a proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the special meeting.  In addition, because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:           What if I fail to instruct my brokerage firm, bank, trust or other nominee how to vote?
A:           Your brokerage firm, bank, trust or other nominee will not be able to vote your shares unless you have properly instructed your nominee on how to vote.

Q:           What does it mean if I receive more than one proxy?
A:           If you receive more than one proxy, it means that you hold shares that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive.

Q:           May I change my vote after I have delivered my proxy?
A:           Yes. If you are the shareholder of record of BNL Common Stock, you have the right to change or revoke your proxy at any time before the vote being taken at the special shareholders’ meeting (i) by delivering to BNL’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked; (ii) by attending the special meeting and voting in person – your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting; (iii) by signing and delivering a new proxy, relating to the same shares of BNL Common Stock and bearing a later date.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Pam Randolph, Corporate Secretary
BNL Financial Corporation
P. O. Box 6600
North Little Rock, Arkansas 72124

If you are a “street name” holder of BNL Common Stock, you should contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Q:           Should I send in my stock certificates now?
A:           No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of BNL Common Stock for the merger consideration. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW.

Q:           What happens if I sell my shares of BNL Common Stock before the special shareholders’ meeting?
A:           The record date for shareholders entitled to vote at the special shareholders’ meeting is earlier than the date of the special shareholders’ meeting and the expected closing date of the merger. If you transfer your shares of BNL Common Stock after the record date but before the special shareholders’ meeting, you will, unless special arrangements are made, retain your right to vote at the special shareholders’ meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the special meeting or prior to the effective time of the merger, you will not be eligible to exercise your appraisal rights in respect of the merger. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights, see “Appraisal Rights” beginning on page 63 and Annex B.

Q:           Am I entitled to appraisal rights in connection with the merger?
A:           The Iowa Business Corporations Act, Section 490.1301 et seq, does provide for appraisal rights to shareholders.  But, the shareholder who desires to have appraisal rights must follow special criteria and conditions.  See “Appraisal Rights” beginning on page 63 and Annex B.

Q:           What are the material United States federal income tax consequences of the merger to me?
A:           The receipt of cash for shares of BNL Common Stock by U.S. holders pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of BNL Common Stock will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in the merger and (ii) the holder’s adjusted tax basis in the shares. Non-U.S. holders of BNL Common Stock generally will not be required to pay U.S. federal income tax on the receipt of cash in exchange for shares of BNL Common Stock in the merger. Shareholders, including non-U.S. shareholders, should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the merger. Because your individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects of the merger to you. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 37.

Q:           What happens if the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason?
A:           The Controlling Shareholders collectively own more than 69% of the issued and outstanding Common Stock entitled to vote on the merger agreement at the special shareholders’ meeting.  The Controlling Shareholders have entered into a voting agreement whereby they have agreed to attend the special shareholders’ meeting and vote “for” approval of the merger agreement.  The Controlling Shareholders’ Common Stock is sufficient to both constitute a quorum and to approve the merger agreement.  The Controlling Shareholders may void the voting agreement and pursue a Superior Proposal (as that is defined in the merger agreement) if the Superior Proposal occurs before the special shareholders’ meeting.  If there are other reasons for the merger agreement not to be approved, the Company’s board of directors will have to consider the circumstances and decide on a course of action.  In any event, if the merger agreement is not approved or the merger is not completed for any other reason, the shareholders will not receive the merger consideration and will continue to be shareholders in the Company.  If the Company terminates the merger agreement in order to pursue a Superior Proposal, the Company will be required to pay to Ameritas a termination fee of $1,000,000.  See “The Merger Agreement—Termination Fees and Expenses” beginning on page 62.

Q:           Who can answer further questions?
A:           For additional questions about the merger, assistance in submitting proxies or voting shares of BNL Common Stock, or additional copies of the proxy statement or the enclosed proxy card, please contact Pam Randolph, Corporate Secretary, BNL Financial Corporation, P. O. Box 6600, North Little Rock, Arkansas 72124, telephone 501-834-5121.  If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

SUMMARY

The following summary highlights information in this proxy statement and may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. We sometimes make reference to BNL Financial Corporation and its wholly owned subsidiary, Brokers National Life Assurance Company (“BNLAC”), in this proxy statement by using the terms “BNL,”the “Company,” “we,” “our” or “us.” Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

The Merger (Page 24)

The Agreement and Plan of Merger, dated as of December 2, 2011, which we refer to as the merger agreement, among Ameritas Life Insurance Corp, or Ameritas, Ameritas Life Holding, Inc., a wholly owned subsidiary of Ameritas, or Merger Sub, and BNL, provides that Merger Sub will merge with and into BNL. As a result of the merger, BNL will become a wholly owned subsidiary of Ameritas. Upon completion of the proposed merger, the Company will suspend its duty to file publicly available reports, such as Forms 10-K, 10-Q and 8-K, with the United States Securities & Exchange Commission (“SEC”) under the Exchange Act. At the effective time of the merger, each outstanding share of BNL Common Stock will be automatically converted into the right to receive approximately $2.31 in cash, without interest and less applicable withholding taxes (other than shares of BNL Common Stock held by BNL in its treasury or by any holder who has properly exercised appraisal rights of such shares in accordance with Iowa Business Corporations Act as described in this proxy statement). We refer to this amount in this proxy statement as the merger consideration.

At the effective time of the merger, any shares of BNL Common Stock owned by BNL will be cancelled and retired without any conversion thereof and no merger consideration will be paid by Ameritas with respect to such shares.

The Special Shareholders’ Meeting (Page 19)

Date, Time and Place. The special shareholders’ meeting will be held on December 28, 2011, at the Radisson Hotel Des Moines Airport, 6800 Fleur Dr., Des Moines, Iowa, commencing at 9:00 A.M., Central Time.

Purpose. You will be asked to consider and vote upon (1) the approval of the merger agreement, (2) the adjournment or postponement of the special shareholders’ meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are insufficient shares present, in person or by proxy, to constitute a quorum or insufficient votes at the time of the special shareholders’ meeting to approve the merger agreement or pursuant to the terms of the merger agreement and (3) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting. We are currently not aware of any other business to come before the special shareholders’ meeting.

Record Date and Quorum. You are entitled to vote at the special shareholders’ meeting if you owned shares of BNL Common Stock at the close of business on December 1, 2011, the record date for the special shareholders’ meeting. You will have one vote for each share of BNL Common Stock that you owned on the record date. As of December 1, 2011, there were 15,048,691 shares of BNL Common Stock issued and outstanding and entitled to vote. A majority of BNL Common Stock issued, outstanding and entitled to vote at the special shareholders’ meeting, present in person or represented by proxy, constitutes a quorum for the purpose of the special shareholders’ meeting. In the event that a quorum is not present at the special shareholders’ meeting, the meeting may be adjourned or postponed pursuant to the terms of the merger agreement.

Vote Required. If a quorum is present, the approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of BNL Common Stock in attendance at the special shareholders’ meeting, in person or by proxy. Approval of any proposal to adjourn or postpone the special shareholders’ meeting, if necessary or appropriate, to solicit additional proxies, requires the approval of the majority of the shares of BNL Common Stock in attendance at the special shareholders’ meeting, in person or by proxy.

Voting and Proxies. Any shareholder of record entitled to vote at the special meeting may submit a proxy by returning the enclosed proxy card by mail, or by voting in person at the special shareholders’ meeting. If you do not return your proxy card or attend the special shareholders’ meeting, your shares of BNL Common Stock will not be counted toward the quorum and not voted, which will have the same effect as a vote “against” the approval of the merger agreement. Even if you plan to attend the special meeting, if you hold your shares of BNL Common Stock in your own name as the shareholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card.

If you give your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares of BNL Common Stock are held in “street name,” you should instruct your brokerage firm, bank, trust or other nominee on how to vote such shares of Common Stock using the instructions provided by your broker or nominee. If your shares of BNL Common Stock are held in “street name,” you must obtain a legal proxy from such nominee in order to vote in person at the special shareholders’ meeting. If you fail to provide your nominee with instructions on how to vote your shares of BNL Common Stock, your nominee will not be able to vote such shares at the special shareholders’ meeting. Because the approval of the merger agreement requires a quorum consisting of a majority of the outstanding shares of BNL Common Stock and a vote “for” approval by a majority of the shares of Common Stock in attendance at the special shareholders’ meeting, in person or by proxy, the failure to provide your nominee with voting instructions will have the same effect as a vote “against” the proposal to approve the merger agreement.

Revocability of Proxy. Any holder of record of BNL Common Stock may revoke his or her proxy at any time, unless noted below, before it is voted at the special shareholders’ meeting by any of the following actions:

•	delivering to BNL’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•	signing and delivering a new proxy, relating to the same shares of BNL Common Stock and bearing a later date.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Pam Randolph, Corporate Secretary
BNL Financial Corporation
P. O. Box 6600
North Little Rock, Arkansas 72124

If you are a “street name” holder of BNL Common Stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

The Companies (Page 23)

BNL Financial Corporation.  BNL Financial Corporation is an Iowa business corporation and functions as an insurance holding company.  The Company's administrative and principal executive offices are located at 7010 Hwy. 71 West, Suite 100, Austin, Texas 78735; its telephone number is (512) 383-0220.

The operations of the Company are conducted through its wholly owned subsidiary, Brokers National Life Assurance Company (“BNLAC”) which is a life and health insurance company chartered and domesticated under the laws of the State of Arkansas.  BNLAC also has certificates of authority to conduct its business of insurance in 48 States and the District of Columbia.  In 2010, BNLAC marketed life and accident and health insurance.  The Company has no foreign operations.

The Company conducts business in the “life, accident and health insurers” industry segment.  Most of BNLAC’s premium revenues are from sales of group dental insurance sold primarily on a payroll deduction basis. BNLAC also markets group vision insurance products that are underwritten by other insurance companies and which BNLAC does not have any exposure to underwriting (claims) losses.

The Company markets its products through independent agents and brokers.

Additional information, including annual reports, may be found on the website of the Company’s subsidiary, Brokers National Life Assurance Company, http://www.bnlac.com.

Ameritas Life Insurance Corp. Ameritas Life Insurance Corp., Lincoln, Nebraska, has been in existence since 1887 and is a wholly-owned subsidiary of Ameritas Holding Company which is owned by UNIFI Mutual Holding Company.  In addition to Ameritas, UNIFI owns several other insurance companies.

The group ratings of the companies are A+ by Standard and Poor’s and A (excellent) by A.M. Best.  On December 31, 2010, UNIFI had GAAP assets of $17.6 billion with equity of $2.3 billion.

Ameritas, through its Ameritas Group division, provides dental, vision and hearing care products and outstanding service to customers nationwide. With more than 50 years of experience in providing group dental plans, and more than 25 years in providing group vision plans, Ameritas Group has an established reputation for expertise, flexible coverage options, and excellent customer service standards and accessibility.

Ameritas Group, provides dental, vision and hearing care products and services for more than 73,000 employer groups and more than 4.8 million people nationwide. Its customer service claims contact center earned the prestigious Center of Excellence certification for the fourth year in a row from BenchmarkPortal, and was recently named fourth in their Top 100 contest.

Ameritas has one of the largest PPO dental networks in the country with more than 170,000 access points. And they’re dedicated to ongoing enhancements and recruiting to make the network even stronger for members.

Ameritas’ principal executive offices are located 5900 O Street, Lincoln, NE 68510; telephone 800-745-1112.

Ameritas Life Holdings, Inc.  Ameritas Life Holdings, Inc. is a newly formed Nebraska business corporation and a wholly owned subsidiary of Ameritas.   Ameritas Life Holdings, Inc. was formed solely for the purpose of facilitating Ameritas’ acquisition of BNL. Ameritas Life Holdings, Inc. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Ameritas Life Holdings, Inc. will merge with and into BNL and will cease to exist. Ameritas Life Holdings, Inc.’s principal executive offices are located 5900 O Street, Lincoln, NE 68510; telephone 800-745-1112.

Reasons for the Merger (Page 29)

In reaching its decision to adopt, and declare advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement, the BNL board of directors consulted with BNL’s management, as well as its legal advisors, and considered a number of factors that the board members believed supported their decision. In particular, the BNL board of directors reviewed the strategic alternatives available to the Company, including remaining as a stand-alone public company, and concluded that the merger and the merger agreement reflected the highest value reasonably attainable for BNL shareholders.

Recommendation of the BNL Board of Directors (Page 29)

The BNL board of directors has unanimously determined that it is in the best interests of BNL and its shareholders that BNL enter into the merger agreement and consummate the merger and unanimously recommends that you vote “FOR” the approval of the merger agreement. The BNL board of directors also unanimously recommends that BNL shareholders vote “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to approve the merger agreement or pursuant to the terms of the merger agreement.

No Opinion from a Financial Advisor (Page 33)

BNL’s board of directors, in consultation with management and legal advisors, determined that engaging an outside financial advisor and requesting a ‘fairness opinion’ from the financial advisor was not necessary or appropriate under the circumstances.

Treatment of Stock Options (Page 42)

BNL has a 2002 Non-Director, Non-Executive Stock Option Plan (the “Company Stock Plan”).  As of the date of the merger agreement, December 2, 2011, there were 14 employees who had options to purchase 44,550 shares of Common Stock and all of such options are fully vested.  The Company Stock Plan will be terminated and no other options will be granted.  None of the option holders are executive officers or directors of the Company. Pursuant to the merger agreement the option holders will receive “Option Consideration” which will be equal to the difference between the Merger Consideration over the exercise price payable in respect of such share of Company Common Stock subject to such Company Option and any required withholding Taxes.  The total amount of this Option Consideration will be approximately $52,000.  The Option Consideration shall be paid as soon as practicable after the Effective Time, but in no event later than 10 days after the Closing Date.

Material U.S. Federal Income Tax Consequences of the Merger (Page 37)

The receipt of cash for shares of BNL Common Stock by U.S. holders pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of BNL Common Stock will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received in the merger and (2) the holder’s adjusted tax basis in the shares. Non-U.S. holders of BNL Common Stock generally will not be required to pay U.S. federal income tax on the receipt of cash in exchange for shares of BNL Common Stock in the merger. Shareholders, including non-U.S. shareholders, should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the merger.

Interests of BNL’s Directors and Executive Officers in the Merger (Page 34 and 51)

BNL’s directors and executive officers have the same economic interests in the merger as those of BNL’s shareholders generally. They will receive the same merger consideration.  There are no golden parachutes or severance payments to be made to the executive officers or directors.

The four executive officers will enter into non-compete agreements with Ameritas but will not receive any compensation for the agreements.

President Kenneth Tobey will enter into an employment agreement with Ameritas for his actual employment duties and be paid a salary and other benefits commensurate with his employment duties.
All BNL/BNLAC employment benefits of the four executive officers will cease at the effective time of the merger.  They will have, at their option and their expense, the opportunity to convert some life, health care and long term care insurance policies to their personal policies.

The executive officers and directors of BNL have continuing rights to indemnification, as they have had under Iowa law, and that will survive consummation of the merger.

Common Stock Ownership of Directors and Executive Officers (Page 51)

As of December 1, 2011, the record date for the special shareholders’ meeting, the directors and executive officers of BNL owned beneficially or otherwise had voting control in the aggregate 10,872,304 shares of BNL Common Stock entitled to vote at the special shareholders’ meeting, representing more than 72% of BNL’s outstanding Common Stock as of the record date for the special shareholders’ meeting.

Appraisal Rights (Page 63)

Under Iowa law, BNL shareholders, other than the Controlling Shareholders, may have appraisal rights to obtain payment of the fair value of their shares in place of the merger consideration.  A BNL shareholder who wishes to assert appraisal rights must do all of the following:

(i).                 Deliver to BNL before the vote is taken written notice of the shareholder’s intent to demand payment if the merger is effectuated; and

(ii).                Not vote, or cause or permit to be voted, any shares in favor of the proposed merger agreement.

A shareholder who does not satisfy both of the above requirements will not be entitled to payment for appraisal rights.  If the merger becomes effective and if the shareholder has complied with the above items, there are additional procedures for perfecting and pursuing a shareholder’s appraisal rights including a court proceeding in an Iowa district court.  See Annex B.

Conditions to the Merger (Page 58)

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the merger is subject to the satisfaction of the following mutual conditions:

•
BNL must have received the affirmative vote of the holders of a majority of the outstanding shares of BNL Common Stock represented in person or by proxy at the special shareholders’ meeting in favor of approval of the merger agreement;

•
No injunction, writ, judgment, decree, determination, ruling or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the merger shall be in effect, and no law or regulation shall have been enacted, entered or enforced by any governmental authority that prevents or prohibits the consummation of the merger;

•	The approval of the Arkansas Insurance Commissioner; and

•	The receipt of other agreements and consents specified in the merger agreement.

Conditions to Ameritas’ and Merger Sub’s Obligations. The obligations of Ameritas and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following additional conditions:

Representations and Warranties. All of the representations and warranties of the Company in the merger agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of the merger agreement, and shall be accurate in all material respects as of the time of the Closing (as such term is defined in the merger agreement) as if then made, except that those representations and warranties that are qualified by terms such as “material” or “Material Adverse Effect” (as such term is defined in the merger agreement) shall be true and correct in all respects.

Agreements and Covenants. All of the covenants and obligations that the Company is required to perform or to comply with pursuant to the merger agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all respects.

Officer Certificate. The Company shall have delivered to Ameritas a certificate, dated the date of the Closing, signed by a duly authorized executive officer of the Company, certifying as to the satisfaction of the conditions specified in subparts (a) and (b) above.

Controlling Shareholders Indemnification and Escrow Agreement. Ameritas shall have received the Controlling Shareholders Indemnification and Escrow Agreement, duly executed by the Controlling Shareholders.

Financial Condition. On or immediately prior to the Closing Date, the Company shall have delivered to Ameritas an unaudited consolidated balance sheet for the Company as of September 30, 2011, an unaudited balance sheet for BNLAC as of September 30, 2011, and an unaudited statutory balance sheet of BNLAC as of November 30, 2011, and such balance sheets shall reflect an aggregate financial condition which is at least as economically sound, as determined by Ameritas in its sole discretion, as the aggregate financial condition of such companies as set forth on the audited financial statements of each of the companies for the period ended December 31, 2010, or the balance sheet set forth on the Company’s Form 10-Q filing for the period ended June 30, 2011 (if such balance sheet reflects a more favorable aggregate financial condition of such companies as determined by Ameritas in its sole discretion).

                      In-force Insurance Policies. The Company shall have delivered to Ameritas written evidence, satisfactory to Ameritas in its sole discretion, that the number of in-force insurance policies/certificates of BNLAC and the total annualized premiums generated by such policies/certificates as of the Closing Date have not decreased 5% or more than the corresponding amounts set forth on the BNLAC Agency Report (as such term is defined in the merger agreement) for the period ended September 30, 2011.

                      Dissenting Shares. The Company shall have delivered to Ameritas written evidence, satisfactory to Ameritas in its sole discretion, that Dissenting Shares (as such term is defined in the merger agreement) represent less than 2% of the total number of Company Common Stock.

                      No Material Adverse Effect. Since the date of the merger agreement, there shall not have occurred any effect, event, condition or change that would, individually or in the aggregate, have a Material Adverse Effect.

                      No Restrictive Condition. None of the regulatory approvals obtained in order to satisfy the conditions in the merger agreement shall contain any Restrictive Condition, and no Law shall have been enacted or be in effect that contains any Restrictive Condition (as such term is defined in the merger agreement).

(j)           Dissolution of CPC and BBC. The Company shall have delivered to Ameritas written evidence, satisfactory to Ameritas in its sole discretion, that two inactive subsidiaries of the Company were dissolved and their respective affairs were wound up pursuant to the Laws (as such term is defined in the merger agreement) of their respective jurisdictions of organization.

(k)           TobeyEmployment Agreement. Kenneth Tobey shall have executed and delivered an employment agreement with Ameritas in form and substance acceptable to Ameritas which agreement shall be effective as of the Closing Date.

(l)           Noncompetition Agreements. Each of Wayne E. Ahart, C. Don Byrd, Barry N. Shamas, and Kenneth Tobey shall, simultaneously with the Closing, enter into a noncompetition, nonsolicitation and nondisclosure agreement with Ameritas and the Surviving Corporation.

(m)           Payments to Former Shareholders. The Company shall have delivered to Ameritas written evidence, satisfactory to Ameritas in its sole discretion, that the Company has made payments in the amounts and to the shareholders who sold stock to the Company after June 30, 2011.

(n)           Resignation of BNLAC Directors and Officers. The Company shall have delivered, or caused to have been delivered, to Ameritas written resignations, effective as of the Effective Time (as such term is defined in the merger agreement), of each director and officer of BNLAC requested by Ameritas in writing to the Company at least five (5) Business Days prior to the Closing.

(o)           Other Matters. The Company shall have delivered to Ameritas written evidence, satisfactory to Ameritas in its sole discretion, that each of the conditions in a separate Schedule have been satisfied which conditions are, generally that certain relationships with an independent claims servicing company have been terminated or resolved and that the bonds issued by the Company under a trust indenture dated December 15, 2002, have been called for redemption and money set aside to pay for the redemption.

(p)           Austin Lease. The Company shall have delivered to Ameritas either: (i) the consent of Kimco Austin LP in connection with the lease of the real property located at 7010 Highway 71 W., Suite 100, Austin, Texas, or (ii) written evidence, satisfactory to Ameritas in its sole discretion, that such consent is not required to be obtained by the Company for the execution, delivery and performance of the merger agreement by the Company.

Conditions to BNL’s Obligations. The obligation of BNL to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

                      Representations and Warranties. All of the representations and warranties of Ameritas and Merger Sub in the merger agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of the merger agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, except that those representations and warranties that are qualified by terms such as “material” or “Material Adverse Effect” shall be true and correct in all respects.

                      Agreements and Covenants. All of the covenants and obligations that Ameritas or Merger Sub are required to perform or to comply with pursuant to the merger agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all respects.

(c)           Officer Certificate. Ameritas and Merger Sub shall have delivered to the Company a certificate, dated the date of the Closing, signed by a duly authorized officer of Ameritas and Merger Sub, certifying as to the satisfaction of the conditions specified in subparts (a) and (b), above.

No Solicitations of Transactions; Superior Proposal (Page 50, 61, 62)

Immediately upon signing of the merger agreement, BNL agreed not solicit or initiate the making of an offer that could be a Takeover Proposal (as such term is defined in the merger agreement).  After the merger agreement date but before the shareholder approval of the merger agreement, the Company may listen to and consider any unsolicited, bona fide written offers to effect a transaction which may be a Superior Proposal (as such term is defined in the merger agreement).

Termination of the Merger Agreement (Page 60)

           The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time thereof by the mutual written consent of the Company and Ameritas or upon written notice from the terminating party to the non-terminating party specifying one or more of the following parts of the merger agreement pursuant to which such termination is effected even though the requisite shareholder approval has been obtained:

(a)           By either Ameritas or the Company if the effective time shall not have occurred on or before March 31, 2012 (the “Outside Date”) provided, however, that the right to terminate for this reason shall not be available to any party whose failure to fulfill any obligation under the agreement has been the cause of, or resulted in, the failure of the effective time to occur on or before the Outside Date;

(b)           By either Ameritas or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling, which has become final and non-appealable and has the effect of preventing, prohibiting or making illegal the consummation of the merger; provided, however, the terminating party has complied in all material respects with its obligations hereunder to prevent the enactment, issuance, enforcement or entry of such injunction, order, decree or ruling;

(c)           By either Ameritas or the Company if (i) the special shareholders’ meeting (including any adjournments thereof) shall have been held and completed and (ii) the shareholder approval of the merger agreement shall not have been obtained;

(d)           By Ameritas if (i) the Company’s board of directors shall have failed to recommend that the Company’s shareholders vote to approve the merger agreement, (ii) there shall have occurred an Adverse Recommendation Change (as such term is defined in the merger agreement), (iii) the Company Board shall have approved, endorsed or recommended any Takeover Proposal (as such term is defined in the merger agreement), (iv) the Company shall have failed to include the Company Recommendation (as such term is defined in the merger agreement) in the Proxy Statement, (v) the Company, or any of its subsidiaries or any representative of the Company or any of its subsidiaries, shall have violated, breached or taken any action inconsistent with the non-solicitation provisions;

(e)           By Ameritas upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the merger agreement such that there are breaches of the representations and warranties or that other covenants have not been fulfilled or satisfied and such breach cannot be cured or has not been cured within 30 days of the receipt by the Company of notice thereof and such breach has not been waived by Ameritas;

(f)           By the Company upon a breach of any representation, warranty, covenant or agreement on the part of Ameritas and Merger Sub such that there is a breach of Ameritas’ representations or warranties or that Ameritas obligations and covenants would not be satisfied and such breach cannot be cured or has not been cured within 30 days of the receipt by Ameritas of notice thereof and such breach has not been waived by the Company pursuant to the provisions hereof;

(g)           By the Company to pursue a Superior Proposal; or

(h)           By Ameritas if the Company has not complied with certain notifications or changes in disclosures or if there are events which will have a Material Adverse Effect (as such term is defined in the merger agreement) on the business of the Company.

Termination Fees and Expenses (Page 62)

If the merger agreement is terminated for any reason except for the Company to pursue a Superior Proposal, the merger agreement shall become void and there shall be no liability by any party, except with respect to the confidentiality provisions agreed to among the parties, and each party will bear their own expenses and costs.
If the merger agreement is terminated by the Company to pursue a Superior Proposal, the Company will pay $1,000,000 to Ameritas as a termination fee.

Regulatory Approvals (Page 40)

The only regulatory approval is the approval of the Arkansas Insurance Commissioner under the Arkansas Insurance Holding Company Act and rules and regulations thereunder.  Ameritas filed Forms A and E with the Arkansas Insurance Department on December 5, 2011, and is awaiting further review and action by the Arkansas Insurance Department or Arkansas Insurance Commissioner.

Consummation of the Merger

We currently expect the merger to go through closing on December 28, 2011, after the special shareholders’ meeting and to be effective on December 31, 2011.

No Market for Common Stock; Book Value (Page 66)

There is not a public market for the Common Stock.  The book value per share of Common Stock on September 30, 2011, was $1.26.  The merger consideration of approximately $2.31 per share of Common Stock exceeds the book value.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “The Special Shareholders’ Meeting,” “The Merger,” “Regulatory Approvals,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties, and other factors, including, among others:

•	the effect of the announcement of the merger on the Company’s and BNLAC’s business relationships, operating results and business generally;

•	the retention of certain key employees at BNLAC;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•
other conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule, if at all;

•	BNL’s and Ameritas’ ability to meet expectations regarding the timing and completion of the merger.

In addition, we are subject to risks and uncertainties and other factors detailed in BNL’s annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission, which we refer to herein as the SEC, and BNL’s quarterly reports on Form 10-Q filed during 2011, all of which should be read in conjunction with this proxy statement. See “Where You Can Find More Information.” Many of the factors that will determine BNL’s future results are beyond BNL’s ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent BNL’s views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL SHAREHOLDERS’ MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to BNL’s shareholders as part of the solicitation of proxies by  BNL’s board of directors for use at the special shareholders’ meeting to be held on December 28, 2011, at the Radisson Hotel Des Moines Airport, 6800 Fleur Dr., Des Moines, Iowa, commencing at 9:00 A.M., Central Time, or at any postponement or adjournment thereof. The purpose of the special shareholders’ meeting is for BNL’s shareholders to consider and vote on the approval of the merger agreement and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to approve the merger agreement or pursuant to the terms of the merger agreement. If BNL’s shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. You are urged to read the merger agreement in its entirety.

Record Date and Quorum

We have fixed the close of business on December 1, 2011, as the record date for the special shareholders’ meeting, and only holders of record of BNL Common Stock on the record date are entitled to vote at the special meeting. As of December 1, 2011, there were 15,048,691 shares of BNL Common Stock outstanding and entitled to vote. Each share of BNL Common Stock entitles its holder to one vote per share on all matters properly coming before the special shareholders’ meeting.

A majority of the shares of BNL Common Stock issued, outstanding and entitled to vote at the special shareholders’ meeting, which are present in person or represented by proxy, constitutes a quorum for the purpose of considering the proposals.

Shares of BNL Common Stock held by shareholders present in person or represented at the special shareholders’ meeting but not voted, including shares of BNL Common Stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special shareholders’ meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

In the event that a quorum is not present at the special shareholders’ meeting, the special shareholders’ meeting may be adjourned or postponed to solicit additional proxies. In addition, BNL may postpone or adjourn the special meeting if and to the extent that:

•
BNL is required to postpone or adjourn the special meeting by applicable law or order or a request from the SEC or its staff, and BNL uses its reasonable best efforts to hold or resume the special meeting as soon as practicable;

•
the BNL board of directors has determined in good faith (after consultation with outside legal counsel) that it is required by law to postpone or adjourn the special meeting, including in order to give BNL shareholders sufficient time to evaluate any information or disclosure by BNL that BNL has sent to its shareholders or otherwise made available to its shareholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with a change in recommendation); or

•
the BNL board of directors has provided to Ameritas written notice that it intends to make a change in recommendation or terminate the merger agreement in response to receipt of a Superior Proposal, in accordance with the procedures set forth in the merger agreement and described below under “The Merger Agreement—BNL Board Recommendation.”

Vote Required for Approval

You may vote FOR or AGAINST, or you may ABSTAIN from voting on, the proposal to approve the merger agreement. If a quorum is present, the vote required to approve the Merger Agreement is the approval by a majority of shares of Common Stock present at the special shareholders’ meeting, in person or by proxy.  See, “The Special Shareholders’ Meeting” beginning on page 18; “The Merger – Interest of BNL’s Directors and Executive Officers in the Merger”, beginning on page 33; “Security Ownership of Certain Beneficial Owners and Management,” beginning on page 66.

If you abstain or fail to vote, it will have the same effect as a vote against the approval of the merger agreement.

The approval of the proposal to adjourn or postpone the special shareholders’ meeting to a later time, if necessary or appropriate, also requires the approval of a majority of the shares of Common Stock present at the special shareholders’ meeting, in person or by proxy, whether or not a quorum is present.  Therefore, if you abstain, it will have the same effect as a vote against the approval of the proposal to adjourn or postpone the special shareholders’ meeting.

As of the record date, BNL’s directors and executive officers held and are entitled to vote, in the aggregate, 10,872,304 shares of BNL Common Stock, representing more than 72% of BNL’s outstanding Common Stock.  “The Merger – Interest of BNL’s Directors and Executive Officers in the Merger”, beginning on page 33; “Security Ownership of Certain Beneficial Owners and Management,” beginning on page 66.

Proxies and Revocation

If you are a shareholder of record of your shares of BNL Common Stock and you submit a proxy by returning a signed and dated proxy card by mail so that is received by BNL before the date of or at the special shareholders’ meeting, your shares will be voted at the special shareholders’ meeting as you indicate. If you give your proxy without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement and “FOR” the adjournment or postponement of the special shareholders’ meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to approve the merger agreement or pursuant to the terms of the merger agreement, and in accordance with the recommendations of the BNL board of directors on any other matters properly brought before the special shareholders’ meeting, or at any adjournment or postponement thereof, for a vote. We are currently not aware of any other business to come before the special meeting.

If your shares of BNL Common Stock are held in “street name,” you will receive instructions from your brokerage firm, bank, trust or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your brokerage firm, bank, trust or other nominee, as the case may be. Brokers who hold shares of BNL Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are present in person or represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because it is expected that brokers and other nominees will not have discretionary authority to vote on either proposal, broker non-votes in connection with either proposal is possible. If your broker or other nominee holds your shares of BNL Common Stock in “street name,” your broker or other nominee will vote your shares only if you provide instructions on how to vote. Please follow the directions on the voting instruction form sent to you by your broker or other nominee with this proxy statement.

Proxies received by BNL at any time before the vote being taken at the special shareholders’ meeting, which have not been revoked or superseded before being voted, will be voted at the special shareholders’ meeting. If you are a shareholder of record of shares of BNL Common Stock, you have the right to change or revoke your proxy at any time, as noted below, before the vote is taken at the special meeting:

•	by delivering to BNL’s Corporate Secretary, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•	by submitting a later-dated proxy card relating to the same shares of BNL Common Stock.

If you are a “street name” holder of BNL Common Stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Pam Randolph, Corporate Secretary
BNL Financial Corporation
P. O. Box 6600
North Little Rock, Arkansas 72124.

Adjournments and Postponements

Although it is not currently expected, the special shareholders’ meeting may be adjourned or postponed for the purpose of soliciting additional proxies.   Any signed proxies received by BNL prior to the special shareholders’ meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate.

The affirmative vote of a majority of the shares of Common Stock present at the special shareholders’ meeting, in person or by proxy, is required to adjourn the special shareholders’ meeting, whether or not a quorum is present.   Any adjournment or postponement of the special shareholders’ meeting pursuant to the terms of the merger agreement will allow BNL’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special shareholders’ meeting as adjourned or postponed.

Solicitation of Proxies

The Company has not engaged any outside person or firm to solicit proxies.  This solicitation is being handled by the Corporate Secretary.  We will request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of BNL Common Stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. The expense of the solicitation of proxies will be borne by BNL.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Pam Randolph, Corporate Secretary, BNL Financial Corporation, P. O. Box 6600, North Little Rock, Arkansas 72124, telephone 501-834-5121.

Availability of Documents

Documents incorporated by reference (excluding exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents) will be provided by first class mail without charge to each person to whom this proxy statement is delivered upon written or oral request of such person. In addition, our list of shareholders entitled to vote at the special shareholders’ meeting will be available for inspection at our principal executive offices, Austin, Texas, at least 10 days prior to the date of the special shareholders’ meeting and continuing through the special shareholders’ meeting for any purpose germane to the meeting; the list will also be available at the meeting for inspection by any shareholder present at the meeting.

See “Where You Can Find More Information” for more information regarding where you may request any of the documents incorporated by reference in this proxy statement or other information concerning BNL.

THE COMPANIES

BNL Financial Corporation.  BNL Financial Corporation is an Iowa business corporation and functions as an insurance holding company.  The Company's administrative and principal executive offices are located at 7010 Hwy. 71 West, Suite 100, Austin, Texas 78735; its telephone number is (512) 383-0220.

The operations of the Company are conducted through its wholly owned subsidiary, Brokers National Life Assurance Company (“BNLAC”) which is a life and health insurance company chartered and domesticated under the laws of the State of Arkansas.  BNLAC also has certificates of authority to conducts its business of insurance in 48 States and the District of Columbia.  In 2010 BNLAC marketed life and accident and health insurance.  The Company has no foreign operations.

The Company conducts business in the “life, accident and health insurers” industry segment.  Most of BNLAC’s premium revenues are from sales of group dental insurance sold primarily on a payroll deduction basis. BNLAC also markets group vision insurance products that are underwritten by other insurance companies and which BNLAC does not have any exposure to underwriting (claims) losses.

The Company markets its products through independent agents and brokers.

Additional information, including annual reports, may be found on the website of the Company’s subsidiary, Brokers National Life Assurance Company, http://www.bnlac.com.

Ameritas Life Insurance Corp. Ameritas Life Insurance Corp., Lincoln, Nebraska, has been in existence since 1887 and is a wholly-owned subsidiary of Ameritas Holding Company which is owned by UNIFI Mutual Holding Company.  In addition to Ameritas, UNIFI owns several other insurance companies.

The group ratings of the companies are A+ by Standard and Poor’s and A (excellent) by A.M. Best.  On December 31, 2010, UNIFI had GAAP assets of $17.6 billion with equity of $2.3 billion.

Ameritas, through its Ameritas Group division, provides dental, vision and hearing care products and outstanding service to customers nationwide. With more than 50 years of experience in providing group dental plans, and more than 25 years in providing group vision plans, Ameritas Group has an established reputation for expertise, flexible coverage options, and excellent customer service standards and accessibility.

Ameritas Group, provides dental, vision and hearing care products and services for more than 73,000 employer groups and more than 4.8 million people nationwide. Its customer service claims contact center earned the prestigious Center of Excellence certification for the fourth year in a row from BenchmarkPortal, and was recently named fourth in their Top 100 contest.

Ameritas has one of the largest PPO dental networks in the country with more than 170,000 access points. And they’re dedicated to ongoing enhancements and recruiting to make the network even stronger for members.

Ameritas’ principal executive offices are located 5900 O Street, Lincoln, NE 68510; telephone 800-745-1112.

Ameritas Life Holdings, Inc.  Ameritas Life Holdings, Inc. is a newly formed Nebraska business corporation and a wholly owned subsidiary of Ameritas.   Ameritas Life Holdings, Inc. was formed solely for the purpose of facilitating Ameritas’ acquisition of BNL. Ameritas Life Holdings, Inc. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Ameritas Life Holdings, Inc. will merge with and into BNL and will cease to exist. Ameritas Life Holdings, Inc.’s principal executive offices are located 5900 O Street, Lincoln, NE 68510; telephone 800-745-1112.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

As part of the ongoing evaluation of our business, our board of directors and our executive officers regularly review and assess opportunities to achieve long-term strategic goals, including potential opportunities for business combinations, mergers, acquisitions, dispositions, marketing partners, internal restructurings and other strategic alternatives. In addition, during the course of discussions with existing or potential strategic partners, our consulting actuary and others regarding commercial relationships during the past few years, our executive officers and board of directors had general discussions about potential strategic business combination transactions. Generally, the executive officers, on behalf of the Company, shared information, had discussions and investigated possibilities of potential strategic business combinations.  Then, based on the circumstances, the executive officers informed the board of directors of the various facts, communications and possibilities concerning potential strategic business combinations and the executive officers and board of directors engaged in discussions and considerations.  Before July 1, 2011, none of these discussions resulted in a proposal or offer to present to the shareholders for acquiring the Company.

On July 1, 2011, the Company by Barry N. Shamas, Executive Vice President, entered into a Non-Disclosure Agreement (the “NDA”) with Ameritas Life Insurance Corp., Lincoln, Nebraska, by Bruce E. Mieth, Senior Vice President.  The purpose of the NDA was to permit an information exchange and discussion between the Company and Ameritas concerning a potential business relationship which could have the possibility of Ameritas acquiring the Company.  And, while the Company executive officers, during the course of ordinary business, were informed about Ameritas, additional information was obtained about Ameritas and its business along with information about Ameritas’ ultimate parent, UNIFI Mutual Holding Company, Bethesda, Maryland.

During July 2011, Mr. Wayne E. Ahart and Barry N. Shamas, Executive President, Chief Financial Officer and Chief Operating Officer of the Company, in conjunction with C. Don Byrd, Vice Chairman, and Kenneth Tobey, President, (collectively the “executive officers”) exchanged some confidential information with Ameritas and had various telephonic communications and meetings with representatives of Ameritas to discuss potential business relationships including the acquisition of the Company.

During July 2011, the executive officers had various informal discussions with the Company’s board of directors concerning the possible acquisition by Ameritas and other possible acquisitions, business environment, possible future aspects of the life and health insurance industry and the future effects of the Federal Health Care Act on the Company and its business.

During August 2011, the Company received a draft of a due diligence checklist from Ameritas, additional information was given to Ameritas, and the executive officers continued to have telephonic discussions with various officers of Ameritas.  From time to time during August 2011, the executive officers also had informal discussions with members of the board of directors.

On August 22, 2011, the Company received from Ameritas a draft letter regarding an indication of interest in a potential transaction.  The draft letter detailed a number of matters and possible terms and conditions for a potential acquisition of the Company.  From time to time during August 2011, the executive officers also had informal discussions with members of the board of directors about the contents of the draft letter from Ameritas.

On August 23, 2011, during a board meeting, the executive officers reported on the Ameritas merger indication of interest letter and overture and the board of directors engaged in discussion.  While no formal action was taken by the board of directors on the Ameritas merger overture, the draft terms and conditions, including the merger consideration, were considered by the executive officers and the board of directors and determined to be sufficient enough to warrant more negotiations.
On September 15, 2011, the executive officers met with officers of Ameritas in the offices of Ameritas, Omaha, Nebraska, to discuss and negotiate terms and conditions for a possible acquisition of the Company.

During the meeting of September 15, 2011, the following subjects were discussed:  (i) indication of interest letter point by point, (ii) the due diligence process; (iii) moving from the meeting to a possible merger agreement and closing; and (iv) next steps.

The executive officers informed the board of directors about the September 15, 2011, meeting with Ameritas.

On September 19, 2011, the Company entered into a confidentiality agreement with the Company’s claims servicer, EPSI Benefits, Inc. and its subsidiary (“EPSI”) for the purpose of discussing and negotiating the Ameritas merger transaction and in order to produce some confidential information.

On September 20, 2011, the Company executive officers met with the Company’s vice presidents and managers to announce and discuss the proposed Ameritas merger.

During the last two weeks of September and early part of October 2011, extensive due diligence was initiated and accomplished by Ameritas and the Company.

On October 5, 2011, a draft of a merger agreement was received from Ameritas and various efforts by the executive officers, legal advisors, consulting actuaries, and independent accountants began in order to analyze the terms and conditions of the draft merger agreement and offer responses, questions or alternatives.

During the first part of October 2011, the Company collected documents and information and consulted with its legal advisors, consulting actuaries, and independent accountants to prepare its initial responses, questions and alternatives to various parts of the draft merger agreement and subject matters addressed by the draft merger agreement.  During the second week of October 2011, the Company presented to Ameritas the Company’s initial responses, questions and alternatives to various parts of the draft merger agreement and subject matters addressed by the draft merger agreement.

During October 2011, Ameritas continued its due diligence.

During October 2011, the Company negotiated changes and modifications with its EPSI relationship as required by the draft merger agreement.

During the latter part of October 2011, the executive officers, in conjunction with the Company’s legal advisors, consulting actuaries and independent accountants, had continuing communications with representatives of Ameritas concerning various portions of the draft merger agreement including representations, warranties, covenants and conditions.

On October 14, 2011, the board of directors had a meeting to receive a full report from Chairman Ahart.  The Chairman presented a draft of the merger agreement from Ameritas.  During the board meeting Executive Vice President Shamas, President Tobey and Vice Chairman Byrd also made comments.  The Ameritas merger offer and draft merger agreement were fully discussed by the board of directors and the executive officers were instructed to continue negotiations.  The board of directors did not take any formal action about the Ameritas merger offer or draft merger agreement at that time.

During the latter part of October 2011, the executive officers had informal discussions with the board of directors regarding all aspects of the draft merger agreement and its representations, warranties, covenants and conditions.

On October 20, 2011, the Company received another draft of the merger agreement plus a draft of the controlling shareholder’s indemnification agreement.  The proposed terms and conditions of the merger required the controlling shareholders who were the executive officers and entities which they controlled who collectively owned approximately 69% of the Company’s outstanding Common Stock, to put up part of their merger consideration to pay for breaches of representations and warranties if such would occur after closing.

From October 20 through 26, 2011, the Company and its advisors prepared additional responses to the revised draft of the merger agreement and the controlling shareholder’s indemnification agreement.  During this same time frame, the Company had various communications with Ameritas on terms and conditions in the merger agreement and the controlling shareholder’s indemnification agreement and the Company provided additional due diligence information to Ameritas.

On October 26, 2011, the Company sent to Ameritas the Company’s responses, comments, questions and alternatives to the merger agreement and the controlling shareholder’s indemnification agreement.

On October 28, 2011, Ameritas sent revised drafts of the merger agreement and the controlling shareholder’s indemnification agreement.

During the period from October 28, 2011, through November 2, 2011, the Company, through its executive officers, legal advisors and consulting actuaries, had extensive communications and negotiations with Ameritas officers and legal advisors for modifications to drafts of the merger agreement and the controlling shareholder’s indemnification agreement.

On November 2, 2011, Ameritas had a due diligence meeting in the offices of the Company, Austin, Texas.

During the early part of November 3, 2011, representatives of the Company and Ameritas came to an agreement in principal on the content of the merger agreement and the controlling shareholder’s indemnification agreement, subject to approval by the board of directors of the Company and Ameritas.

During the afternoon of November 3, 2011, the Ameritas board of directors unanimously approved the merger agreement in principal including the controlling shareholders’ indemnification agreement.

The November 3, 2011, versions of the merger agreement and the controlling shareholder’s indemnification agreement, as approved by the Ameritas board of directors, were sent to the Company’s board of directors for consideration at a board of directors meeting to be held on November 8, 2011.

On November 8, 2011, the Company’s board of directors, after presentations by the executive officers and discussion, unanimously approved and adopted the merger agreement in principal, including the controlling shareholder’s indemnification agreement, and adopted a resolution to recommend approval of the merger agreement to the Company’s shareholders.

During the remainder of the week of November 8, 2011, the Company and Ameritas worked together to develop a letter to the Company’s shareholders, a letter to the independent insurance agents who sell the Company’s product, questions and answers for such insurance agents, and an 8-K report.

On November 9, 2011, Wayne E. Ahart, Chairman and Chief Executive Officer, and Barry N. Shamas, Executive Vice President, Chief Financial Officer and Chief Operating Officer, met with the Company’s employees and announced and discussed the agreement in principal.

On November 10, 2011, the Company filed an 8-K.

On November 11, 2011, Wayne E. Ahart, Chairman and Chief Executive Officer, sent  a letter to shareholders announcing the agreement in principal.

On November 11, 2011, Ameritas made a press release.

On November 14, 2011, Wayne E. Ahart, Chairman, Don Byrd, Vice Chairman, and Kenneth Tobey, President, mailed a letter to independent insurance agents announcing the agreement in principal.

On November 16, 2011, the board of directors held its regular meeting and received reports from the executive officers and discussed the status of the Ameritas merger.

On November 18, 2011, Ameritas personnel conducted an operations meeting in the Company’s offices, Austin, Texas.

During the period from November 3, 2011, through December 2, 2011, the Company and its executive officers, legal advisors, independent accountants, and consulting actuaries worked with Ameritas and its legal advisors to complete the merger agreement and all of its parts including the controlling shareholders’ indemnification agreement, non-compete agreements for the executive officers, employment agreement for Kenneth Tobey, disclosure schedules, other schedules, and voting agreement for the controlling shareholders.

On December 2, 2011, the Company and Ameritas signed the definitive merger agreement and the controlling shareholders signed the voting agreement.

On December 2, 2011, the Company filed an 8-K.

On December 5, 2011, Ameritas filed its Forms A and E under the Arkansas Insurance Holding Company Act with the Arkansas Insurance Department requesting approval of the merger transaction.

Reasons for the Merger; Recommendation of the BNL Board of Directors

The BNL board of directors has unanimously (i) determined that the merger is fair to and in the best interests of BNL and its shareholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and (iii) recommended that BNL’s shareholders vote in favor approving the merger agreement.

In reaching its determination, our board consulted with our management, as well as its legal advisors, and reviewed (i) historical information concerning BNL’s business, financial performance and condition, operations, technology and competitive position, (ii) the financial condition, results of operations, businesses and strategic objectives of BNL, (iii) the fact that there is no public market for BNL Common Stock, (iv) the cash consideration to be received by BNL’s shareholders in the merger, (v) the terms of the merger agreement, including the parties’ representations, warranties and covenants, and (vi) possible alternative strategies as well as the prospects of BNL as a stand-alone company.

In addition, our board considered the following material factors:

Positive Factors Relating to Specific Terms of our Negotiations and Merger Agreement with Ameritas:

•	The merger consideration of approximately $2.31 per share to be received by BNL shareholders represents a premium of approximately 83% over book value of $1.26 per share at September 30, 2011.

•	There is no public market for the Common Stock and no public market is likely to come into existence.

•	There is very limited liquidity for the Common Stock.

•	The merger consideration consists solely of cash, which provides certainty of value and liquidity to our shareholders.

•	Ameritas has adequate capital resources to pay the merger consideration

•
The business reputation of Ameritas and its management and the substantial financial resources of Ameritas, which our board believed supported the conclusion that a transaction with Ameritas could be completed in an orderly manner for the benefit of shareholders and policyholders of BNLAC.

•
The strategic alternatives to a sale of the Company available to BNL (including continuing to operate BNL as a stand alone public company), the range of potential benefits and lack of benefits to BNL shareholders of these alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, as well as our board’s assessment that none of these alternatives was reasonably likely to present superior opportunities for BNL to create greater value for BNL shareholders, taking into account risks of execution as well as business, competitive, industry and market risks.

•
The merger agreement, subject to the limitations and requirements contained in the merger agreement, allows our board to furnish information to and conduct negotiations with a third party that makes an unsolicited bona fide written acquisition proposal that constitutes or may reasonably be expected to result in a Superior Proposal and, upon the payment to Ameritas of a termination fee of $1 million, to terminate the merger agreement to accept a Superior Proposal

•
The limited number and nature of the conditions to Ameritas’ obligation to consummate the merger and the obligations of Ameritas with respect to obtaining all regulatory approvals required for the consummation of the merger, which were the product of extensive arms-length negotiations among the parties and were designed to provide a high degree of certainty that the merger would ultimately be consummated on a timely basis.

•	The merger agreement must be approved by a vote of a majority of the outstanding shares of Common Stock present at the special shareholders’ meeting.

•
The availability of appraisal rights to holders of shares of BNL Common Stock who comply with all of the required procedures under Iowa law, which allows such holders to seek appraisal of the fair value of their shares.

•	The merger is subject to approval by the Arkansas Insurance Commissioner (this is also a negative factor).

•
Our board considered the general terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations as well as the likelihood of the consummation of the merger, the proposed transaction structure, the termination provisions of the agreement and our board’s evaluation of the likely time period necessary to close the transaction

•
$1,750,000 will be held back from the merger consideration of the Controlling Shareholders and placed in an escrow account to pay for any damages due to specific causes, including breaches of the Company’s representations and warranties or covenants or agreements.

•
All of the representations and warranties except taxes and fraud will survive the Closing for two years and any claims on the $1,750,000 for breaches of such representations and warranties, except for taxes, must be made within two years.

•
The tax representations and warranties survive the Closing for a period of time equal to the statutes of limitations for tax years 2008, 2009, 2010, and 2011 plus six months and the escrow continues for that same time period.  Claims against the escrow for tax matters due to breaches of the representations and warranties must be made within that time frame.

•
The payment of damages for all claims for breaches of representations and warranties, including taxes but excluding fraud, are limited to the $1,750,000 held back from the merger consideration to be paid to the Controlling Shareholders and placed in escrow.

•	If anything remains in the escrow after all claims are made and paid, the remaining amount in escrow will be distributed to the Controlling Shareholders.

•	Claims for fraud against the Controlling Shareholders must be made within the applicable statutes of limitation and the amount is not limited to the escrow.

•	Messrs. Ahart, Byrd, Tobey and Shamas, the executive officers, will be required to execute non-compete agreements without any additional compensation.

•	Mr. Tobey will be offered an employment agreement with Ameritas and the compensation will be for his actual future employment and be commensurate within the Ameritas organization with other employees.

•	There are no “golden parachutes” or similar severance packages and the executive officers and directors will not receive anything different than the public shareholders in the merger.

•
Approval of the merger requires approval of a majority of the issued and outstanding shares of Common Stock.  As of September 30, 2011, the Company had 15,048,691 shares of Common Stock issued and outstanding and the Controlling Shareholders had voting control over 10,528,513 shares or 69.96% of the issued and outstanding.

•	The Controlling Shareholders have entered into a voting agreement to vote all of their shares “FOR” approval of the merger agreement.

Potential Negative Factors Relating to the Transaction

In the course of its deliberations, our board also considered a variety of risks and other potentially negative factors, including the following:

•	The future of the Company as a small, stand alone public company in the business of life and health insurance is extremely uncertain especially in light of Federal laws including the Health Care Act.

•	Other strategic alternatives for the Company’s operations and growth are limited.

•
The Company will likely experience more competition from large life and health insurance companies which may have a competitive advantage under the Federal Health Care Act and other Federal laws, rules and regulations.

•	The merger is subject to approval by the Arkansas Insurance Commissioner (this is also a positive factor).

•	The merger agreement precludes us from actively soliciting alternative proposals.

•
The merger consideration consists solely of cash and will be taxable to our shareholders for U.S. federal income tax purposes. In addition, because our shareholders are receiving cash for their shares of BNL Common Stock, they will not participate after the closing in any future growth or the benefits of synergies resulting from the merger.

•
We may incur significant risks and costs if the merger does not close, including the diversion of management and employee attention during the period after the signing of the merger agreement, potential employee attrition and the potential effect on our business and customer relations. In that regard, under the merger agreement, we must conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to completion of the merger or termination of the merger agreement, which may delay or prevent us from undertaking business opportunities that may arise.

The above discussion is not intended to be exhaustive, but we believe it addresses the material information and factors considered by our board of directors in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors.

Our board of directors has unanimously adopted and approved the merger agreement and unanimously recommends that our shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate.

No Financial Advisor or Fairness Opinion

           The Company’s board of directors, at the suggestion of the executive officers, chose not to engage a special financial advisor for the merger transaction and not to seek a fairness opinion from a financial advisor.  In light of the circumstances, it was believed that such an expenditure of time and money would not be in the best interests of the shareholders and not necessary based on: (i) the independent and historic experience of the board of directors and the executive officers, including their experience in the life and health insurance industry and their respective experience in other businesses and endeavors; (ii) the history of the board of directors and executive officers in creating, growing and operating the Company and its primary operating subsidiary, BNLAC; (iii)  the historic lack of a public market for the Common Stock and limited liquidity; (iv) the future prospects for BNLAC in the life and health insurance industry; (v) the general condition and turmoil in the life and health industry; (vi) the liquidity and premium over book value of the merger consideration; and (vii) the positive and negative factors identified above.

Financial Forecasting for the Company

The Company has not routinely engaged in formal financial forecasting for its business or operations and did not make any special financial forecast in connection with the merger.

The Company has routinely engaged in budgeting and informal projections or pro formas of business expectations.

Based on the Company’s business performance over the last five years, the general condition of the life and health insurance business and the Federal regulatory environment, it could be anticipated that small, independent life and health insurance companies similar to the Company would have great difficulty in generating material future growth.

Some observations or factors which indicate future uncertainty may be:

•	BNL may not be able to develop and introduce new products or enhancements and fixes to existing products.

•	the marketplace for BNL’s products will not grow as rapidly as BNL anticipates, or that BNL’s products may not be as widely accepted as BNL anticipates.

•	BNL may not be able to successfully manage costs in future periods.

•	The risk of increased competition in the market for BNL’s products including competitors with significantly greater financial resources than BNL.

•	BNL may not realize the expected benefits of our strategic alliances.

•	BNL may not be able to attract and retain key sales, management and technical personnel.

•	BNL may become subject to adverse regulatory or legal actions.

•	The inability to raise capital to support the Company’s business and operations.

•	Adverse general business conditions including unemployment and bad economic conditions.

Interests of BNL’s Directors and Executive Officers in the Merger

In considering the recommendation of the BNL board of directors that you vote to approve the merger agreement, you should be aware that BNL’s executive officers and directors have economic interests in the merger and those economic interests are not different from the interests of BNL’s shareholders generally. The BNL board of directors was aware of and considered this circumstance in reaching its decisions to adopt and approve, and recommend the approval of the merger agreement, the merger and the transactions contemplated by the merger agreement to the shareholders.

Controlling Shareholders’ Indemnification and Escrow Agreement

The Controlling Shareholders are:

Arkansas National Corporation
National Iowa Corp.
Wayne E. Ahart
C. Donald Byrd
Arkansas Industries Corporation
Life Industries of Iowa, Inc.
Barry N. Shamas
Kenneth D. Tobey and Sheila L. Tobey, JT TEN

Wayne E. Ahart has voting control over the Common Stock owned by Arkansas National Corporation, National Iowa Corp. and himself.  Barry Shamas has voting control over the Common Stock owned by Arkansas Industries Corporation, Life Industries of Iowa, Inc. and himself.  Collectively, the Controlling Shareholders own 69.96% of the outstanding Common Stock.

In the merger agreement, the Company makes representations and warranties and undertakes certain obligations and covenants.  The Controlling Shareholders are required by the merger agreement to enter into a separate Controlling Shareholders’ Indemnification and Escrow Agreement (“CSIEA”).  At closing of the merger, $1,750,000 of the merger consideration which would otherwise go to the Controlling Shareholders will be held back and deposited in an escrow account held by US Bank, National Association, for the purpose of paying for any breaches of the representations or warranties or other specified covenants.  The escrowed funds will be held until the expiration of the statute of limitations for tax claims has expired plus six months and then distributed to the Controlling Shareholders, pro rata. The public shareholders will not have to do this.

Non-compete Agreements; Employment agreements and retention letters with Ameritas.

All of the executive officers of BNL, Messrs. Ahart, Byrd, Tobey and Shamas, are required to enter into non-compete agreements so that after the merger they will not be able to compete with Ameritas, BNL or BNLAC.  They will not be compensated for the non-compete agreements.

Separately, Mr. Tobey will enter into an employment agreement with Ameritas and will be paid for his employment in a manner and in amounts commensurate with the practices, procedures and policies of Ameritas.  This is not extra compensation for Mr. Tobey regarding the merger.

There are no retention letters or any other compensation being paid to the executive officers or directors regarding the merger.

No Golden Parachutes.

There are no golden parachutes for any executive officer, director or any employee or agent of the Company or BNLAC.

Resignations of Executive Officers and Directors.

The merger agreement provides that Ameritas may request resignations, without compensation, from any or all of the executive officers or directors and the requested resignations will be given as a condition to closing.

Ameritas has not indicated what resignations it will request.

Generally, Messrs. Ahart, Byrd and Shamas and all members of the boards of directors of the Company and BNLAC are anticipating tendering their resignations.  As noted above, Mr. Tobey will be employed by Ameritas and it is expected that he will resign as President and a director of the Company and BNLAC.

First Refusal – Don Byrd.

For a number of years, the Company has had a letter agreement with Don Byrd, Vice Chairman, that if Don Byrd wishes to sell his Common Stock that the Company will have a right of first refusal.  For the merger, the Company’s board of directors waived its right of first refusal.

Voting Agreement.

The Controlling Shareholders have entered into a voting agreement as required by the merger agreement to vote all of their shares, 69.96% of the outstanding Common Stock, FOR approval of the merger agreement and to attend the special shareholders’ meeting.  Their attendance will constitute a quorum and their vote FOR approval will be sufficient to approve the merger agreement.

No Executive Officer or Director Stock Options.

The executive officers and directors do not have any stock options.

Insurance and Indemnification of BNL’s Directors and Officers.

The merger provides that Ameritas shall cause BNL, as the surviving corporation to, and BNL shall, indemnify, defend and hold harmless, to the same extent the indemnified parties (described in this paragraph) and directors are indemnified as of the date of the merger agreement by the Company or the applicable Company Subsidiary (as such term is defined in the merger agreement) pursuant to their respective constituent documents, each person who is now, or has been at any time prior to the date of the merger agreement or who becomes such prior to the effective time, an officer or director of the Company or any of its subsidiaries (the “Indemnified Parties”) against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments, including any amounts that are paid in settlement with the approval of BNL (which approval shall not be unreasonably withheld or delayed) of or in connection with any Action (as such term is defined in the merger agreement) based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries and pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated by it. BNL will provide to the Indemnified Parties all rights and privileges available to such parties in the Constituent Documents, including the advancement of expenses.

From and after the Effective Time, Ameritas shall cause the organizational documents of BNL to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers, indemnification and advancement of expenses than are set forth as of the date hereof in the Constituent Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties.

If BNL or any of its respective successors or assigns (i) consolidates with or merges with or into any other Person and is not the continuing or surviving corporation, limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person then, and in each such case, as a condition to any such merger, consolidation, transfer or conveyance, proper provision will be made so that the successors and assigns of the Surviving Corporation assume all of these obligations.

The indemnification and hold harmless obligations are intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties, and will be binding on all successors and assigns of the Company, Ameritas and the Surviving Corporation.  Each of the Indemnified Parties will be entitled to enforce these covenants.

Neither BNL nor Ameritas shall be required to indemnify, whether by contract or pursuant to any provisions contained in their respective articles of incorporation or by-laws, or provide directors’ and officers’ liability insurance to any Indemnified Party with respect to the lack of an opinion from a financial advisor to the Company Board to the effect that, as of the date of such opinion and subject to the qualifications and limitations set forth therein, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view.

Suspension of 1934 Securities Exchange Act Reporting

If the merger is completed, BNL will suspend its duty to file publicly available reports, such as Forms 10-K, 10-Q and 8-K, under the 1934 Securities Exchange Act, and BNL will no longer be a public company.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (as defined below) of BNL Common Stock whose shares are exchanged for cash in the merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of the proxy statement and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this proxy statement.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of BNL Common Stock, the tax treatment of a partner in such entity will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of BNL Common Stock, you should consult your tax advisor.

This discussion assumes that a holder holds the shares of BNL Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion assumes that the BNL shares are not U.S. real property interests within the meaning of Section 897 of the Code. The following discussion does not address all aspects of U.S. federal income tax that might be relevant to holders in light of their particular circumstances, or holders that may be subject to special rules (including, for example, dealers in securities or currencies, traders in securities that are required to use or elect mark-to-market treatment, financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other flow-through entities and their partners or members, certain former U.S. citizens or residents, holders whose functional currency is not the U.S. dollar, holders who hold BNL Common Stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired BNL Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, holders of restricted stock or holders who exercise statutory appraisal rights). In addition, this discussion does not address any aspect of non-U.S., state, local, estate, gift or other tax law that may be applicable to a shareholder or the tax consequences of transactions effected before, after or at the same time as the merger (whether or not in connection with the merger).

Holders should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the receipt of cash in exchange for BNL Common Stock pursuant to the merger.

Consequences to U.S. Holders

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of BNL Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

The receipt of cash in exchange for shares of BNL Common Stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of BNL Common Stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the holder’s adjusted tax basis in such shares. Such gain or loss will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains of non-corporate U.S. holders, including individuals, are generally eligible for reduced rates of federal income taxation under current law. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of BNL Common Stock at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of BNL Common Stock.

Holders who own separate blocks of BNL Common Stock should consult their own tax advisors with respect to these rules.

Consequences to Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences of the merger to non-U.S. holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto.

For purposes of this discussion, a non-U.S. holder is any holder (other than a partnership or entity classified as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

A non-U.S. holder generally will not be required to pay U.S. federal income tax on the receipt of cash in exchange for shares of BNL Common Stock in the merger unless:

•
the gain is effectively connected with the conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the merger occurs and certain other conditions are met.

A non-U.S. holder described in the first bullet above will generally be required to pay tax on the gain derived from the sale (net of certain deductions or credits) under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may be subject to branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even if such holder is not considered a resident of the United States). All non-U.S. holders should consult any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Payments of cash made to a holder of BNL Common Stock may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate, currently 31% for U.S. federal income tax purposes, unless such holder provides a correct taxpayer identification number on Internal Revenue Service Form W-9 (or other appropriate withholding form) or otherwise establishes an exemption from backup withholding, and otherwise complies with the backup withholding rules. Certain holders, including non-U.S. holders, are exempt from backup withholding. To establish eligibility for such exemption, a non-U.S. holder should properly certify its non-U.S. status on Internal Revenue Service Form W-8BEN or other applicable Form W-8. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or a credited against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Regulatory Approvals

Ameritas and the Company operate in the regulated life and health insurance industry.

The only known regulatory approval required for the merger agreement and its closing is the approval by the Arkansas Insurance Commissioner under the Arkansas Insurance Holding Company Act.

On December 5, 2011, Ameritas filed Forms A and E with the Arkansas Insurance Department under the Arkansas Insurance Holding Company Act.

Both Ameritas and the Company anticipate that the Arkansas Insurance Commissioner will approve the merger transaction but it cannot be anticipated what conditions, if any, may be imposed or the time required for analysis and processing by the Arkansas Insurance Department and consideration by the Arkansas Insurance Commissioner.

Litigation Related to the Merger

There is no pending or threatened litigation related to the merger.  If any such litigation becomes pending or threatened, it may have an adverse effect on the merger and its closing.

Court proceedings concerning shareholder’s appraisal rights under Iowa law occur, by statute, after the merger is closed.

Transition Shares

During the time period of between June 30, 2011, and October 31, 2011, the Company purchased 16,102 shares (the “Transition Shares”) of Common Stock at the request of the selling shareholders. The Company paid per share prices ranging from $1.17 to $1.21 for the Transition Shares for a total paid of $19,363.42. At closing, the Company will pay those shareholders who sold the Transition Shares an additional sum of $17,936.20, in the aggregate, representing the difference between their selling price and the merger consideration.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.Capitalized terms used in this section entitled “THE MERGER AGREEMENT” which are not defined shall have the meaning given to them in the Merger Agreement, a copy of which is attached as Annex A to the proxy statement.

The Merger

Subject to the terms and conditions of the merger agreement, and in accordance with Iowa law, at the effective time of the merger, Ameritas Life Holdings, Inc., which is a wholly owned subsidiary of Ameritas created for facilitating the merger (“Merger Sub”) will be merged with and into BNL and, as a result of the merger, the separate corporate existence of Merger Sub will cease and BNL will continue as the surviving corporation and become a wholly owned subsidiary of Ameritas.

The closing of the merger will take place on the later of December 28, 2011, following the special shareholders’ meeting, or the third business day following the satisfaction or waiver of the conditions set forth in the merger agreement, Article VIII, “Conditions to the Merger.” The effective time of the merger will be the time that the Nebraska Articles of Merger are accepted for filing by the Secretary of State of the State of Nebraska and that the Iowa Articles of Merger are accepted for filing by the Secretary of State of the State of Iowa, or such later time as may be agreed to by the Ameritas and the Company and set forth in such filings.

Ameritas and BNL are working to close the merger on December 28, 2011, and have the effective time on December 31, 2011. However, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed at a later time as agreed by the parties or at all.

The Merger Consideration and the Conversion of Common Stock

At the effective time of the merger, by virtue of the merger, each share of BNL Common Stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive approximately $2.31 in cash, without interest and less any applicable withholding taxes, other than shares of BNL Common Stock held by a holder who has properly exercised appraisal rights for such shares in accordance with the Iowa Business Corporations Act.

Payment Procedures

At closing of the merger, Ameritas will deposit, or cause to be deposited, with the paying agent for the merger the aggregate consideration to be paid to holders of shares of BNL Common Stock in the merger less the hold back from the Controlling Shareholders of $1,750,000 which will be deposited into an escrow account in accordance with the Controlling Shareholders’ Indemnification and Escrow Agreement.

Promptly after the effective time of the merger, Ameritas will cause a letter of transmittal to be mailed to each person who was a record holder of shares of BNL Common Stock at the effective time of the merger (which letter of transmittal will specify that delivery will be effected, and risk of loss and title will pass, only upon proper delivery of certificates evidencing shares of BNL Common Stock or non-certificated shares of BNL Common Stock represented by book-entry on the records of BNL (which we refer to as book-entry shares)) along with instructions for surrendering the certificates or book-entry shares in exchange for the merger consideration. Upon payment of the merger consideration pursuant to these provisions, each certificate or book-entry share surrendered will be cancelled. No interest will be accrued or paid on the cash payable upon the surrender of such certificate or book-entry share.

Treatment of Stock Options 2002 Non-Director, Non-Executive Stock Purchase Plan

Prior to the effective time, the Company shall take all actions under the Company’s BNL Financial Corporation 2002 Non-Director, Non-Executive Stock Option Plan (the “Company Stock Plan”) and otherwise necessary to provide that the unexercised portion of each option outstanding immediately prior to the effective time that represents the right to acquire shares of Company Common Stock (each, a “Company Option”) shall at the Effective Time vest in full, to the extent unvested, and then be canceled, terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Company Option.

“Option Consideration” means, with respect to any share of Company Common Stock subject to a particular Company Option, an amount equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price payable in respect of such share of Company Common Stock subject to such Company Option and any required withholding Taxes.

A Company Option for which such exercise price equals or exceeds the Merger Consideration (“Underwater Option”) per share shall be canceled and terminated without the receipt of any Option Consideration.

The Option Consideration shall be paid as soon as practicable after the Effective Time, but in no event later than 10 days after the Closing Date.

All amounts payable as Option Consideration shall be subject to any required withholding Taxes or proof of eligibility for exemption.

As of the Effective Time, the Company Stock Plan and all awards thereunder shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other equity interests of the Company or any Company Subsidiary shall be cancelled, without any liability on the part of the Company or any Company Subsidiary (except as otherwise expressly provided in the merger agreement).

From and after the Effective Time, no Person shall have any right under the Company Stock Plan or under any other plan, program, agreement or arrangement with respect to equity interests of the Company or any Company Subsidiary.

Shareholders’ Meeting

BNL, acting through its board of directors, shall, in accordance with applicable law and the Company’s Articles of Incorporation and the Company’s By-laws, duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable following the execution of the merger agreement for the purpose of considering and taking action with respect to the merger agreement and the merger. BNL shall not submit any other proposal to such holders in connection with the special shareholders’ meeting without the prior written consent of Ameritas. BNL, in consultation with Ameritas, shall set a single record date for persons entitled to notice of, and to vote at, the special shareholders’ meeting and shall not change such record date without the prior written consent of Ameritas. BNL shall ensure that all proxies solicited in connection with the special shareholders’ meeting are solicited in compliance with all applicable Law.

The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the merger agreement. As promptly as practicable following the execution of the merger agreement, BNL shall prepare and file with the SEC a proxy statement to be sent to the shareholders in connection with the special shareholders’ meeting. BNL shall use its reasonable best efforts to have the proxy statement cleared by the SEC as promptly as practicable. The proxy statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act. Ameritas and BNL shall cooperate with each other in the preparation of the proxy statement, and BNL shall promptly notify Ameritas of the receipt of any comments of the SEC with respect to the proxy statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Ameritas promptly copies of all correspondence between BNL or any representative of the BNL and the SEC with respect thereto. BNL shall give Ameritas and its counsel a reasonable opportunity to review and comment on the proxy statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of shares of Company Common Stock and shall give Ameritas and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. BNL and BNL each agree to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the proxy statement and all required amendments and supplements thereto to be mailed to the holders of shares of Company Common Stock entitled to vote at the special shareholders’ meeting at the earliest reasonably practicable time. If at any time prior to the special shareholders’ meeting any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the proxy statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall prepare and file with the SEC such amendment or supplement as promptly as practicable and, to the extent required by law, cause such amendment or supplement to be disseminated to the shareholders of the Company

The proxy statement shall: (i) state that the BNL board of directors has, through a unanimous vote, (A) determined that the merger is fair to and in the best interests of the Company and its shareholders and (B) approved the merger agreement and declared its advisability; and (ii) include the recommendation that the shareholders vote for approval of the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by BNL to Ameritas and Merger Sub and representations and warranties made by Ameritas and Merger Sub to BNL. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Moreover, these representations and warranties have been qualified by certain confidential disclosures that BNL made to Ameritas and Merger Sub in connection with the negotiation of the merger agreement, which confidential disclosures are not reflected in the merger agreement. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or Material Adverse Effect different from that generally applicable to public disclosures to shareholders.

The representations and warranties were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings BNL publicly files with the SEC. The following description of the representations and warranties is included to provide BNL’s shareholders with information regarding the terms of the merger agreement.

In the merger agreement, BNL made representations and warranties to Ameritas and Merger Sub with respect to, among other things:

•	corporate matters with respect to BNL and its subsidiaries;

•	organizational documents of BNL and its subsidiaries;

•	the capitalization of BNL and its subsidiaries;

•	authorization and enforceability with respect to the merger agreement;

•
the existence, if any, of conflicts with BNL’s or its subsidiaries’ governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	compliance with laws and permits;

•	its SEC filings since January 1, 2006, including financial statements contained therein, internal controls and compliance with federal securities and other laws;

•	the existence, if any, of undisclosed material liabilities;

•	conduct of business and the existence, if any, of certain changes;

•	the existence, if any, of certain litigation;

•	matters related to BNL’s employee benefit plans;

•	labor and employment matters;

•	the information supplied by BNL in this proxy statement;

•	title to property, and the existence, if any, of encumbrances and leases of real property;

•	Intelllectual property matters;

•	tax matters;

•	environmental matters;

•	matters with respect to BNL’s material contracts;

•	insurance matters;

•	brokers’ fees and expenses;

•	the applicability, if any, of state takeover statutes to the merger;

•	matters related to specified customers, suppliers, distributors and resellers of BNL;

•	the existence, if any, of contracts and orders restricting the business of BNL and its subsidiaries;
•	anti-corruption and export law matters;

•	affiliate transactions;

•	the BNL shareholder vote required in the merger;

•	matters related to data security and privacy; and

•	matters related to information technology.

The representations and warranties given by BNL in the merger agreement will survive the effective time of the merger for two years except the representations and warranties concerning certain tax matters will survive until six months after the expiration of the applicable statute of limitations.

Ameritas will be entitled to indemnification for damages because of breaches of the representations and warranties from the Controlling Shareholders pursuant to the Controlling Shareholders’ Indemnification and Escrow Agreement and their indemnification obligation is limited to the amounts in the escrow fund under that agreement except for actual fraud for which there is no limitation.

Covenants Regarding Conduct of Business by BNL Pending the Merger

BNL has agreed that, between the date of the merger agreement and the closing date, except to the extent required or prohibited by applicable law, to the extent Ameritas otherwise agrees in writing, or as set forth in a separate schedule, (a) the businesses of the BNL and its subsidiaries shall be conducted only in the ordinary course of business, (b) BNL shall use its best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and to keep available the services of the current officers and employees of the Company and the Company subsidiaries and any company producers and (c) BNL shall take all steps, and do all things, necessary to preserve the protections of the company reinsurance agreements and complying with all terms of the company reinsurance agreements.  BNL’s covenants require that neither the Company nor any Company Subsidiary shall, between the date of the merger agreement and the closing date, directly or indirectly, do any of the following:

•	amend its constituent documents;

•
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary, provided, however that the Company may issue Company Common Stock upon the exercise of options granted under the Company Stock Plan that are outstanding as of the date hereof and in accordance with the terms thereof;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Company Subsidiary to the Company or any other Company Subsidiary; reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of the Company Subsidiaries or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities;

•
incur or assume any indebtedness for borrowed money, (ii) guarantee any indebtedness for borrowed money or (iii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;

•
make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the Ordinary Course of Business) to, any Person other than a Company Subsidiary or other than investments in the Ordinary Course of Business and consistent with the Company’s investment guidelines;

•	make any capital expenditure, including expenditures which involve the purchase of real property;

•
sell, dispose of or otherwise transfer (by merger or otherwise), lease out or license out, or pledge, mortgage or otherwise encumber, any of its properties or assets (including securities of Company Subsidiaries, which shall not be subject to the exceptions set forth in clauses (i) and (ii) below), other than (i) disposal of investments in accordance with the Company’s investment guidelines as the same may be amended from time to time, or (ii) pursuant to material montracts in effect on the date of the merger agreement and identified on a list given to Ameritas;

•
directly or indirectly acquire (by merger, consolidation, acquisition of equity interests or assets or any other business combination) any corporation, partnership, limited liability company, joint venture, other business organization (or division thereof) or any property;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•
waive or release any right or claim or settle or compromise any audit, arbitration or Action in excess of the amount of the corresponding reserve established on the consolidated balance sheet of the Company as reflected in the most recent applicable required Company SEC Document plus any applicable third-party insurance proceeds, except for any settlements or compromises of insurance claims or litigation or arbitration arising in the Ordinary Course of Business;

•
alter or amend any existing underwriting, claim handling, agency management, loss control, investment, actuarial, pricing, reserving, reinsurance, financial reporting or Tax or other accounting practices, guidelines or policies (including compliance policies and those practices, guidelines and policies used in the preparation of its financial statements and the establishment of reserves) or any material assumption underlying an actuarial practice or policy, except as may be required by a change in GAAP, SAP or applicable Law after the date of the merger agreement;

•
other than in accordance with its current investment guidelines or as otherwise required by the terms of the merger agreement, restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which such portfolio is classified or reported;

•
increase or agree to increase the compensation payable or to become payable or the benefits provided to, grant any retention, severance or termination pay to or enter into any employment bonus, change in control or severance agreement with, its current or former directors, officers or employees (except (x) increases in the Ordinary Course of Business in salaries, wages, bonuses, incentives or benefits of employees of the Company or any Company Subsidiary who are not directors or executive officers of the Company, it being understood and agreed that the Company will pay Christmas bonuses as has been its custom and practice in the same amounts as paid in 2010 to the executive officers and other employees, (y) with respect to the initial compensation and benefits of individuals who are first employed by the Company or any Company Subsidiary after the date hereof and (z) for bonuses and retention, severance and termination payments in an aggregate amount not to exceed $25,000.00; (ii) establish, adopt, enter into, terminate or amend any collective bargaining agreement or any new employee benefit plan; (iii) amend or terminate any existing Plan; (iv) grant any equity based or incentive compensation awards; (v) enter into or amend any employment, severance, retention, incentive or similar agreement or other employment arrangements with any current or former director, officer or employee of the Company or any Company Subsidiary; or (vi) hire or terminate the employment, or modify the contractual relationship of, any officer, employee or independent contractor of the Company or any Company Subsidiary, other than hirings or terminations of employees other than officers in the Ordinary Course of Business;

•
take any action, other than in the Ordinary Course of Business, with respect to accounting policies or procedures, except as required by changes in GAAP or relevant SAP, in either case as agreed to by the Company’s independent auditors;

•
make or change any Tax election, Tax return or method of Tax accounting, settle or compromise any Tax liability, consent to any claim or assessment relating to Taxes, or waive any statute of limitations in respect to  any Taxes or agree to any extension of time with respect to an assessment or deficiency of Taxes (other than pursuant to extensions of time to file Tax returns obtained in the Ordinary Course of Business);

•
amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of any rights of the Company or any Company Subsidiary thereunder, in each case other than in the Ordinary Course of Business; or enter into any new agreement which would have been considered a Material Contract if it were entered into at or prior to the date of the merger agreement;

•	forfeit, abandon, modify, waive, terminate or otherwise change any of its permits, except as may be required in order to comply with applicable law;

•
take any action that is not expressly permitted by or provided for in the merger agreement that would reasonably be expected to result in a reduction of the insurer financial strength ratings of any Company Insurance Subsidiary;

•
offer or sell insurance or reinsurance of any line or class of business in any jurisdiction other than such lines and classes of insurance and reinsurance that it offers and sells on the date of the merger agreement;

•	knowingly violate or knowingly fail to perform any obligation or duty imposed upon the Company or any of the Company Subsidiaries by any applicable Law;

•
take any action that would reasonably be expected to, or omit to take any action where such omission would reasonably be expected to, prevent, materially delay or impede the consummation of the Merger;

•
take any action adverse to the interests of Ameritas with respect to the Company Reinsurance Agreements, including but not limited to, novating, commuting, destroying (whether or not in compliance with the Company’s records retention policy) or taking any other actions that are, or are deemed to be, adverse to the interests of Ameritas under the Company Reinsurance Agreements;

•
take any actions or omit to take any actions that would cause any of its representations and warranties herein to become untrue or that would, individually or in the aggregate, have a Material Adverse Effect; and

•	enter into any legally binding agreement or otherwise make a commitment to do any of the foregoing.

No Solicitations

Generally, BNL has agreed not to solicit other merger, acquisition or similar transactions after the date of the merger agreement but BNL does have the ability to pursue a Superior Proposal. This subject matter is provided in Section 7.04 of the merger agreement.

From the date of the merger agreement, BNL shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any director, officer or employee of the Company or any of the Company Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of the Company Subsidiaries to, directly or indirectly, and it shall instruct and cause each applicable Company Subsidiary, if any, to instruct each such director, officer, employee, investment banker, attorney, accountant or other advisor or representative of the Company or any of the Company Subsidiaries not to solicit or initiate the making of any proposal or offer that constitutes, or could reasonably be expected to lead to any Takeover Proposal. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any representative of the Company or any of its subsidiaries, whether or not such representative is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to constitute a breach of the merger agreement by the Company.

Except as expressly permitted in order to pursue an unsolicited, bona fide, written offer, neither the Company Board nor any committee thereof shall: (i) withdraw or modify the Company Recommendation in a manner adverse to Ameritas, or adopt or propose a resolution to withdraw or modify the Company Recommendation in a manner adverse to Ameritas or take any other action that is or becomes disclosed publicly to indicate that the Company Board or any committee thereof does not support the Merger and the merger agreement or does not believe that the Merger and the merger agreement are in the best interests of the Company’s shareholders; (ii) fail to reaffirm, without qualification, the Company Recommendation, or fail to state publicly, without qualification, that the Merger and the merger agreement are in the best interests of the Company’s shareholders, within five Business Days after Ameritas requests in writing that such action be taken; (iii) fail to announce publicly, within 10 Business Days after a tender offer or exchange offer relating to securities of the Company shall have been commenced, that the Company Board recommends rejection of such tender or exchange offer; (iv) fail to issue, within 10 Business Days after a Takeover Proposal is publicly announced, a press release announcing its opposition to such Takeover Proposal; (v) approve, endorse or recommend any Takeover Proposal; or (vi) resolve or propose to take any action described in clauses (i) through (v) of this sentence (each of the foregoing actions described in clauses (i) through (vi) of this sentence being referred to as “Adverse Recommendation Change”.

Notwithstanding anything to the contrary contained in Section 7.04, at any time prior to receipt of Shareholder Approval, the Company Board may effect, or cause the Company to effect, as the case may be, an Adverse Recommendation Change if: (i) after the date of the merger agreement, an unsolicited, bona fide, written offer to effect a transaction of the type referred to in the definition of the term Superior Proposal is made to the Company and is not withdrawn; (ii) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of (or any action inconsistent with) the merger agreement, the Confidentiality Agreement or any “standstill” or similar agreement under which the Company or any of its subsidiaries has any rights or obligations; (iii) the Company provides Ameritas the terms and conditions of the offer (including copies of any written offers, proposals or presentations) that is the basis of the potential action by the Company Board and the identity of the Person making the offer; (iv) the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such offer constitutes a Superior Proposal; (v) the Company Board does not effect, or cause the Company to effect, an Adverse Recommendation Change at any time within five Business Days after Ameritas receives written notice from the Company confirming that the Company Board has determined that such offer is a Superior Proposal; (vi) during such five Business Day period, if requested by Ameritas, the Company engages in good faith negotiations with Ameritas to amend the merger agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (vii) at the end of such five Business Day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of the merger agreement proposed by Ameritas as a result of the negotiations required by clause (vi) or otherwise); and (viii) the Company Board determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Superior Proposal, failure to make an Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law (it being understood that in the event of any material revision to the terms of a Superior Proposal or any change to the consideration offered under a Superior Proposal, the provisions of Section 7.04(c) shall apply to such revised or changed offer as if it were a new offer hereunder).

Nothing contained in Section 7.04 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders pursuant to Rule 14d-9 or Rule 14e-2(b) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or otherwise; provided, however, that neither the Company nor the Company Board nor any committee thereof shall make an Adverse Recommendation Change.

For purposes of the merger agreement, the following provisions are set forth:

“Takeover Proposal” means any unsolicited bona fide written offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Ameritas) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving (A) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (1) in which the Company or any of its Subsidiaries is a constituent corporation, (2) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries, or (3) in which the Company or any of its Subsidiaries issues or sells securities representing more than 10% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; or (B) any sale (other than sales of inventory in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than sales of inventory in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries.

“Superior Proposal” means an unsolicited, bona fide written offer that did not result from a breach of any provision of Section 7.04 made by a third party to acquire, directly or indirectly, by merger or otherwise, all of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company and its subsidiaries, which the Company Board determines in its reasonable good faith judgment, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal and after consultation with a financial advisor of nationally recognized reputation and outside legal counsel (A) provides a higher value to the shareholders of the Company than the consideration payable in the Merger (taking into account all of the terms and conditions of such proposal and the merger agreement (including any changes to the terms of the merger agreement proposed by Ameritas in response to such Superior Proposal or otherwise)), (B) is not subject to any financing condition or contingency and (C) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

The Company has agreed not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which the Company or any of its subsidiaries is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Ameritas.

BNL Board Recommendation

Subject to the provisions described below, the BNL board of directors agreed to unanimously recommend that BNL’s shareholders vote in favor of the approval of the merger agreement (which we refer to as the board recommendation). The BNL board of directors also agreed to include the board recommendation in this proxy statement.

At any time before the adoption of the merger agreement by BNL’s shareholders, the BNL board of directors may, in response to a bona fide unsolicited written acquisition proposal made after the date of the merger agreement, that did not result from or arise out of a breach of the non-solicitation provisions of the merger agreement, and that the BNL board of directors determines in good faith (after consultation with outside counsel) constitutes a Superior Proposal, make a change in recommendation or terminate the merger agreement, pay the specified termination fee and concurrently enter into an acquisition agreement with a third party, but only if:

•
the BNL board of directors determines in good faith (after consultation with outside legal counsel) that in light of the receipt of the Superior Proposal, the failure to make such a change in recommendation or terminate the agreement would reasonably be expected to be a breach of the board of directors’ fiduciary duties to BNL’s shareholders under applicable law;

•
BNL provides Ameritas prior written notice that it intends to take such action, which notice describes the terms and conditions of the superior proposal (including the identity of the party making the superior proposal) and attaches the most current form of the proposed agreement and all other contemplated transaction documents;

•
if requested by Ameritas, engage in good faith negotiations with Ameritas to amend the merger agreement in such a manner that the acquisition proposal is no longer a superior proposal; provided the parties agreed that any amendment to the financial terms or any other material; and

•
the BNL board of directors determines in good faith that the acquisition proposal continues to be a superior proposal (taking into account any changes agreed to or proposed by Ameritas in a binding written offer as a result of negotiations with Ameritas).

In addition, at any time before the approval of the merger agreement by BNL’s shareholders, the BNL board of directors may make a change in recommendation in response to a material fact, event, change, development or set of circumstances (other than, and not related in any way to, an acquisition proposal) that was neither known to nor reasonably foreseeable by any member of the BNL board of directors, assuming consultation with the executive officers of BNL, as of or prior to the date of the merger agreement, and did not result from or arise out of the announcement or pendency of, or any actions required to be taken (or to be refrained from being taken) pursuant to, the merger agreement.

The merger agreement does not prohibit the BNL board of directors from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act and (ii) making any disclosure to its shareholders that the BNL board of directors has determined in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be a breach of its fiduciary duties to BNL’s shareholders under applicable law; provided, however, that in the case of both clause (i) and clause (ii) any such disclosure, other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, will be deemed to be in a change in recommendation unless the BNL board of directors expressly publicly reaffirms the board recommendation in such disclosure.

Employee Compensation and Benefits

Company Stock Plan.  Before the effective time, BNL will take all actions necessary so that all unexercised options under the BNL Financial Corporation 2002 Non-Director, Non-Executive Stock Plan will be fully vested at the effective time and that the plan will then be canceled and terminated.  The vested shares will receive option consideration which will be an amount equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price payable in respect of such share of Company Common Stock subject to such Company Option and any required withholding Taxes.  If a Company Option for which such exercise price equals or exceeds the Merger Consideration (“Underwater Option”) per share shall be canceled and terminated without the receipt of any Option Consideration.  The Option Consideration shall be paid as soon as practicable after the Effective Time, but in no event later than 10 days after the Closing Date.

Treatment of BNL’s 401(k) Plan.  Before the Effective Time and the Closing, the Company shall amend and terminate the Company 401(k) Plan.   The wind-up of such plan, including the distribution of benefits to participants and beneficiaries, shall occur after the Closing, but all contributions due and owing to such plan for all periods (including for the final short plan year, if any) shall have been accrued as of the Closing Date.  Prior to the Effective Time and the Closing, the Company shall provide documentation to Ameritas evidencing the actions taken to comply with this requirement.  If there are any other such plans, the Company shall terminate them as requested by Ameritas.

Other Covenants and Agreements

Directors’ and Officers’ Indemnification and Insurance.  The merger provides that Ameritas shall cause BNL, as the surviving corporation to, and BNL shall, indemnify, defend and hold harmless, to the same extent the indemnified parties (described in this paragraph) and directors are indemnified as of the date of the merger agreement by the Company or the applicable Company Subsidiary pursuant to their respective constituent documents, each person who is now, or has been at any time prior to the date of the merger agreement or who becomes such prior to the effective time, an officer or director of the Company or any of its subsidiaries (the “Indemnified Parties”) against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments, including any amounts that are paid in settlement with the approval of BNL (which approval shall not be unreasonably withheld or delayed) of or in connection with any Action based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries and pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (the  “Indemnified Liabilities”), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated by it.  BNL will provide to the Indemnified Parties all rights and privileges available to such parties in the Constituent Documents, including the advancement of expenses.

From and after the Effective Time, Ameritas shall cause the organizational documents of BNL to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers, indemnification and advancement of expenses than are set forth as of the date hereof in the Constituent Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties.

If BNL or any of its respective successors or assigns (i) consolidates with or merges with or into any other Person and is not the continuing or surviving corporation, limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person then, and in each such case, as a condition to any such merger, consolidation, transfer or conveyance, proper provision will be made so that the successors and assigns of the Surviving Corporation assume all of these obligations.

The indemnification and hold harmless obligations are intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties, and will be binding on all successors and assigns of the Company, Ameritas and the Surviving Corporation.  Each of the Indemnified Parties will be entitled to enforce these covenants.

Neither BNL nor Ameritas shall be required to indemnify, whether by contract or pursuant to any provisions contained in their respective articles of incorporation or by-laws, or provide directors’ and officers’ liability insurance to any Indemnified Party with respect to the lack of an opinion from a financial advisor to the Company Board to the effect that, as of the date of such opinion and subject to the qualifications and limitations set forth therein, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view.

Litigation. Each party will promptly notify the other parties of any action instituted or threatened against such party to restrain, prohibit, challenge the legality of or seek damages in connection with the merger agreement or the merger. In addition, BNL and Ameritas each will notify the other party of certain actions threatened or asserted in writing against such party. BNL will give Ameritas the opportunity to participate, at Ameritas’s expense, in the defense or settlement of any shareholder action against BNL or its directors relating to the merger. In addition, BNL will not settle or make an offer to settle any such litigation without the prior written consent of Ameritas (which consent will not be unreasonably withheld, conditioned or delayed).
Public Announcements. Subject to certain exceptions in the merger agreement, the parties have agreed not to issue any press release or public announcement, statement or disclosure concerning the merger without the prior consent of the other parties (which consent will not be unreasonably withheld, conditioned or delayed.

Access to Information; Confidentiality. From the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, subject to certain exceptions described in the merger agreement, BNL has agreed to, and to cause its subsidiaries and its and their representatives, auditors and agents to, give representatives of Ameritas and Merger Sub reasonable access during normal working hours to the officers, employees, agents, assets, properties, offices, plants and other facilities, books and records of BNL and each of its subsidiaries and will furnish Ameritas and Merger Sub with such financial, operating and other data and information as Ameritas or Merger Sub may reasonably request, as long as these actions are in compliance with all applicable data privacy/protection laws. In addition, Ameritas and BNL have agreed to remain bound by the confidentiality agreement executed by the parties prior to the execution of the merger agreement.

BNL also agreed to report to Ameritas in good faith on a regular basis material (individually or in the aggregate) operational developments and material changes in the status of relationships with customers, the status of ongoing operations and other material matters reasonably requested in Ameritas.

Takeover Laws and Rights. If any “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation is or may become applicable to the merger agreement, the shares of BNL Common Stock, the merger, or any of the other transactions contemplated by the merger agreement, BNL and the BNL board of directors have agreed to use their reasonable best efforts to grant such approvals and take sure actions as are necessary to render such statutes inapplicable.

Notification of Certain Matters. BNL and Ameritas have agreed to promptly notify the other party of (i) becoming aware that any representation or warranty made by such party in the merger agreement is or would be untrue or inaccurate in any material respect or (ii) any failure to comply or satisfy in any material respect with any covenant or agreement in the merger agreement. Further, BNL has agreed to notify Ameritas of any written notice or other communication from any person alleging that the consent of such person is or may be required in connection with any of the transactions contemplated by the merger agreement. BNL will also give prompt notice to Ameritas if certain of BNL’s representations regarding tax matters cease to be true prior to the closing date.

 Reasonable Best Efforts

Upon the terms and subject to the conditions of the merger agreement, each of the parties hereto shall (i)  use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities (including the approval of the Arkansas Department of Insurance and the Nebraska Department of Insurance) and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Merger and to fulfill the conditions to the Merger. Ameritas shall have responsibility for the filing fees associated with its change of control applications, and Ameritas and the Company shall have responsibility for their other respective filing fees associated with any other required filings.

In furtherance and not in limitation, (i) as soon as practicable following the date of the merger agreement (and in any event within 20 days of the date hereof), Ameritas shall with the cooperation of the Company prepare and file with the relevant insurance regulators requests for approval of the transactions contemplated by the merger agreement and shall use its reasonable best efforts to have such insurance regulators approve the transactions contemplated by the merger agreement; (ii) the Company will have the right to review in advance, and Ameritas shall consult with the Company in advance, in each case subject to applicable Laws relating to the exchange of information, with respect to all the information relating to the Company or any Company Subsidiary that appears in any filing made with, or materials submitted to, any third party or any Governmental Authority by Ameritas or any of its Affiliates relating to the merger agreement or the Merger; (iii) Ameritas and its Affiliates shall consult with the Company prior to participating in any substantive meeting, conference call, discussion or communication, whether or not through representatives, with any Governmental Authority with respect to any filing, submission, Action or inquiry relating to the merger agreement or the Merger, and shall provide the Company and its representatives the opportunity to attend and participate thereat; (iv) without limiting any of the rights, Ameritas and its Affiliates shall furnish in advance to the Company copies of all correspondence, filings, submissions and written communications between Ameritas, any of its Affiliates or any of their respective representatives, on one hand, and any Governmental Authority, on the other hand, with respect to the merger agreement or the Merger, and shall consult with the Company on and take into account any reasonable comments the Company may have to such correspondence, filing, submission or written communication prior to their being made; (v) Ameritas and its Affiliates shall keep the Company apprised of the status of matters relating to completion of the transactions contemplated hereby, shall inform the Company of the substance of any material oral communications with any Governmental Authority for which it was impractical to have advance consultation or participation in accordance with clause (iii) above, and shall respond to inquiries and requests received from any Governmental Authority or third party, in each case with respect to the merger agreement or the Merger, as promptly as practicable; and (vi) each party agrees not to enter into any agreement, arrangement or understanding with any Governmental Authority not to consummate or delay the transactions contemplated hereby, except with the prior written consent of the other parties, which consent may not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in the merger agreement, (i) neither Ameritas nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Ameritas, the Company or any of their respective subsidiaries or Affiliates, or that otherwise would, individually or in the aggregate, result in a material negative impact on the business, assets, liabilities, properties or condition (financial or otherwise) of Ameritas and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, and (ii) the Company shall not, without Ameritas’s prior written consent, take or agree to take any such action.

Conditions to the Merger

Conditions to Each Party’s Obligations.   The obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing by Ameritas and the Company, at or prior to the Effective Time, of the following conditions:

•	The Shareholder Approval shall have been obtained;

•
All approvals, agreements or consents set forth on a written schedule to the merger agreement shall have been received.  These include approval by the Arkansas Insurance Commissioner and consent from the landlord of the Company’s primary administrative offices in Austin, Texas; and

•
No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the acquisition of shares of Company Common Stock by Ameritas or Merger Sub or any Affiliate of either of them illegal or otherwise preventing or prohibiting consummation of the Merger and there shall not be instituted or pending any Action by any Governmental Authority relating to the merger agreement.

Conditions to Ameritas’ and Merger Sub’s Obligations. The obligations of Ameritas and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible), in their sole discretion, of the following additional conditions:

(a) All of the representations and warranties of the Company in the merger agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of the merger agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, except that those representations and warranties that are qualified by terms such as “material” or “Material Adverse Effect” shall be true and correct in all respects.

(b) All of the covenants and obligations that the Company is required to perform or to comply with pursuant to the merger agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all respects.

(c) The Company shall have delivered to Ameritas a certificate, dated the date of the Closing, signed by a duly authorized executive officer of the Company, certifying as to the satisfaction of the conditions specified in subparts (a) and (b), above.

(d) The Ameritas shall have received the Controlling Shareholders Indemnification and Escrow Agreement, duly executed by each of the Controlling Shareholders.

(e)  On or immediately prior to the Closing Date, the Company shall have delivered to Ameritas an unaudited consolidated balance sheet for the Company as of September 30, 2011, an unaudited balance sheet for BNLAC as of September 30, 2011, and an unaudited statutory balance sheet of BNLAC as of November 30, 2011, and such balance sheets shall reflect an aggregate financial condition which is at least as economically sound, as determined by Ameritas in its sole discretion, as the aggregate financial condition of such companies as set forth on the audited financial statements of each of the companies for the period ended December 31, 2010, or the balance sheet set forth on the Company’s Form 10-Q filing for the period ended June 30, 2011 (if such balance sheet reflects a more favorable aggregate financial condition of such companies as determined by Ameritas in its sole discretion).

(f)  The Company shall have delivered to Ameritas written evidence, satisfactory to Ameritas in its sole discretion, that the number of in-force insurance policies/certificates of BNLAC and the total annualized premiums generated by such policies/certificates as of the Closing Date have not decreased 5% or more than the corresponding amounts set forth on the BNLAC Agency Report for the period ended September 30, 2011.

(g)  The Company shall have delivered to Ameritas written evidence, satisfactory to Ameritas in its sole discretion, that Dissenting Shares represent less than 2% of the total number of Company Common Stock.

(h)  Since the date of the merger agreement, there shall not have occurred any effect, event, condition or change that would, individually or in the aggregate, have a Material Adverse Effect.

(i)  None of the regulatory approvals obtained in order to satisfy the mutual condition conditions of shareholder approval and consent and approvals shall contain any Restrictive Condition, and no Law shall have been enacted or be in effect that contains any Restrictive Condition.

(j)  The Company shall have delivered to Ameritas written evidence, satisfactory to Ameritas in its sole discretion, that the Company’s inactive subsidiaries were dissolved and their respective affairs were wound up pursuant to the Laws of their respective jurisdictions of organization.

(k)  Kenneth Tobey shall have executed and delivered an employment agreement with Ameritas in form and substance acceptable to Ameritas which agreement shall be effective as of the Closing Date.

(l) Wayne E. Ahart, C. Don Byrd, Barry N. Shamas, and Kenneth Tobey shall, simultaneously with the Closing, enter into a noncompetition, nonsolicitation and nondisclosure agreement with Ameritas and the Surviving Corporation, effective as of the effective time.

(m)  The Company shall have delivered to Ameritas written evidence, satisfactory to Ameritas in its sole discretion, that the Company has made payments in the amounts and to the shareholders who sold Common Stock to the Company after June 30, 2011.

(n)  The Company shall have delivered, or caused to have been delivered, to Ameritas written resignations, effective as of the Effective Time, of each director and officer of BNLAC requested by Ameritas in writing to the Company at least five (5) Business Days prior to the Closing.

(o)  The Company shall have delivered to Ameritas written evidence, satisfactory to Ameritas in its sole discretion, that each of the conditions listed in a separate schedule have been satisfied. In general, these are the dissolution or transfer of most of the Company’s relationships with its outside claims servicer EPSI Benefits, Inc. and its subsidiary, and the call of bonds issued by the Company under an indenture dated December 15, 2002.

(p)  The Company shall have delivered to Ameritas either: (i) the consent of Kimco Austin LP in connection with the lease of the real property located at 7010 Highway 71 W., Suite 100, Austin, Texas, or (ii) written evidence, satisfactory to Ameritas in its sole discretion, that such consent is not required to be obtained by the Company for the execution, delivery and performance of the merger agreement by the Company.

Conditions to BNL’s Obligations. The obligations of BNL to consummate the merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)  All of the representations and warranties of Ameritas and Merger Sub in the merger agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of the merger agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, except that those representations and warranties that are qualified by terms such as “material” or “Material Adverse Effect” shall be true and correct in all respects.

(b)  All of the covenants and obligations that Ameritas or Merger Sub are required to perform or to comply with pursuant to the merger agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all respects.

(c)  Ameritas and Merger Sub shall have delivered to the Company a certificate, dated the date of the Closing, signed by a duly authorized officer of Ameritas and Merger Sub, certifying as to the satisfaction of the conditions specified in subparts (a) and (b), above.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time thereof, upon written notice (other than mutual written consent) from the terminating party to the non-terminating party, specifying the subsection of the termination section pursuant to which such termination is effected, notwithstanding any requisite approval and adoption of the merger agreement and the merger by the shareholders of the Company:

(a)  By mutual written consent of each of Ameritas and the Company;

(b)  By either Ameritas or the Company if the Effective Time shall not have occurred on or before March 31, 2012 (the “Outside Date”) provided, however, that the right to terminate the merger agreement under this provision shall not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the effective time to occur on or before the Outside Date,

(c)  By either Ameritas or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling, which has become final and non-appealable and has the effect of preventing, prohibiting or making illegal the consummation of the merger; provided, however, the terminating party has complied in all material respects with its obligations hereunder to prevent the enactment, issuance, enforcement or entry of such injunction, order, decree or ruling,

(d)  By either Ameritas or the Company if (i) the special shareholders’ meeting (including any adjournments thereof) shall have been held and completed and (ii) the Shareholder Approval shall not have been obtained;

(e)  By Ameritas if (i) the Company Board shall have failed to recommend that the Company’s shareholders vote to adopt the merger agreement, (ii) there shall have occurred an Adverse Recommendation Change, (iii) the Company Board shall have approved, endorsed or recommended any Takeover Proposal, (iv) the Company shall have failed to include the Company Recommendation in the Proxy Statement, (v) the Company, or any of its subsidiaries or any representative of the Company or any of its subsidiaries, shall have violated, breached or taken any action inconsistent with any of the provisions set forth for the special shareholders’ meeting, proxy statement or no solicitation, or (vi) the Company Board or any committee thereof shall have resolved or proposed to take any action described in clauses (i) through (v) of this sentence;

(f)  By Ameritas upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the merger agreement such that the conditions set forth regarding shareholder approval and consents and approvals would not be satisfied, such breach cannot be cured or has not been cured within 30 days of the receipt by the Company of notice thereof (or, if earlier, before the Outside Date), and such breach has not been waived by Ameritas pursuant to the provisions of the merger agreement;

(g)  By the Company upon a breach of any representation, warranty, covenant or agreement on the part of Ameritas and Merger Sub set forth in the merger agreement such that the conditions set forth for Ameritas’ representations, warranties, agreement and covenants would not be satisfied, such breach cannot be cured or has not been cured within 30 days of the receipt by Ameritas of notice thereof (or, if earlier, before the Outside Date), and such breach has not been waived by the Company pursuant to the provisions hereof;

(h)  By the Company to pursue a Superior Proposal; or

(i) By Ameritas in the event that any item included on any supplement or amendment to the Disclosure Schedules reveals any facts or circumstances which would, in the reasonable opinion of Ameritas, individually or in the aggregate, have a Material Adverse Effect, or materially affect Ameritas’ ability to conduct the business of Company or any Company Subsidiary immediately following the Closing; provided, however, that Ameritas shall immediately notify the Company and the Company shall immediately seek to remedy the breach or other condition and, failing any remedy, which shall be determined in Ameritas’ sole, reasonable discretion, the Ameritas and Company shall immediately commence negotiations with respect to a mutually agreeable adjustment to the Merger Consideration and/or Escrow Amount and if Ameritas and Company are unable to mutually agree to a remedy of the breach or condition or mutually agree upon an adjustment to the Merger Consideration and/or Escrow Amount within five (5) Business Days following the commencement of negotiations, Ameritas may, by written notice to Company, terminate the merger agreement.

Termination Fees and Expenses

If the merger agreement is terminated for any reason by either Ameritas or the Company or mutually between them, each party shall bear their own, separate expenses and costs and no fee or other remuneration, damages or penalties will be paid except the Company agrees to pay Ameritas (or its designees) an amount equal to $1,000,000 (the “Termination Fee”) if the merger  agreement is terminated (i) By the Company to pursue a Superior Proposal; or (ii) For any reason and, within one hundred eighty (180) days of any such termination, the Company enters into a definitive agreement for an Acquisition Transaction which, if it had been considered prior to such termination would have been deemed a Superior Proposal.

Amendment

The merger agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the effective time; provided, however, that, after the Shareholder Approval has been obtained, no amendment may be made that would require further approval of the shareholders of the Company under applicable Law without such further approval.  The merger agreement may not be amended except by an instrument in writing signed by each of the parties.

SUBMISSION OF SHAREHOLDER PROPOSALS
FOR 2012 ANNUAL MEETING

If the merger is consummated we will not have public shareholders and there will be no public participation in any future meetings of shareholders. However, if the merger is not consummated, we expect to hold the 2012 annual meeting of shareholders.

For a shareholder proposal to be considered for inclusion in BNL’s proxy statement for our 2012 annual meeting of shareholders, the written proposal must be received by the Corporate Secretary of BNL no later than November 1, 2011. The proposal will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials.

If you intend to present a proposal at our 2012 annual meeting of shareholders, but you do not intend to have it included in our 2012 proxy statement, your proposal must be delivered to the attention of the Corporate Secretary of BNL, at our principal executive offices, no earlier than April 1, 2012, and no later than May 1, 2012. If the date of our 2012 annual meeting of shareholders is more than 30 calendar days before or after the one-year anniversary of the date of the 2011 annual meeting of shareholders (i.e., May 26, 2011), your proposal must be received by the Corporate Secretary of BNL no later than the later of (i) 90 calendar days prior to the 2012 annual meeting of shareholders and (ii) 10 calendar days following the day on which we first publicly announce the date of the 2012 annual meeting of shareholders.

Shareholders may propose director candidates for consideration by our board of directors by written notice directed to the Corporate Secretary of BNL, at the address of our principal executive offices. If you want to nominate an individual for election to our board of directors at the 2012 annual meeting of shareholders, you must deliver a written notice to the attention of the Corporate Secretary of BNL by no earlier than April 1, 2012, and no later than May 1, 2012. If the date of our 2012 annual meeting of shareholders is more than 30 calendar days before or after the one-year anniversary of the date of the 2011 annual meeting of shareholders (i.e., May 26, 2011), your proposal must be received by the Corporate Secretary of BNL no later than the later of (i) 90 calendar days prior to the 2012 annual meeting of shareholders and (ii) 10 calendar days following the day on which we first publicly announce the date of the 2012 annual meeting of shareholders.

APPRAISAL RIGHTS

Under Iowa law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of BNL Common Stock.  These are known as appraisal rights.  There are special procedures which you must follow or you will waive your appraisal rights.  Relevant excerpts from the Iowa Business Corporations Act, Sections 490.1301 through 490.1331, were attached to the notice of the special shareholders’ meeting mailed to you on December 9, 2011.  If you wish to pursue your appraisal rights, you must comply with the Iowa law or you will waive your rights.  We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Iowa statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to relevant parts of Sections 490.1301 through 490.1331 of the Iowa Business Corporations Act (“IBCA”), the full text of which is part of the notice of the special shareholders’ meeting which was mailed to you on December 9, 2011. Failure to precisely follow any of the Iowa statutory procedures may result in a termination or waiver of your appraisal rights. All references in this summary to a “shareholder” are to the record holder of shares of BNL Common Stock unless otherwise indicated. See Annex B to this proxy statement.

Under the IBCA, under the circumstances of the Ameritas merger, a BNL shareholder may be entitled to appraisal rights and to obtain payment of fair value of the shareholder’s shares from BNL upon consummation of the merger.

IBCA defines fair value to mean a value determined in accordance with the following procedures:

1.       Immediately before the effectuation of the corporate action to which the shareholder objects;

2.       Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal;

3.       Without discounting for lack of marketability or minority status.

If you wish to assert appraisal of your shares, you must satisfy each of the following conditions:

•
You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the approval of the merger agreement and the merger. Voting against or failing to vote for the approval of the merger agreement and the merger by itself does not constitute the written notice of demand for appraisal; and

•
You must not vote, or not cause or not permit your shares to be voted in favor of, the approval of the merger agreement and the merger. A vote in favor of the approval of the merger agreement and merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the approval of the merger agreement and the merger. Therefore, a shareholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of BNL Common Stock.

All written notices of demands for appraisal payment should be addressed to Pam Randolph, Corporate Secretary, BNL Financial Corporation, P. O. Box 6600, North Little Rock, Arkansas 72124 and must be delivered before the vote on the merger agreement is taken at the special shareholders’ meeting and should be executed by, or on behalf of, the record holder of the shares of Common Stock.

The demand must reasonably inform us of the identity of the shareholder and the intention of the shareholder to demand payment for the shareholder’s appraisal right of fair value of his, her or its shares.

To be effective, a demand for appraisal by a holder of Common Stock must be made by, or in the name of, such registered shareholder, fully and correctly, as the shareholder’s name appears on his or her stock certificate(s).

Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a brokerage firm, bank, trust or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Common Stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation (BNL) must give written notice that the merger has become effective to each shareholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. Such notice will be accompanied by a form that specifies the date of the first announcement to shareholders of the principal terms of the merger and will require the shareholder asserting appraisal rights to certify whether or not beneficial ownership of those shares was acquired before that date and that the shareholder did not “for” approval of the merger. The notice shall state where the form and certificates must be deposited; the date by which shares shall be deposited; when the Company must receive the form and state that the shareholder will waive his appraisal rights if the form is not received by the deadline; the Company’s estimate of fair value for the shares; if requested in writing, provide the number of shareholders who return forms and total number of shares owned by the persons who returned the forms; and the date by which any shareholder may withdraw his request for appraisal rights. A shareholder who does not properly complete the form and timely return the form to the proper place and timely deposit his shares will waive his appraisal rights.

Within 30 days after the Company timely and properly receives the form and shares, the Company will pay the shareholder the Company’s estimate of the fair value plus interest.  The payment will be accompanied by a statement that the shareholder has a right to demand further payment and the deadline for so doing.  If the shareholder does not make timely demand for further payment, he will be deemed to have accepted the Company’s payment in full satisfaction.

If a shareholder is dissatisfied with the Company’s payment, he must notify the Company in writing within 30 days after receiving the payment or offer of payment and such notice shall include the shareholder’s estimate of fair value and demand payment of his estimate plus interest.  Failure of the shareholder to give such dissatisfaction notice on time will waive his rights.

If the shareholder makes a proper and timely demand for additional payment and the payment to the shareholder remains unsettled, the Company shall commence a proceeding in Iowa district court and petition the court to determine the fair value.  If the Company fails to commence the proceeding within 60 days, it shall pay the amount demanded by the shareholder plus interest.

The Iowa district court’s jurisdiction for this matter is plenary and exclusive and there is no right to a jury trial.

The court has the power to hire experts or appraisers and the power to assess court costs, expenses, fees including fees of the appraiser and to allocate such expenses and fees to either party as prescribed by statute.

NO PUBLIC MARKET FOR THE COMMON STOCK

There is no public market for the Common Stock, therefore, there is no market value for the Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
 AND MANAGEMENT

The following paragraph and table identifies the persons who are designated as “Controlling Shareholders” under the Merger Agreement and their respective Common Stock owned or controlled as of the record date of December 1, 2011:

Arkansas National Corporation
National Iowa Corp.
Wayne E. Ahart
C. Donald Byrd
Arkansas Industries Corporation
Life Industries of Iowa, Inc.
Barry N. Shamas
Kenneth D. Tobey and Sheila L. Tobey, JT TEN

These same persons/entities are the only shareholders known to the Company who beneficially own 5% or more of the outstanding Common Stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class as of December 1, 2011

Common Stock	Wayne E. Ahart	4,712,216	(2)	31.31%
	8017 Cobblestone
	Austin, TX 78735

Common Stock	Barry N. Shamas	2,801,816	(3)	18.62%
	1095 Hidden Hills Dr
	Dripping Springs, TX 78620

Common Stock	C. Don Byrd	1,852,719	(4)	12.31%
	1725 S. 50th Unit 144
	W. Des Moines, IA 50265

Common Stock	Kenneth Tobey	1,161,762		7.72%
	22 N. Valley Dr.
	Texarkana, AR 71854
TOTALS		10,528,513		69.96%

The following table sets forth, as of December 1, 2011, certain information concerning the beneficial ownership of the Company's Common Stock by each director and each executive officer of the Company and by all directors and executive officers as a group:

Title of Class	Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class as of April 15, 2011
Common	Wayne E. Ahart	4,712,216(2)	31.24%
Common	Cecil L. Alexander	37,088	.25%
Common	Richard L Barclay	48,788	.32%
Common	C. Donald Byrd	1,852,719(3)	12.28%
Common	Eugene A. Cernan	37,088	.25%
Common	Hayden Fry	69,272	.46%
Common	John Greig	50,353	.33%
Common	Roy E. Ledbetter	37,088	.25%
Common	C. James McCormick	13,708	.09%
Common	John E. Miller	47,111	.31%
Common	Robert R Rigler	3,295	.02%
Common	Barry N. Shamas	2,801,816(4)	18.58%
Common	Kenneth Tobey	1,161,762	7.70%
Common	All Executive Officers and Directors as a group (14 persons)	10,872,304	72.25%

The following footnotes apply to both of the above charts:

(1) To the Company's knowledge, all shares are beneficially owned by, and the sole voting and investment power is held by the persons named, except as otherwise indicated.

(2) This includes 133,290 shares owned directly by Wayne Ahart and Wayne Ahart’s indirect ownership of   1,200,000 shares which are owned by National Iowa Corporation and 649,363 shares which are owned by Arkansas National Corporation.  Wayne Ahart controls both National Iowa Corporation and Arkansas National Corporation and votes the shares of the Company’s common stock owned by both corporations.   LeRene Ahart, as a shareholder in National Iowa Corporation and Arkansas National Corporation, has an indirect pecuniary interest in 1,200,000 shares of the Company’s common stock owned by National Iowa Corporation and 649,363 shares of the Company’s common stock owned by Arkansas National Corporation.  Wayne Ahart has voting control of all 2,400,000 shares of the Company’s common stock owned by  National Iowa Corporation and all 2,178,926 shares of the Company’s common stock owned by Arkansas National Corporation plus the 133,290 shares which are owned directly by Wayne Ahart.  Consequently, Wayne Ahart has voting control of 4,712,216 (31.31%) shares of the Company’s common stock.
(3) All of Mr. Byrd's shares are subject to a right of first refusal of the Company to acquire said shares on the same terms and conditions as any proposed sale or other transfer by Mr. Byrd which right of first refusal has been waived by BNL for the Ameritas merger.

(4) Includes 1,400,000 shares held in the name of Life Industries of Iowa, Inc., and 1,335,171 shares held in the name of Arkansas Industries Corporation, both of which are controlled by Mr. Shamas.

At the special shareholders’ meeting, a quorum will be present if a majority of the Common Stock issued and outstanding and entitled to vote attends the special shareholders’ meeting in person or by proxy.
On the shareholder record date of December 1, 2011, the Company had issued and outstanding and entitled to vote 15,048,691 shares of Common Stock.  A quorum would, therefore, be 7,524,346 shares of Common Stock.

The vote required to approve the Merger Agreement is the majority of shares of Common Stock present at the Special Shareholders’ Meeting, in person or by proxy.

If all of the issued and outstanding and entitled to vote shares of Common Stock, 15,048,691 shares, are present, in person or by proxy, at the Special Shareholders’ Meeting, the vote required to approve the Merger Agreement would be 7,524,346 shares of Common Stock voting FOR approval of the Merger Agreement.

The Controlling Shareholders have entered into a Voting Agreement with Ameritas  whereby the Controlling Shareholders will attend the special shareholders’ meeting and be present in person or by proxy representing 10,528,513 shares and they will vote all of their 10,528,513 shares FOR approval of the Merger Agreement at the Special Shareholders’ Meeting unless, before the Special Shareholders’ Meeting, a Superior Proposal for the acquisition of the Company comes into existence, in which case the Controlling Shareholders may pursue the Superior Proposal acquisition for the Company.

Together, the Controlling Shareholders will constitute a quorum and will, if no Superior Proposal comes into existence, vote FOR approval of the Merger Agreement which will be sufficient to approve the Merger Agreement.

OTHER MATTERS

We are currently not aware of any other business to come before the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the BNL board of directors may recommend.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

You also may obtain free copies of some of the documents we file with the SEC by going to the corporate web site of the Company’s primary subsidiary, Brokers National Life Assurance Company, http://www.bnlac.com.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (filed on March 31, 2011).

•
Quarterly Reports filed on Form 10-Q for the fiscal quarter ended March 31, 2011 (filed on May 13, 2011); for the fiscal quarter ended June 30, 2011 (filed on August 15, 2011); and for the fiscal quarter ended September 30, 2011 (filed November 14, 2011).

•	Current Reports filed on Form 8-K dated November 10, 2011 (filed November 10, 2011); dated December 2, 2011 (filed on December 2, 2011).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by contacting  Pam Randolph, Corporate Secretary, BNL Financial Corporation, P. O. Box 6600, North Little Rock, Arkansas 72124, telephone 501-834-5121.  Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 21, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A to Proxy Statement

AGREEMENT AND PLAN OF MERGER

among

AMERITAS LIFE INSURANCE Corp.,

AMERITAS LIFE HOLDINGS, INC., and

BNL FINANCIAL CORPORATION,

dated as of December 2, 2011

Annexes and Exhibits

Annex I – Controlling Shareholders

Exhibit A – Form of Controlling Shareholders Indemnification and Escrow Agreement

Exhibit B-1 -  Nebraska Articles of Merger

Exhibit B-2 - Iowa Articles of Merger

Exhibit C - Articles of Incorporation of the Surviving Corporation

Exhibit D - By-laws of the Surviving Corporation

Exhibit E – Form of Noncompetition Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 2, 2011 (this “Agreement”), is among AMERITAS LIFE INSURANCE CORP., a Nebraska domestic stock insurance company (“Parent”), AMERITAS LIFE HOLDINGS, INC., a Nebraska corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and BNL FINANCIAL CORPORATION, an Iowa corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the parties desire that Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the provisions of the Nebraska Business Corporation Act, as amended (the “NBCA”), and the Iowa Business Corporation Act, as amended (the “ICBA), merge with and into the Company (the “Merger”); and

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger is fair to and in the best interests of the Company and its shareholders, (ii) adopted this Agreement and approved the execution and delivery of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that this Agreement be approved and adopted by the shareholders of the Company; and

WHEREAS, the Board of Directors of Merger Sub has unanimously adopted this Agreement and resolved to recommend that this Agreement be approved and adopted by the sole shareholder of Merger Sub; and

WHEREAS, the Board of Directors of Parent has unanimously approved this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, this Agreement is intended to constitute a plan of merger pursuant to Section 1102 of the IBCA and Section 21-20,128 of the NBCA; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition of Parent’s willingness to enter into this Agreement, each of the shareholders of the Company listed on Annex I hereto (the “Controlling Shareholders”), have executed and delivered a Voting Agreement evidencing their approval of this Agreement and the Merger and such Voting Agreement includes a representation and agreement from each Controlling Shareholder that it will vote the Company Common Stock held or controlled by such Controlling Shareholder in favor of this Agreement and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions.

(a) For purposes of this Agreement:

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“BNLAC”  means Brokers National Life Assurance Company, a life and health insurance company domiciled in the State of Arkansas and which is a wholly owned subsidiary of the Company.

“BNLAC Agency Report” means the unaudited financial report given by management of BNLAC to the BNLAC board of directors on a quarterly basis.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of Lincoln, Nebraska.

“Code” means the Internal Revenue Code of 1986, as amended and in effect on the date of this Agreement.

“Company Common Stock” means the common stock, no par value per share, of the Company.

“Company 401(k) Plan” means the Brokers National Life Assurance Company 401(k) Plan.

“Company SAP Statements” means the statutory statements of each of the Company Insurance Subsidiaries as filed with the insurance departments in their respective jurisdictions of domicile for the quarters ended September 30, June 30 and March 31, 2011 and the years ended December 31, 2010, 2009 and 2008, in each case together with the exhibits, schedules, amendments, supplements and notes thereto and any affirmations and certifications filed therewith.

“Contract” means any legally binding agreement, contract, obligation, promise, or undertaking (whether written or oral; whether express or implied) (a) under which a Person has or may acquire any rights, (b) under which a Person has or may become subject to any obligation or liability, or (c) by which a Person or any of the assets owned or used by them is or may become bound.

“Controlling Shareholders Indemnification and Escrow Agreement” means the Controlling Shareholders Indemnification and Escrow Agreement among the Parent, Merger Sub and each of the Controlling Shareholders, in the form attached hereto as Exhibit A.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Dissenting Share” means any share of Company Common Stock held of record by any Company shareholder who or that has exercised his, her or its appraisal rights under the IBCA.

“ERISA Affiliate” means, with respect to a Person in question, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Escrow Amount” shall mean an amount equal to $1,750,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Insurance Laws” means all laws, rules and regulations applicable to the business of insurance or the regulation of insurance holding companies, whether domestic or foreign, and all applicable orders and directives of Governmental Authorities and market conduct recommendations resulting from market conduct examinations of Insurance Regulators.

 “Insurance Regulators” means all Governmental Authorities regulating the business of insurance under the Insurance Laws.

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (“Patents”); (ii) all trademarks, service marks, trade names, any d/b/a, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (“Trademarks”); (iii) all Internet domain names; (iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (“Copyrights”); (v) Software; (vi) trade secrets; (vii) all other intellectual property rights arising from or relating to Technology; and (viii) all contracts granting any right relating to or under the foregoing.

“Knowledge” means, with respect to the Company, the actual awareness of a fact or other matter by any of Wayne E. Ahart, Barry N. Shamas, C. Don Byrd or Kenneth Tobey or any fact or other matter that a prudent individual in any of the foregoing Persons’ place should have known, discovered or become aware of in a similar circumstance.

“Lien” means any restriction on title or transfer, including liens, charges, security interests, options, claims, mortgages, pledges, rights of first refusal, proxies, voting trusts or agreements, or similar obligations or encumbrances of any kind.

“Material Adverse Effect” means any event, change, effect or consequence, individually or in the aggregate, which has, or could reasonably be expected to have, a material adverse impact on the condition (financial or otherwise), operations, assets, liabilities, business, results of operations or prospects of the Company or any Company Subsidiary as now conducted or proposed to be conducted or which materially affects the ability of any party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each of the following shall be conclusively presumed to have a Material Adverse Effect:  (a) any change in the financial condition, operations, assets, liabilities, business, results of operations or prospects which results in a loss in excess of $250,000 individually or $500,000 in the aggregate to any of the Company or a Company Subsidiary or (b) event, any change, effect or consequence occurring or arising prior to the Closing Date which has decreased, or could reasonably be expected to decrease, the annualized premium income shown on the BNLAC Agency Report for the period ended September 30, 2011, which states the number of in-force policies/certificates were 109,690 and the annual premium therefrom was $44,918,755.

 “Ordinary Course of Business” means an action taken with respect to a business, so long as such action:

(i)           is not required to be specifically authorized by the board of directors or shareholders or members of such Person (or by any Person or group of Persons exercising similar authority) and

(ii)           is consistent with the past practices of such Person and is similar in nature and magnitude (or quantity and frequency) to actions customarily taken by such Person.

“Permitted Liens” means any (i) statutory liens for Taxes or other governmental charges or assessments or levies not yet due and payable, (ii) liens of landlords, carriers, warehousemen, mechanics, vendors or materialmen securing obligations arising in the Ordinary Course of Business that are not yet due and payable and which are not, individually or in the aggregate, material to the business of the Company or any Company Subsidiary, or (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company or any Company Subsidiary.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, sole proprietorship, trust, association or other entity.

“Personal Data” means information relating to an identified or identifiable Person, including information that can be used to identify a Person, directly or indirectly, by reference to an identification number or to one or more other factors specific to such Person.

“Privacy Law” means any law or regulation relating to the collection, processing, storage, use, sharing, disclosure, loss, access, transfer, security, encryption and/or safeguarding of Personal Data or notices or approvals in connection with Personal Data.

 “Registered Intellectual Property” means all United States and foreign: (1) Patents; (2) registered Trademarks, applications to register Trademarks, including intent-to-use applications and other registrations or applications related to Trademarks; (3) Copyright registrations and applications to register Copyrights; (4) domain names, URL registrations and applications to register URLs; and (5) any other Intellectual Property right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority at any time.

“Restrictive Condition” means any limitation, requirement or condition that would, individually or in the aggregate, reasonably be expected to (i) materially impair or interfere with the ability of the Company and its subsidiaries to conduct their respective businesses, taken as a whole, after the Effective Time substantially in the manner as such businesses are conducted as of the date hereof, (ii) result in the sale, lease, license, disposal or holding separate (x) by Parent of any capital stock of the Surviving Corporation after the Effective Time or (y) by the Company or its subsidiaries of any of their material assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests therein or (iii) materially and adversely affect the benefits, taken as a whole, that Parent would otherwise receive from the transactions contemplated by this Agreement.

“SAP” means statutory accounting principals prescribed or permitted by the domiciliary state insurance department of the applicable Company Insurance Subsidiary.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all (i) computer programs, code and libraries, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, human-readable or other form; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” or “Subsidiaries” of any Person means another Person in which such Person (or any other subsidiary of such Person) (a) is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body or (c) owns, directly or indirectly, through one or more intermediaries, more than 50% of the outstanding voting securities, equity securities, profits interest or capital interest.

“Taxes” means any and all taxes, fees, levies, assessments, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, premium, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

 (b)           The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Transaction	7.04(f)(ii)
Action	4.10
Adverse Recommendation Change	7.04(b)
Agreement	Recitals
BBC	7.15
Basket	10.02(c)
Book Entry Shares	3.01(c)
Certificate	3.01(c)
Closing	2.02
Closing Date	2.02
Company	Recitals
Company Actuarial Analyses	4.21(d)
Company Actuary	4.21(d)
Company Board	Recitals
Company Financial Statements	4.07(b)
Company GAAP Reserves	4.07(k)
Company Holding Company Act Reports	4.21(h)
Company Indemnified Persons	10.03
Company Insurance Intermediary	4.21(a)
Company Insurance Subsidiaries	4.21(a)
Company Intellectual Property	4.19(c)
Company Investments	4.21(k)
Company Option	3.08(a)
Company Producers	4.21(f)

Defined Term	Location of Definition
Company Recommendation	4.22(a)
Company Regulatory Agreement	4.06(e)
Company Reinsurance Agreements	4.21(b)
Company SAP Reserves	4.08(b)
Company SEC Reports	4.07(a)
Company Stock Plan	3.08(a)
Company Subsidiary	4.01(a)
Confidentiality Agreement	7.03(b)
Constituent Documents	4.05(a)
Contingent Worker	4.12(a)
Controlling Shareholders	Recitals
CPC	7.15
Damages	10.02(a)
Disclosure Schedules	Article IV
Effective Time	2.02
Employment Agreements	7.16
Enforceability Exceptions	4.04
Environmental Laws	4.16(b)(i)
ERISA	4.11(a)
Exchange Fund	3.03(a)
Expenses	9.03
FCPA	4.07(h)
FINRA	4.07(a)
GAAP	4.07(b)
Governmental Authority	4.05(b)
Hazardous Materials	4.16(b)(ii)
IBCA	Recitals
Indemnified Liabilities	7.05(a)
Indemnified Parties	7.05(a)
Information Technology Systems	4.19(m)
Iowa Articles of Merger	2.02
IRS	4.11(b)
September 30 Balance Sheet	4.07(c)
Law	4.05(a)
Lease	4.13(b)
Licensed Intellectual Property	4.19(c)
Material Contracts	4.18(a)
Maximum Amount	7.05(c)
Merger	Recitals
Merger Consideration	3.01(c)
Merger Sub	Recitals
Multiemployer Plan	4.11(c)
Multiple Employer Plan	4.11(c)
NBCA	Recitals
Nebraska Articles of Merger	2.02

Defined Term	Location of Definition
Noncompetition Agreements	8.02(l)
Option Consideration	3.08(a)
Outside Date	9.01(b)
Owned Intellectual Property	4.19(a)
Parent	Recitals
Parent Indemnified Persons	10.02(a)
Paying Agent	3.03(a)
PBGC	4.11(f)
Permits	4.06(b)
Permitted Liens	4.13(a)
Plans	4.11(a)
Pre-Closing Company Statutory Financial Statements	7.14
Proxy Statement	7.02(a)
Section 409A	4.11(h)
Shareholder Approval	4.22(b)
Shareholders’ Meeting	7.01(a)
SOX	4.07(g)
SSAP	4.21(c)
Surviving Corporation	2.01
Takeover Proposal	7.04(f)(i)
Tangible Assets	4.14(a)
Termination Fee	9.03(b)
Underwater Option	3.08(a)
Work Product Agreement	4.19(h)

ARTICLE II

THE MERGER

Section 2.01. The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NBCA and IBCA, (a) at the Effective Time, Merger Sub shall be merged with and into the Company, and (b) as a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02. Effective Time; Closing.  The closing of the Merger (the “Closing”) shall take place on the later of December 28, 2011 or the third Business Day following the satisfaction or waiver of the conditions set forth in Article VIII, or at such other time and date as Parent and the Company shall agree in writing, and at such location as the Parent and the Company shall agree (the “Closing Date”).  At the Closing, the parties hereto shall cause the Merger to be consummated by filing (a) Articles of Merger in the form annexed hereto as Exhibit B-1 (the “Nebraska Articles of Merger”) with the Secretary of State of the State of Nebraska, in accordance with the relevant provisions of the NBCA, and (b) Articles of Merger in the form annexed hereto as Exhibit B-2 (the “Iowa Articles of Merger”) with the Secretary of State of the State of Iowa, in accordance with the relevant provisions of the ICBA (the time that the Nebraska Articles of Merger are accepted for filing by the Secretary of State of the State of Nebraska and that the Iowa Articles of Merger are accepted for filing by the Secretary of State of the State of Iowa, or such later time as may be agreed to by the Parent and the Company and set forth in such filings, being the “Effective Time”).

Section 2.03. Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in Section 1107 of the IBCA and Section 21-20,133 of the NBCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Company or Merger Sub, or (b) to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either the Company or Merger Sub, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Merger Sub and otherwise to carry out the purposes of this Agreement.

Section 2.04. Articles of Incorporation; By-laws.

(a) At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the articles of incorporation in the form attached hereto as Exhibit C until thereafter amended as provided therein or by the IBCA.

(b) At the Effective Time, the By-laws of the Surviving Corporation shall be the by-laws in the form attached hereto as Exhibit D until thereafter amended as provided by the IBCA, the Articles of Incorporation of the Surviving Corporation and/or such By-laws.

(c) Notwithstanding anything in this Agreement to the contrary, the Articles of Incorporation and the By-Laws of the Surviving Corporation will include the provisions required by Section 7.05.

Section 2.05. Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.01. Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Capital Stock of Merger Sub.  Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Any shares of Company Common Stock that are owned by the Company as treasury stock or any Company Subsidiary shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b) or any Dissenting Shares) shall be converted into the right to receive $2.3177304319 in cash, without interest (the “Merger Consideration”); provided, however, that the Escrow Amount shall be deducted from the Merger Consideration payable to the Controlling Shareholders.  The Escrow Amount shall be payable to the Controlling Shareholders pursuant to the terms and conditions of the Controlling Shareholders Indemnification Agreement.  As of the Effective Time, all such Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”), or uncertificated book-entry shares (“Book-Entry Shares”), which immediately prior to the Effective Time represented any such Company Common Stock shall thereafter cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with Section 3.03(b), without interest.  If, between the date of this Agreement and the Effective Time, (i) the outstanding shares of Company Common Stock shall be increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (ii) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (iii) any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 3.02.  Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any Dissenting Shares held by a holder who has not effectively withdrawn or lost such holder's appraisal rights under the IBCA shall not be converted into or represent a right to receive the applicable Merger Consideration set forth in Section 3.01(c) hereof, but the holder thereof shall only be entitled to such rights as are provided by the IBCA.  Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to the IBCA shall receive payment therefor from the Surviving Corporation in accordance with the IBCA.

(b) Notwithstanding the provisions of Section 3.02(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the IBCA, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration for such holder’s Company Common Stock as set forth in Section 3.01(c), without interest thereon, and subject to the provisions of Article III, upon surrender of the Certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the IBCA, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.

Section 3.03. Surrender of Shares; Stock Transfer Books.

(a) Paying Agent.  Prior to the Effective Time, the Company and Parent shall mutually designate a bank or trust company (reasonably acceptable to Parent) to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 3.01(c).  At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of Company Common Stock, cash in an amount sufficient to pay the aggregate Merger Consideration, less the Escrow Amount, required to be paid in accordance with this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).  The Exchange Fund may not be used for any other purpose.  The Paying Agent shall invest the Exchange Fund as directed by the Surviving Corporation in one or more of the following: (i) direct obligations of the United States of and(ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest; provided, however, that no gain or loss on the Exchange Fund will affect the amounts payable to the holders of shares of Company Common Stock following completion of the Merger, and Parent shall take all actions necessary to ensure that the Exchange Fund at all times includes cash sufficient to satisfy Parent’s obligations under this Article III.

(b) Procedures.  Promptly, and in any event no later than 10 days, after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock converted pursuant to Section 3.01(c) into the right to receive the Merger Consideration a letter of transmittal and related instructions which shall (i) specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or book-entry transfer of the Book-Entry Shares) to the Paying Agent and (ii) otherwise be in customary form and include customary provisions (including with respect to delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares) for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holder of such Certificate (or Book-Entry Shares, as applicable), subject to Section 3.01(c) and the Controlling Shareholders Indemnification Agreement, shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate (or Book-Entry Shares, as applicable), and the Certificate (or Book-Entry Shares, as applicable) so surrendered shall forthwith be canceled.  If any portion of such consideration is to be issued and paid to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Shares were registered, it shall be a condition to such issuance and payment that (i) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred and (ii) the Person requesting such issuance shall have paid any transfer and other Taxes required by reason of the issuance and payment of such consideration to a Person other than the registered holder of such Certificate or Book-Entry Shares surrendered or shall have established to the reasonable satisfaction of the Paying Agent and the Surviving Corporation that such Tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 3.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article III, without interest.  Notwithstanding anything to the contrary in this Agreement, a holder of Book-Entry Shares shall not be required to deliver a Certificate to the Paying Agent to receive the consideration to which such holder is entitled pursuant to this Article III in respect of such Book-Entry Shares.  All cash paid upon the surrender for exchange of any Certificates or Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates or Book-Entry Shares.

Section 4.04. Withholding Taxes.  Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of shares of Company Common Stock such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any Law.  To the extent that amounts are so withheld and are paid or will be paid in accordance with applicable Law to the appropriate Governmental Authority in accordance with applicable Law, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

Section 3.05. Termination of Fund.  At any time following the 12-month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Company Common Stock for the Merger Consideration, except for those charges and expenses of holders of Company Common Stock, Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Company Common Stock for any Merger Consideration delivered in respect of such Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law.

Section 3.06. Transfer Books; No Further Ownership Rights in Company Common Stock.  At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company.  From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law.

Section 3.07. Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Company Common Stock formerly represented by such Certificate to which the holders thereof are entitled pursuant to Section 3.01(c).

Section 3.08. Company Stock Plan.

(a) Company Options.  Prior to the Effective Time, the Company shall take all actions under the Company’s BNL Financial Corporation 2002 Non-Director, Non-Executive Stock Option Plan (the “Company Stock Plan”) and otherwise necessary to provide that the unexercised portion of each option outstanding immediately prior to the Effective Time that represents the right to acquire shares of Company Common Stock (each, a “Company Option”) shall at the Effective Time vest in full, to the extent unvested, and then be canceled, terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Company Option.  For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock subject to a particular Company Option, an amount equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price payable in respect of such share of Company Common Stock subject to such Company Option and any required withholding Taxes.  It is understood for the avoidance of doubt that a Company Option for which such exercise price equals or exceeds the Merger Consideration (“Underwater Option”) per share shall be canceled and terminated without the receipt of any Option Consideration.  The Option Consideration shall be paid as soon as practicable after the Effective Time, but in no event later than 10 days after the Closing Date.

(b) All amounts payable pursuant to this Section 3.08 shall be subject to any required withholding Taxes or proof of eligibility for exemption therefrom, in accordance with Section 3.04.

(c) Effective at the Effective Time, the Company Stock Plan and all awards thereunder shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other equity interests of the Company or any Company Subsidiary shall be cancelled, without any liability on the part of the Company or any Company Subsidiary (except as otherwise expressly provided in this Agreement).

(d) From and after the Effective Time, no Person shall have any right under the Company Stock Plan or under any other plan, program, agreement or arrangement with respect to equity interests of the Company or any Company Subsidiary (except as otherwise expressly provided in this Agreement).

(e) Not later than immediately prior to the Effective Time, the Company’s Board of Directors or any committee thereof administering the Company Stock Plan shall adopt all resolutions necessary to provide for the foregoing, and the Company shall take any other action necessary to effect the foregoing.  The Company shall cooperate with Parent, and keep Parent fully informed, with respect to all resolutions, actions and consents that the Company intends to adopt, take and obtain in connection with the matters described in this Section 3.08.  Without limiting the foregoing, the Company shall provide Parent with a reasonable opportunity to review and comment on all such resolutions and consents and shall not undertake any obligation in connection with any such resolution, action or consent without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are accurate, true, correct and complete as of the date hereof and will be accurate, true, correct and complete as of the Closing Date.  The Disclosure Schedules attached hereto and incorporated herein by this reference (the “Disclosure Schedules”) will be arranged in paragraphs corresponding to the numbered sections and subsections contained in this Article IV (provided that each matter disclosed in any schedule shall be deemed to be disclosed with respect to any other section or subsection of this Article IV to the extent it is disclosed in such a way as to make its relevance to such other section or subsection reasonable apparent on its face).

Section 4.01. Organization and Qualification; Company Subsidiaries.

(a) Each of the Company and each subsidiary of the Company (each, a “Company Subsidiary”) is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Material Adverse Effect.

(b) A true and complete list of all Company Subsidiaries, together with the form of legal entity and the jurisdiction of incorporation or organization of each Company Subsidiary, the percentage of the outstanding capital stock or other equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, and the names of the directors and executive officers of each Company Subsidiary, is set forth in Schedule 4.01(b).  Except for the Company Subsidiaries and investment assets held by the Company or any Company Subsidiary, the Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any Person.

Section 4.02. Articles of Incorporation and By-laws; Minute Books and Stock Ledgers.  The Articles of Incorporation of the Company and the By-laws of the Company as delivered to the Parent and certified by an executive officer of the Company on December 1, 2011, are true and correct copies and are in full force and effect.  The Company is not in violation of any of the provisions of its Articles of Incorporation or its By-laws.  The Company has delivered to Parent complete and correct copies of the Constituent Documents of each Company Subsidiary.  The Company has delivered to Parent copies of all of the minute books in its possession containing the records of the meetings of the shareholders, the Board of Directors and any committee of the Board of Directors of the Company and each of the Company Subsidiaries.  The minute books of the Company and the Company Subsidiaries reflect all of the material actions taken by each of their respective Boards of Directors (including each committee thereof) and shareholders from August 1, 1994 through the date of this Agreement.  The Company has delivered to Parent copies of all of the stock ledgers of the Company Subsidiaries.  The stock books and stock ledgers of the Company accurately and completely list and describe all issuances, transfers and cancellations of shares of capital stock of the Company.  The stock books and stock ledgers of each Company Subsidiary accurately and completely list and describe all issuances, transfers and cancellations of shares of capital stock of such Company Subsidiary.

Section 4.03. Capitalization.

(a) The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock.  As of the date of this Agreement, (i) 15,048,691 shares of Company Common Stock were issued and outstanding, all of which were validly issued and are fully paid and nonassessable, (ii) 415,274 shares of Company Common Stock were held in the treasury of the Company, (iii) zero shares of Company Common Stock were held by the Company Subsidiaries, and (iv) 250,000 shares of Company Common Stock are reserved for future issuance under the Company Stock Plan (of which 44,550 were subject to outstanding Company Options).  Except as set forth in this Section 4.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary.  There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.  Except as set forth in Schedule 4.03(a) or as otherwise contemplated hereunder, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any awards under the Company Stock Plan as a result of the Merger.  All outstanding shares of Company Common Stock and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance in all respects with applicable Law.

(b) (i) Each outstanding share of capital stock of each Company Subsidiary that is a corporation is duly authorized, validly issued, fully paid and nonassessable, and (ii) each outstanding equity interest of each Company Subsidiary that is a limited liability company has been validly issued and the owner thereof has been duly admitted as a member of such Company Subsidiary, and each such share or equity interest, as the case may be, is owned by the Company or another Company Subsidiary free and clear of all Liens, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

(c) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company entitling the holder of such instrument the right to vote (or that is convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote are issued or outstanding.

(d) Except as identified on Schedule 4.03(d), neither the Company nor any Company Subsidiary is party to an agreement (i) restricting the transfer of, (ii) relating to the voting of or (iii) requiring the registration under any securities Law for sale of, any shares of Company Common Stock or any other capital stock of, or other equity interests in, the Company or any Company Subsidiary.

(e) Schedule 4.03(e) sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the plan pursuant to which such Company Option was granted; (ii) the name of the holder of such Company Option; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Option was granted; (vi) the extent to which such Company Option is vested and/or exercisable as of the date of this Agreement and the times and extent to which such Company Option is scheduled to become vested and/or exercisable after the date of this Agreement; and (vii) the date on which such Company Option expires.

(f)           All Company SEC Reports accurately and correctly reflect and disclose all purchases or redemptions of the Company Common Stock during the periods reported.  Schedule 4.03(f) sets forth each transaction since June 30, 2011 in which the Company has purchased shares of Common Stock from a Company shareholder.  All such purchases or redemptions have been made in compliance with applicable Law, including federal securities Laws.  The Company has delivered to Parent all information, including any procedures and policies and the seller’s name, purchase dates and share purchase prices, related to the Company’s purchase and redemption of Common Stock  since January 1, 2006.

Section 4.04. Authority Relative to This Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Shareholder Approval, to perform its obligations hereunder and to consummate the Merger.  On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously (a) duly authorized the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger, (b) resolved to recommend the approval and adoption of this Agreement by the Company’s shareholders, (c) directed that this Agreement be submitted to the Company’s shareholders for approval and adoption, and (d) approved the filing of the Proxy Statement with the SEC.  The Company has the corporate power and authority to enter into this Agreement and, subject to the receipt of approval of this Agreement by the Company’s shareholders and the required approval of any Governmental Body, to carry out its obligations hereunder.  No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the Shareholder Approval and the filing and recordation of appropriate merger documents as required by the IBCA and NBCA).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable Law affecting creditors’ rights generally, by general equitable principles and by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought (the “Enforceability Exceptions”).

Section 4.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, and the consummation of the Merger by the Company will not, (i) conflict with or violate the Articles of Incorporation of the Company, the By-laws of the Company or any equivalent organizational documents of any Company Subsidiary (the “Constituent Documents”), (ii) assuming that all consents, approvals and other authorizations described in Section 4.05(b) have been obtained and that all filings and other actions described in Section 4.05(b) have been made or taken, to the Company’s Knowledge, conflict with or violate any federal, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or subject, (iii)  to the Company’s Knowledge, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or, except as set forth in Schedule 4.20(b), give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, (iv) to the Company’s Knowledge, cause the suspension or revocation of any material Permit, or (v) cause the Company or any Company Subsidiary to take any action or create an obligation for the Company or any Company Subsidiary to take any action that, if taken following the entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 6.01.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements of the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the IBCA and NBCA and (iii) any consent, approval, authorization, Permit, filing or notification listed, described or identified in Schedule 4.05(b).

(c) Except as listed, described or identified in Schedule 4.05(b), no consent or approval of any other party (other than the shareholders of the Company or any Governmental Authority as specifically described in Section 4.05(b)) is required to be obtained by the Company for the execution, delivery or performance of this Agreement by the Company or the performance by the Company of this Agreement.

Section 4.06. Permits; Compliance.

(a) Except as set forth on Schedule 4.06(a), since January 1, 2006, to the Company’s Knowledge, (i) the business and operations of the Company and the Company Subsidiaries have been conducted in compliance with all applicable Laws (including Insurance Laws) and (ii) the Company has complied with the applicable filing and corporate governance rules and regulations of the Securities Act and Exchange Act.

(b) To the Company’s Knowledge, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”).  The Company and the Company Subsidiaries, to the Company’s Knowledge, have complied in all respects with, and are not in default under any, and have maintained and conducted their respective businesses in compliance with, such Permits.  Each Permit is in full force and effect in accordance with its terms, and, to the Company’s Knowledge and except as identified on Schedule 4.06(b), there is no Action to which the Company or any Company Subsidiary is subject before a Governmental Authority that is pending or threatened that would be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Permit.

(c) Except as set forth on Schedule 4.06(c) and to the Company’s Knowledge, neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (i) any Law (including any Insurance Law) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, Permit or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound.

(d) To the Company’s Knowledge, there is no Action to which the Company or any Company Subsidiary is subject before any Governmental Authority pending or threatened regarding whether the Company or any Company Subsidiary has violated any Law, nor any Action by any Governmental Authority pending or threatened in writing with respect to possible violations of any applicable Laws, which, if determined or resolved adversely against the Company or any Company Subsidiary, would, individually or in the aggregate, reasonably be expected to be material to the Company or any one or more of the Company Subsidiaries, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.  To the Company’s Knowledge, since January 1, 2006, the Company and each Company Subsidiary has each timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, required to be filed by it with any applicable Insurance Regulator, or such failure to file has been remedied.

(e) Except as identified on Schedule 4.06(e), neither Company nor any Company Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Authority that: (i) limits the ability of Company or any Company Subsidiary to conduct any line of business; (ii) requires any investments of any Company Insurance Subsidiary to be treated as non-admitted assets; (iii) requires divestiture of any investments of Company or any Company Subsidiary; (iv) in any manner imposes any requirements on Company or any Company Subsidiary in respect of risk-based capital requirements that add to or otherwise modify the risk-based capital requirements imposed under Law; (v) in any manner relate to the ability of Company or any Company Subsidiary to pay or declare dividends or distributions; or (vi) otherwise restricts the conduct of the business, underwriting policies or management of Company or any Company Subsidiary (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any Company Subsidiary been advised in writing by any Governmental Authority that it is considering issuing or requesting any such Company Regulatory Agreement.

Section 4.07. SEC Filings; Financial Statements; Reserves.

(a) To the Company’s Knowledge, the Company has filed all forms, reports, schedules, statements, and documents required to be filed by it with, or furnished by it to, the SEC since January 1, 2006 (the “Company SEC Reports”).  Except as set forth on Schedule 4.07(a), to the Company’s Knowledge, the Company SEC Reports (including any financial statements, supplements or schedules included therein) (i) were prepared in accordance, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed or furnished, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No Company Subsidiary is required to file any form, report or other document with the SEC.  Except as identified in Schedule 4.07(a), the Company has not received any inquiries or interrogatories, whether in writing or otherwise, from the SEC, Financial Industry Regulatory Authority (“FINRA”) or any other Governmental Authority, or been the subject of any Action, audit, review or hearing by or in front of such Persons, in each case with respect to any of the Company SEC Reports or any of the information contained therein that have not been fully resolved.

(b) To the Company’s Knowledge, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not, in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole).  To the Company’s Knowledge,the books and records of the Company and each of the Company Subsidiaries (i) are and have been properly prepared and maintained in form and substance adequate for preparing audited consolidated financial statements, in accordance with GAAP consistently applied and any other accounting requirements and applicable Law, in each case, applicable to the Company or such Company Subsidiary, (ii) reflect only actual transactions, and (iii) fairly reflect all assets and liabilities of the Company and each of the Company Subsidiaries and all contracts and other transactions to which the Company or any of the Company Subsidiaries is or was a party or by which the Company or any of the Company Subsidiaries or any of their respective businesses or assets is or was affected.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2011, including the notes thereto (the “September 30 Balance Sheet”), neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise), whether or not required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for liabilities and obligations (i) incurred in the Ordinary Course of Business since September 30, 2011 or (ii) disclosed or identified in Schedule 4.07(c).

(d) The Company has resolved, meaning that the SEC had no further comments, all comments contained in comment letters received by the Company from the SEC or the staff thereof prior to the date of this Agreement.

(e) The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act designed to ensure that all material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and such controls are effective.

(f) The Company maintains a standard system of accounting established and administered in accordance with GAAP.  The Company and the Company Subsidiaries maintain a system of internal control over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) information is recorded, processed, summarized and reported as necessary, to permit preparation of financial statements in conformity with GAAP and timely filing of Company SEC Reports and to maintain asset accountability, and accumulated and communicated to Company management, as appropriate, to allow timely decisions regarding required disclosure; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Management of the Company has fully disclosed to the Company’s auditors and the audit committee of the Company Board, and has made available to Parent true and complete copies of any such disclosure regarding, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case that are within the Knowledge of the Company.

(g) To the Company’s Knowledge, the Company is in compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended (“SOX”) that are applicable to the Company.

(h) To the Company’s Knowledge, neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any Company Subsidiary is aware of any action, or any allegation made by any Governmental Entity of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary, in order to unlawfully induce such Person to act against the interest of his or her employer or principal.  There is no current, pending, or, to the Knowledge of the Company, threatened charges, Actions, audits, or complaints against the Company or any Company Subsidiary or, to the Knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company with respect to the FCPA or any other anti-corruption Law.

(i) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports.

(j) Except as identified on Schedule 4.07(j), since January 1, 2006, (i) to the Company’s Knowledge, neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant, consultant, attorney, agent, advisor or representative of the Company or any of the Company Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal controls, including any complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no director, officer, employee, auditor, accountant, consultant, attorney, agent, advisor or representative of the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a violation of applicable Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof.

(k) To the Company’s Knowledge, each Company Insurance Subsidiary has assets that qualify as admitted assets under the Insurance Laws in an amount at least equal to the sum of all its reserves and liability amounts and its minimum statutory capital and surplus as required by such Insurance Laws.  The Company Financial Statements, as of the date thereof, set forth all of the reserves of such Company Insurance Subsidiary as of such date (collectively, the “Company GAAP Reserves”).  To the Company’s Knowledge, the Company GAAP Reserves (i) were determined in accordance with GAAP consistently applied, (ii) were computed on the basis of methodologies consistent in all material respects with those used in prior periods, (iii) were fairly stated in all material respects in accordance with sound actuarial principles, (iv) were established in accordance with prudent insurance practices generally followed in the insurance industry, and (v) satisfied the requirements of all applicable Laws in all material respects.

Section 4.08. Company SAP Statements.

(a) To the Company’s Knowledge, each of the Company Insurance Subsidiaries has filed or submitted all Company SAP Statements required to be filed with or submitted to the insurance departments of their respective jurisdictions of domicile on forms prescribed or permitted by such department.  Prior to the date of this Agreement, the Company has provided to Parent a complete and correct copy of the following Company SAP Statements, in each case together with the exhibits, schedules and notes thereto: (i) the annual statement of each Company Insurance Subsidiary as of and for the annual periods ended December 31, 2008, December 31, 2009 and December 31, 2010, in each case as filed with the Insurance Regulator of the jurisdiction of domicile of such Company Insurance Subsidiary, and (ii) the quarterly statements of each Company Insurance Subsidiary as of and for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011, in each case, as filed with the Insurance Regulator of the jurisdiction of domicile of such Company Insurance Subsidiary.  To the Company’s Knowledge, the Company SAP Statements (A) have been derived from and are in accordance with the books and records of the applicable Company Insurance Subsidiary, (B) have been prepared in accordance with all applicable Laws (including Insurance Laws) and the statutory accounting practices prescribed or permitted by the Insurance Regulator of the jurisdiction in which the applicable Company Insurance Subsidiary is domiciled , and (C) fairly present, in all material respects, in accordance with SAP, the statutory financial position, results of operations, assets, liabilities, capital and surplus, changes in statutory surplus and cash flows of the Company Insurance Subsidiaries as at the respective dates of, and for the periods referred to therein.  No material deficiency has been asserted by any Insurance Regulator with respect to any of the Company SAP Statements that remains unresolved prior to the date hereof.  Schedule 4.08 sets forth a true and complete list of all accounting practices used by one or more of the Company Insurance Subsidiaries in connection with the Company SAP Statements that depart from the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual and all such departures have been approved in writing by the applicable Insurance Regulator, in accordance with applicable Law.

(b) The Company SAP Statements, as of the date thereof, set forth all of the reserves of each Company Insurance Subsidiary as of such date (collectively, the “Company SAP Reserves”).  To the Company’s Knowledge, the Company SAP Reserves (i) were determined in accordance with SAP consistently applied, (ii) were computed on the basis of methodologies consistent in all material respects with those used in prior periods, (iii) were fairly stated in all material respects in accordance with sound actuarial principles, (iv) were established in accordance with prudent insurance practices generally followed in the insurance industry, and (v) satisfied the requirements of all applicable Laws in all material respects.

Section 4.09. Absence of Certain Changes or Events.  Except as set forth on Schedule 4.09, since December 31, 2010, (a) the Company and the Company Subsidiaries have conducted their businesses in all material respects in the Ordinary Course of Business, (b) there has not been any action taken or committed to be taken by the Company or any Company Subsidiary which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 6.01 and (c) to the Company’s Knowledge, no event or events or development or developments have occurred that have had or would reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.10. Absence of Litigation.  Except as identified or described on Schedule 4.10, since January 1, 2001, there has been no litigation, suit, claim, action, complaint, demand, summons, cease and desist letter, subpoena, injunction, order, notice of violation, investigation or other proceeding (“Action”) pending or, to the Knowledge of the Company, taken or threatened to be taken against the Company, any Company Subsidiary, any property or asset of the Company or any Company Subsidiary, or any present officer, director or employee of the Company or any Company Subsidiary before any Governmental Authority, other than Actions involving claims and other benefits under or in connection with insurance policies issued by the Company Subsidiaries (other than extra-contractual or bad faith claims), Actions for subrogation recoveries and Actions involving the collection of premiums, in each case in the Ordinary Course of Business.  Except as identified on Schedule 4.10, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing Action by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.11. Employee Benefit Plans.

(a) To the Company’s Knowledge, Schedule 4.11(a) sets forth each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, employee stock ownership, restricted stock, incentive, compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, vacation pay, cafeteria, unemployment compensation, severance and other benefit plans, programs or arrangements, and all employment, termination, change in control, “golden parachute,” restrictive covenant, severance and other contracts or agreements, that are maintained, contributed to or sponsored by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has an obligation to contribute or otherwise has any liability or reasonable expectation of liability (collectively, the “Plans”).

(b) With respect to each Plan, the Company has made available to Parent a true and complete copy of each of the following documents, if applicable: (i) all of the documents pursuant to which such Plan is maintained, administered and funded, including (without limitation) the plan documents and amendments thereto, all trust agreements and other funding arrangements, custodial agreements, insurance contracts, administration and service contracts, investment management agreements, investment advisor agreements, subscription and participation agreements, recordkeeping agreements, summary plan descriptions and summaries of material modifications, (ii) the three most recently filed Internal Revenue Service (“IRS”) Forms 5500 with all applicable attachments and schedules thereto, except as set forth in Section 4.11(b), (iii) the most recently received IRS determination letter or favorable opinion letter and all other material correspondence with Governmental Authorities, (iv) results of all nondiscrimination, top-heavy, and other compliance testing for the three most recently ended plan years, (v) the three most recent actuarial reports, (vi) a current schedule of the Plan’s assets (and the fair market value thereof assuming liquidation of any asset that is not readily tradeable) held with respect to any Plan that is funded, (vii) all employee elections under Section 83(b) of the Code, (viii) all participant election forms under each Plan that is a nonqualified deferred compensation plan, , and (ix) the three most recently prepared financial statements and the accountant’s opinions of such financial statements in connection with each such Plan.  Except as identified or described in Schedule 4.11(b), there are no perquisites provided (or committed to be provided) to executive-level employees other than the perquisites described in the employment agreements set forth (or required to be set forth) in Schedule 4.11(a).

(c) To the Company’s Knowledge, none of the Company, the Company Subsidiaries or any ERISA Affiliate (including any entity that during the past six years was a subsidiary of the Company or any Company Subsidiary) has now or at any time in the prior six years, contributed to, had an obligation to contribute to, sponsored or maintained a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”), or a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).  Except as set forth in Schedule 4.11(c), none of the Plans provides for or promises retiree medical, retiree disability, retiree life insurance or other retiree welfare benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (other than as required by Section 4980B of the Code or applicable state continuation coverage Law).

(d) Except as set forth in Schedule 4.11(d), and to the Company’s Knowledge, each Plan has been operated in accordance with its terms and in material compliance with the requirements of all applicable Laws including ERISA and the Code.  No Action or audit is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course).

(e) Each Plan that is an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) is the subject of a favorable determination letter or favorable opinion letter issued by the IRS with respect to the qualified status of such Plan under Section 401(a) of the Code and the tax-exempt status of any trust that forms a part of such Plan under Section 501(a) of the Code; all amendments to any such Plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination letter; and, to the Company’s Knowledge, no event has occurred that will or could give rise to disqualification of any such Plan under such sections or to a tax under Section 511 of the Code.

(f) With respect to each Plan that is subject to Title IV of ERISA, to the Company’s Knowledge, (i) there has been no reportable event (as described in Section 4043 of ERISA); (ii) no steps have been taken to terminate such Plan; (iii) there has been no withdrawal (within the meaning of Section 4063 of ERISA) of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA); (iv) no event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such Plan; (v) no event or condition has occurred which would give rise to liabilities under Section 4062(e) of ERISA; (vi) the minimum funding standards of Section 412 of the Code have been satisfied, no waiver of the minimum funding standards have been granted and none of the Company, any Company Subsidiary, or any of their ERISA Affiliates has requested a funding waiver; (vii) no event has occurred with respect to any such Plan which has resulted or could reasonably be expected to result a lien being imposed on the assets of the Company, any Company Subsidiary or any of their ERISA Affiliates; and (viii) except as set forth in Schedule 4.11(f), if each such Plan were terminated immediately after the Closing Date, there would be no unfunded liabilities with respect to any such Plan, its participants or beneficiaries or the Pension Benefit Guaranty Corporation (the “PBGC”).

(g) To the Company’s Knowledge, all contributions, premiums or payments required to be made with respect to any Plan have been made or properly accrued on or before their due dates.

(h) Except as set forth in Schedule 4.11(h), each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) that is subject to the requirements of Section 409A of the Code and all applicable IRS guidance promulgated thereunder (collectively, “Section 409A”), to the Company’s Knowledge, (i) was operated in good faith compliance with Section 409A between January 1, 2005 and December 31, 2008 and (ii) has complied in form and operation with the requirements of Section 409A since January 1, 2009.  With respect to any Person receiving benefits under or pursuant to a Plan that is a nonqualified deferred compensation plan, Schedule 4.11(h) sets forth the payment schedule and respective payment amounts.

(i) None of the assets of any Plan are invested in employer real property or are invested in employer securities.

(j) To the Company’s Knowledge, none of the Company, any Company Subsidiary, or any of their ERISA Affiliates is a nonqualified entity within the meaning of Section 457A of the Code.

(k) Each Plan that constitutes a “group health plan” (as defined in Section 607(i) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current and former affiliates that must be taken into account under Sections 4980B and 414(t) of the Code or Sections 601-608 of ERISA, to the Company’s Knowledge, have been operated in compliance with applicable Law, including the continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA, the portability and nondiscrimination requirements of Sections 9801 and 9802 of the Code, and the requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA, to the extent such requirements are applicable.

(l) To the Company’s Knowledge, there have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan and none of the Company, any Company Subsidiary or any of their ERISA Affiliates has engaged in any prohibited transaction.

(m) To the Company’s Knowledge, there have been no acts or omissions by the Company, any Company Subsidiary, or any of their ERISA Affiliates which have given rise to or may give rise to interest, fines, penalties, taxes or related charges under any applicable Law, including ERISA and the Code.

(n) Except as set forth in Schedule 4.11(n), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, to the Company’s Knowledge, (i) entitle any employee of the Company or any Company Subsidiary to severance pay or any increase in severance pay upon termination of employment after the date hereof; or (ii) accelerate the time of vesting or the time of payment, or result in any payment or funding (through a grantor trust or otherwise), or increase the amount, of compensation or benefits due to any current or former director, officer or employee of the Company, any Company Subsidiary, or any of their ERISA Affiliates.  None of the payments contemplated by the Plans would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)) or would exceed the amount deductible pursuant to Section 162(m) of the Code.  Schedule 4.11(n) sets forth a good faith estimate of all parachute payments (including excess parachute payments) anticipated by the Company to be paid in connection with transactions contemplated by this Agreement prepared in accordance with the principles and methodologies set forth in Treasury Regulation Section 1.280G-1 and other applicable guidance.

(o) To the Company’s Knowledge, there has been no act or omission that would impair the ability of the Company or any Company Subsidiary (or any successor thereto or the Surviving Corporation) to unilaterally amend or terminate any Plan.

Section 4.12. Labor and Employment Matters.

(a) Except as set forth in Schedule 4.12(a), (i) neither the Company nor any Company Subsidiary is a party to any collective bargaining, trade union or other labor union contract applicable to Persons employed by the Company or any Company Subsidiary, and, to the Knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Company Subsidiary; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees and neither the Company nor any Company Subsidiary has experienced any controversy, strike, slowdown or work stoppage within the prior five years; (iii) there are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Company Subsidiary; (iv)  to the Company’s Knowledge, the Company and each Company Subsidiary are currently in compliance with all Laws relating to the employment of labor, including those related to wages and hours; (v)  there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which is now pending before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or currently employs any Person; and (vi)  to the Company’s Knowledge, the Company has not misclassified any Person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages as an employee of the Company or the Company Subsidiaries (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Plan and the Company does not employ or engage any volunteer workers, paid or unpaid interns or any other unpaid workers.

(b) The Company has delivered to Parent a complete and accurate list of the following information for each employee of the Company or any Company Subsidiary: the name, current annual salary rate, bonus for 2010, anticipated bonus for 2011, the date of first employment, a description of position or job function, and accrued and unused paid time off (including vacation and sick leave) entitlement.  The Company has provided to Parent a true and complete copy of each employee handbook of the Company and each Company Subsidiary.

Section 4.13. Real Property.

(a)           The Company does not own any real property.

(b)           Schedule 4.13(b) sets forth a list of each real property lease or sublease to which the Company or any Company Subsidiary is a party (each, a “Lease”), including with respect to each Lease the street address to which such Lease relates, the landlord under the Lease, the basic annual rent and other amounts paid or payable with respect thereto, the expiration of the term of such Lease, the current use of such property, and any purchase options exercised or exercisable by the Company with respect thereto.  The Company has delivered or made available to Purchaser true, complete and correct copies of all Leases.  To the Company’s Knowledge, the Leases grant leasehold estates free and clear of all Liens other than Permitted Liens.  To the Company’s Knowledge, the Leases are in full force and effect and enforceable against each of the other parties thereto in accordance with their respective terms, and the Company enjoys peaceful possession under each Lease.  To the Company’s Knowledge, the Company is not in breach of or default under any Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute a breach or default by the Company under any Lease.  The Company has not received any notice it is in breach of or default under any Lease.  To the Knowledge of the Company, no other party to any Lease is in breach of or default under any Lease nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default.  No third party has repudiated or has the right to terminate or repudiate any Lease (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in such Lease) or any provision thereof.  To the Company’s Knowledge, except as set forth on Schedule 4.13(b),  the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the termination of any Lease, and immediately after the Closing all Leases will continue in full force and effect without the imposition of any material and burdensome condition or other obligation on the Surviving Corporation or Parent.

(c)           Each parcel of real property with respect to each Lease has direct access to a public street adjoining such real property or has access to a public street via insurable easements benefiting such parcel, and such access is not dependent on any land or other real property interest that is not included in the applicable Lease.

(d)           To the Company’s Knowledge, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the real property subject to each Lease have been installed and are operational and sufficient for the operation of the business of the Company and the Company Subsidiaries as currently conducted thereon.  To the Knowledge of the Company, no fact, condition, or Action exists which would result in the termination or impairment of the furnishing of services to the real property subject to each Lease of the foregoing utility services.

(e)           The Company’s use or occupancy of the real property or any portion thereof subject to each Lease and the operation of the business of the Company and the Company Subsidiaries as currently conducted, to the Company’s Knowledge, is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Authority.

(f)           The current use and occupancy of the real property subject to each Lease and the operation of the  business of the Company and the Company Subsidiaries as currently conducted thereon, to the Company’s Knowledge, does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such real property.

(g)           There are no Taxes with respect to any real property or portion thereof  subject to any Lease that are delinquent for which the Company or any Company Subsidiary would be liable.  No increase or special assessment of any Taxes relating to the real property subject to any Lease for which the Company or any Company Subsidiary would be liable is pending or threatened in writing.

(h)           The use and operation of the real property subject to each Lease in the conduct of the business of the Company and Company Subsidiaries, to the Company’s Knowledge, does not violate any applicable Law, covenant, condition, restriction, easement, license, Permit or agreement.  To the Company’s Knowledge, no improvements constituting a part of the real property subject to any encroach on real property owned or leased by a Person other than the Company.  The Company has received no written notice of any Action or charge, at law or in equity, pending against or affecting the real property or any portion thereof subject to any Lease or interest therein in the nature or in lieu of condemnation or eminent domain Actions and, to the Knowledge of the Company, none is threatened.

Section 4.14. Title to Assets; Condition of Assets.

(a)           Except as set forth in Schedule 4.14(a), each of the Company and the Company Subsidiaries has good and valid title to all of its furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company (collectively, the “Tangible Assets”), free and clear of all Liens (other than Permitted Liens).

(b)           To the Company’s Knowledge, the Tangible Assets are in good operating condition and repair (subject to ordinary wear and tear), and are adequate for the uses to which they are being put, and none of such Tangible Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  To the Company’s Knowledge, the Tangible Assets are sufficient for the continued conduct of the business of the Surviving Corporation and the Company Subsidiaries immediately after the Closing in substantially the same manner as currently conducted.  To the Company’s Knowledge, there are no facts or conditions affecting any of the Tangible Assets that would, individually or in the aggregate, interfere in any material respect with the use or occupancy thereof or of any portion thereof.

Section 4.15. Taxes.

(a) To the Company’s Knowledge, the Company and the Company Subsidiaries have filed all United States federal income and all material United States federal non-income, state, local Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged that are material in amount, other than such payments as are being contested in good faith by appropriate proceedings.  To the Company’s Knowledge, all such Tax returns are true, accurate and complete in all material respects.

(b) Neither the IRS nor any other taxing authority or agency is now asserting in writing or, to the Knowledge of the Company, threatening to assert against the Company or any Company Subsidiary any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(c) Neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax with respect to any Tax period that remains open to assessment.

(d) Except as set forth in Schedule 4.15(d), to the Company’s Knowledge and assuming that the Company qualifies to file its 2011 consolidated income tax return in the same manner as the Company’s 2010 consolidated income tax return, the accruals and reserves for Taxes reflected in the September 30 Balance Sheet are adequate to cover all Taxes accruable through such date in accordance with GAAP.  There are no material Tax liens upon any property or assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due and payable.

(e) Neither the Company nor any of the Company Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code for any open Tax year by reason of a voluntary change in accounting method initiated by the Company or any of the Company Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method.

(f) Neither the Company nor any of the Company Subsidiaries has entered into a material transaction in any open Tax year that is being accounted for under the installment method of Section 453 of the Code.

(g) Neither the Company nor any of the Company Subsidiaries has any material intercompany items (as defined in Treas. Reg. Sec. 1.1502-13(b)(2)) or material deferred intercompany gain or loss arising under the provisions of the applicable consolidated return regulations in effect for transactions occurring in taxable years beginning before July 12, 1995, which intercompany items, gain or loss are attributable to a transfer or other disposition of stock of a Company Subsidiary that is treated as a corporation for federal income tax purposes, and none of the shares of stock of any Company Subsidiary had an excess loss account within the meaning Treas. Reg. Sec. 1.1502-19(a)(2) as of the close of the last Tax year or will have an excess loss account as of the Effective Time.

(h) Except as described or identified in Schedule 4.15(h), since the Company’s merger in 1994, neither the Company nor any of the Company Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group other than the group for which the Company is the common parent and neither the Company nor any of the Company Subsidiaries has any liability for Taxes of any other Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, other than a Person that is a member of any affiliated, combined, consolidated or unitary Tax group for which the Company is the common parent.

(i) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of the Company Subsidiaries.

(j) To the Company’s Knowledge, all Taxes which the Company and each of the Company Subsidiaries is required by Law to withhold or collect, including any amounts required to be withheld for Taxes of Employees or any independent contractor, have been duly and timely withheld or collected and, to the extent required, have been paid over to the proper Governmental Authority, other than any Taxes properly reserved for on the September 30 Balance Sheet.

(k) Except as described or identified in Schedule 4.15(k), neither the Company nor any of the Company Subsidiaries is a party to any Tax allocation or other agreements pursuant to which it will have an obligation to make any payments after the Closing Date.

(l) Neither the Company nor any of the Company Subsidiaries has engaged in any transaction that, to the Company’s Knowledge, gives rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code; (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code; (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code; or (iv) or engaged in any transaction that did not have “economic substance” within the meaning of Section 7701(o) of the Code.

(m) Neither the Company nor any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code within the last two years.

(n) Neither the Company nor any of the Company Subsidiaries has received written notice from any taxing authority that the Company or any of the Company Subsidiaries is subject to any material Tax in a jurisdiction other than a Tax jurisdiction where a Tax Return is currently filed.

(o) To the Company’s Knowledge, each of the life insurance and annuity policies issued by any of the Company Subsidiaries have complied with Sections 72, 7702 and 7702A of the Code.

(p) To the Company’s Knowledge, eeither the Company nor any of the Company Subsidiaries have received any credits for Taxes from any Governmental Authority that are subject to recapture as a result of the Merger or the transactions contemplated by this Agreement.

(q) Schedule 4.15(q) lists all material tax elections affecting the Company and the Company Subsidiaries.

Section 4.16. Environmental Matters.

(a) Except as set forth on Schedule 4.16, (i)  the Company and each Company Subsidiary is, and has been, to the Company’s Knowledge, in compliance with all applicable Environmental Laws, (ii) there is no Action relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any real property currently operated or leased by the Company or any Company Subsidiary, (iii) other than as provided for in insurance and reinsurance contracts issued in the ordinary course of the business of the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary has received any notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws and (iv) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any Company Subsidiary including at any property currently or formerly owned, operated or leased by the Company or any Company Subsidiary that could reasonably be expected to result in the Company and/or any Company Subsidiary incurring liabilities under Environmental Laws.

(b) For purposes of this Agreement:

(i) “Environmental Laws” means all Laws relating to the environment, preservation or reclamation of natural resources, the presence, management or release of, or exposure to, Hazardous Materials, or to human health and safety.

(ii) “Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

Section 4.17. No Rights Plan.  The Company does not have in place any shareholders’ rights plan.

Section 4.18. Material Contracts.

(a) Schedule 4.18(a) lists the following types of Contracts to which the Company or any Company Subsidiary is a party as of the date hereof (such Contracts as are required to be set forth in Schedule 4.18(a) being referred to hereinafter as the “Material Contracts”):

(i)            each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and the Company Subsidiaries;

(ii)            all Contracts that contain obligations of the Company or any Company Subsidiary in excess of $50,000 or are otherwise material to the current business, assets, liabilities, financial condition or results of operations of the Company or any Company Subsidiary;

(iii)           each Contract with respect to the sharing, selling, distributing, using or licensing of any Company Intellectual Property to another Person;

(iv)           each Contract pursuant to which the Company or any Company Subsidiary acquired or licenses any Intellectual Property from another Person;

(v)           all Contracts evidencing indebtedness of the Company or any Company Subsidiary for borrowed money in excess of $50,000;

(vi)            each Contract evidencing any loan, advance or other form of indebtedness made by the Company or any Company Subsidiary to any Company Producer or any other agent or representative;

(vii)           each Contract between the Company or any Company Subsidiary and any managing general agent;

(viii)           all joint venture, partnership, strategic alliance and business acquisition or divestiture agreements;

(ix)            all Contracts relating to issuances of securities of the Company or any Company Subsidiary;

(x)            all Contracts with any Governmental Authority to which the Company or any Company Subsidiary is a party and that are material to the business and operations of the Company and the Company Subsidiaries, taken as a whole;

(xi)            all Contracts that limit, or purport to limit the ability of the Company or any of its Affiliates (including Parent or any of its Affiliates following the merger) to compete in any line of business or with any Person or entity or in any geographic area or during any period of time or to acquire the securities of any other Person;

(xii)            all Contracts that obligate the Company or any Company Subsidiary or will obligate Parent or any of its subsidiaries following the Merger, in each case, to extend most-favored nation pricing to any Person,

(xiii)            all Contracts that impose exclusivity obligations on the Company or any Company Subsidiary or that will impose exclusivity obligations on Parent or any of its subsidiaries following the Merger, in each case, with respect to customers or suppliers,

(xiv)            all Contracts that impose obligations on the Company or any Company Subsidiary or will impose obligations on Parent or any of its subsidiaries following the Merger, in each case, with respect to non-solicitation provisions with respect to customers or suppliers;

(xv)            all Contracts that relate to or contain provisions or covenants that obligate or upon the occurrence of a condition precedent will obligate the Company or any Company Subsidiary to guarantee indebtedness for borrowed money;

(xvi)            all Contracts that are a guaranty or contain provisions or covenants relating to indemnification or holding harmless by the Company or any Company Subsidiary;

(xvii)            all Contracts that are employment (other than an employment “at will”), severance, retention, incentive or similar contracts applicable to any employee of the Company or any of the Company Subsidiaries, including contracts to employ executive officers and other contracts with officers or directors of the Company or any of the Company Subsidiaries, other than agent contracts with insurance agents;

(xviii)           all Contracts between the Company and any Company Subsidiary and all Contracts between or among Company Subsidiaries; and

(xix)            all other Contracts (other than (A) insurance policies issued by any Company Subsidiary in the Ordinary Course of Business, (B) reinsurance contracts (whether assumed or ceded) entered into by a Company Subsidiary in the Ordinary Course of Business and (C) contracts between the Company or any Company Subsidiary, on one hand, and any agent, broker or producer, on the other hand, entered into in the Ordinary Course of Business) the absence of such contract or agreement would constitute a Material Adverse Effect.  With respect to each Material Contract, a complete and accurate copy of such contract has previously been made available to Parent.

(b) Except as set forth on Schedule 4.18(b), to the Company’s Knowledge, (i) each Material Contract is a valid and binding agreement, except to the extent it has previously expired in accordance with its terms, (ii) none of the Company or any Company Subsidiary has received any claim of default under or cancellation of any Material Contract and none of the Company or any Company Subsidiary is in breach or violation of, or default under, any Material Contract, (iii) to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Material Contract and (iv) neither the execution of this Agreement nor the consummation of the Merger shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or any Company Subsidiary under any Material Contract.

Section 4.19. Technology and Intellectual Property.

(a)           Set forth on Schedule 4.19(a), to the Company’s Knowledge, is all (i) Registered Intellectual Property owned by the Company and the Company Subsidiaries, (ii) pending patent applications and applications for registrations of other Intellectual Property filed by the Company or any Company Subsidiary, (iii) unregistered trade names and corporate names owned by or under which the Company or any Company Subsidiary conducts its business, and (iv) all other Intellectual Property owned by the Company or any Company Subsidiary (collectively, the “Owned Intellectual Property”).  Schedule 4.19(a) identifies which entity among the Company or any Company Subsidiary is the owner of each item of Owned Intellectual Property.

(b)           Except as set forth on Schedule 4.19(b), to the Company’s Knowledge, the Company or applicable Company Subsidiary is the sole and exclusive owner of, and has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of, sell and license, without payment to any other Person, all of the Owned Intellectual Property, free and clear of any Liens, and the consummation of the transactions contemplated hereby does not and will not conflict with, alter or impair any such rights.  Except as set forth on Schedule 4.19(b), during the past three (3) years, neither the Company nor any Company Subsidiary has received any written notice or, to the Company’s Knowledge, any notice from any Person asserting any ownership interest in the Owned Intellectual Property.

(c)           Schedule 4.19(c), to the Company’s Knowledge, sets forth a list of all Intellectual Property that is licensed by the Company or any Company Subsidiary from another Person (collectively, the “Licensed Intellectual Property” and, together with the Owned Intellectual Property, the “Company Intellectual Property”).  Schedule 4.19(c), to the Company’s Knowledge, identifies which entity among the Company and the Company Subsidiaries is the licensee of each item of Licensed Intellectual Property.  With respect to the Licensed Intellectual Property, to the Company’s Knowledge:

(i)           each Contract covering such Licensed Intellectual Property is legal, valid, binding, enforceable and in full force and effect and the applicable entity among the Company and the Company Subsidiaries possesses legally enforceable rights to use, in the manner currently used and proposed to be used, the Licensed Intellectual Property, and the consummation of the transactions contemplated hereby does not and will not conflict with, alter or impair any such rights;

(ii)           neither the Company (nor any Company Subsidiary) nor, to the Knowledge of the Company, any other party to a Company Contract covering such Licensed Intellectual Property is in breach or default, no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder, and no party to such Contract has repudiated any provision thereof; and

(iii)           neither the Company, any Company Subsidiary , nor any employee, agent, consultant or independent contractor thereof, has modified, enhanced or prepared a derivative component of any Licensed Intellectual Property.

(d)           Except as set forth on Schedule 4.19(d), to the Company’s Knowledge, the Company Intellectual Property constitutes all of the Intellectual Property that is necessary to operate and conduct the business of the Company and the Company Subsidiaries as currently conducted and proposed to be conducted.

(e)           Schedule 4.19(e) sets forth a list of all of the Company Intellectual Property that, to the Company’s Knowledge, (i) is licensed by the Company or any Company Subsidiary to another Person or (ii) another Person has access to or a right to use, sell or distribute, other than agreements with customers in the Ordinary Course of Business.  Other than those items set forth on Schedule 4.19(e), neither the Company nor any Company Subsidiary has granted to any Person any options, licenses or agreements relating to the Company Intellectual Property.

(f)            Except as set forth on Schedule 4.19(f), neither the Company nor any Company Subsidiary has challenged, or is currently challenging, the validity, ownership or right to use, sell, license, distribute, or dispose of, any Intellectual Property rights of any other Person.  Except as set forth on Schedule 4.19(f), to the Company’s Knowledge, neither the Company nor any Company Subsidiary has, nor are they currently infringing, misappropriating or diluting any Intellectual Property right of any Person, and neither the Company nor any Company Subsidiary has received any written notice or, to the Company’s Knowledge, any oral notice from any Person claiming that the Company or any Company Subsidiary, the operation of their business or any of their acts, products, technologies, or services infringes, misappropriates, or dilutes any Intellectual Property right of any Person. To the Knowledge of the Company, no Person has infringed or is currently infringing upon or challenging the validity, ownership or right to use, sell, license, distribute, or dispose of, any of the Company Intellectual Property.  Except as set forth on Schedule 4.19(f), neither the Company nor any Company Subsidiary is subject to any outstanding Action (other than in the ordinary course of prosecution of pending applications for patents and other registrations included in the Company Intellectual Property) or settlement involving the Company Intellectual Property.

 (g)           To the Company’s Knowledge, all registrations, applications and filings, including maintenance and renewal fees, necessary to preserve the rights of the Company and the Company Subsidiaries in respect of the Registered Intellectual Property have been made, are in effect and are in good standing in all material respects.  No registrations with respect to the Company Intellectual Property (including, without limitation, patent registration) have been rejected or revoked by any Governmental Authority.

(h)           Schedule 4.19(h), to the Company’s Knowledge, identifies each current and former Company employee, consultant to the Company, contractor of the Company or other Person associated with the Company who participated in the creation or development of the Owned Intellectual Property.  Except as set forth in Schedule 4.19(h), all current and former employees, consultants, contractors or other Persons who have contributed to or participated in the creation or development of any such Owned Intellectual Property on behalf of the Company or any Company Subsidiary or any predecessors in interest thereto (i) is a party to an agreement pursuant to which the Company or applicable Company Subsidiary (or such predecessor in interest, as applicable) is deemed to be the original owner and author of all right, title and interest in such Owned Intellectual Property, (ii) has executed an assignment to the Company or applicable Company Subsidiary (or such predecessor in interest, as applicable) of all right, title, and interest in such Owned Intellectual Property, or (iii) has a legal duty sufficient to vest all right, title, and interest in the Company or applicable Company Subsidiary of all such Owned Intellectual Property created by such employee in the scope of his or her employment with such entity (each a “Work Product Agreement”).  All Work Product Agreements are listed on Schedule 4.19(a)(xvi), and true and complete copies of such Work Product Agreements have been provided to Parent.  All Work Product Agreements are legal, valid, binding and enforceable by the Company or applicable Company Subsidiary.  No current or former employee, consultant or contractor or any other Person will, after giving effect to the transactions contemplated hereby, have any right, claim or interest in or to any Owned Intellectual Property.

(i)           To the Company’s Knowledge, the Company and each Company Subsidiary have taken commercially reasonable actions to protect, and where necessary to register, the Company Intellectual Property.  To the Company’s Knowledge, the Company and Company Subsidiaries have not taken any action that would materially impair or otherwise materially adversely affect its rights in the Company Intellectual Property.

(j)           To the Company’s Knowledge, the Company and each Company Subsidiary have taken commercially reasonable steps to protect and preserve the confidentiality of all Company Intellectual Property.  To the Knowledge of the Company, no trade secret included in the Company Intellectual Property has been authorized to be disclosed or has been actually disclosed by the Company or any of the Company Subsidiaries to any Person other than pursuant to a written non-disclosure agreement restricting the disclosure and use thereof

(k)           To the Company’s Knowledge, no software included within the Company Intellectual Property contains any “back door,” “time bomb,” “Trojan horse,” “drop dead device,” “virus,” spyware or other software routines designed to permit unauthorized access or enable the unauthorized collection of data, to disable or erase software, hardware, or data, or to perform any other such actions.  To the Company’s Knowledge, neither the Company, the Company Subsidiaries nor the employees, agents or subcontractors thereof have at any time knowingly or intentionally introduced or caused to be introduced any such routine into such software.  Except as set forth in Schedule 4.19(k), to the Company’s Knowledge, the source code for the software included within the Owned Intellectual Property is not in the possession of any other Person, and the Company and Company Subsidiaries have used commercially reasonable efforts consistent with industry standards to maintain the confidentiality of such source code.

(l)           Except as disclosed in Schedule 4.19(l), to the Company’s Knowledge, the software or freeware used in, incorporated into, integrated or bundled with the Company Intellectual Property does not contain any open source software, freeware, or other software distributed under similar licensing or distribution models (including software licensed or distributed under GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License, the Mozilla Public License, the Netscape Public License, the Sun Community License (SCSL), the Sun Industry Standards License (SISL), the BSD License, or the Apache License), and no such software has been incorporated into any of the Company Intellectual Property that would in any way obligate the Company or any Company Subsidiary to disclose to any other Person the source code for any such software.  To the Company’s Knowledge, the Company and Company Subsidiaries are in compliance with the open source license for each of the open source software programs set forth in Schedule 4.19(l).

(m)           All of the material computer systems that are used in the businesses of the Company or the Company Subsidiaries as currently conducted, including hardware, software, databases, firmware, telecommunications and related cabling, wiring and peripherals (collectively, the “Information Technology Systems”) are in good working order and have capacity and functions that are adequate for the conduct of the businesses of the Company and the Company Subsidiaries, as conducted as of the date hereof and anticipated to be conducted in the future.  Since January 1, 2006, (i) no part of the Information Technology Systems is or has been infected by any virus or other extraneously induced malfunction that has caused a material loss of performance of the Information Technology Systems or the loss of any material data stored on the Information Technology Systems, (ii) no part of the Information Technology Systems has experienced any substantial and unscheduled outage or malfunction, (iii) to the Company’s Knowledge, there has been no breach, security incident or unauthorized access to or disclosure, use or loss of any Personal Data, whether on or through the Information Technology Systems or, to the Knowledge of the Company, any third-party service provider working on behalf of the Company or any of the Company Subsidiaries, that has required notification to any Person or Governmental Authority pursuant to any applicable breach notification Laws or Privacy Laws, or taking any other action as required by any Privacy Law.  The Company and the Company Subsidiaries are in compliance with their own privacy and security policies and, to the Company’s Knowledge, any Privacy Laws.  To the extent restricted by applicable Law, neither the Company nor any of the Company Subsidiaries is prohibited from providing Parent with, or transferring to Parent, all or any portion of the Personal Data collected, processed, stored, acquired and used in the conduct of the businesses of the Company or any of the Company Subsidiaries on or after the date hereof, in connection with the transactions and provision of services contemplated hereby.  The Company and the Company Subsidiaries, to the Company’s Knowledge, have implemented and followed reasonable security programs and policies containing technical and organizational measures to protect and safeguard Personal Data, including ongoing review and updating of all such plans and policies.

(n)           To the Company’s Knowledge, the Company has implemented a reasonable and industry standard plan, in the event of a failure of the Information Technology Systems (whether due to natural disaster, power failure or otherwise), intended to reasonably minimize any disruption to the operations of the Company or any of the Company Subsidiaries in the event of such a failure.

Section 4.20. Insurance.  Copies of all insurance policies maintained by the Company and the Company Subsidiaries as the insured and all policies covering directors and officers of the Company as of the date hereof have been provided to Parent or Merger Sub.  Except as set forth in Schedule 4.20, to the Company’s Knowledge, (a) all such policies are in full force and effect and (b) neither the Company nor any of the Company Subsidiaries is in breach or default, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification under any policy.  Except as set forth in Schedule 4.20, to the Company’s Knowledge, the consummation of the Merger will not cause the revocation, cancellation or termination of any insurance policy of the Company or the Company Subsidiaries.

Section 4.21. Insurance and Reinsurance Matters.

(a) The Company conducts all of its insurance operations that are required to be conducted through a licensed insurance company or insurance intermediary through the Company Subsidiaries set forth in Schedule 4.21(a)(i) (collectively, the “Company Insurance Subsidiaries”).  To the Company’s Knowledge, each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or eligible and (iii) duly authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements.  Schedule 4.21(a)(ii) lists for each Company Insurance Subsidiary (A) the name of such Company Insurance Subsidiary, (B) the state or jurisdiction of its incorporation or organization, (C) each jurisdiction in which it is licensed or authorized to carry on an insurance business, (D) the types of insurance and other products it is licensed to write in each jurisdiction in which it is licensed or authorized to carry on an insurance business, and (E) the record owner of its shares, other equity interests and any other securities convertible into equity interests.  To the Company’s Knowledge, none of the Company Insurance Subsidiaries are “commercially domiciled” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its respective jurisdiction of incorporation or organization.  Except as set forth in Schedule 4.21(a)(iii), to the Company’s Knowledge, each of the Company Subsidiaries that acts as an insurance broker, agent, managing general agent, producer or intermediary (“Company Insurance Intermediary”) is duly licensed in each jurisdiction in which it is required to be so licensed.  To the Company’s Knowledge, no Company Insurance Subsidiary is commercially domiciled in any jurisdiction.  Each Company Insurance Subsidiary that is a Company Insurance Intermediary is identified on Schedule 4.21(a)(ii).

(b) All ceded reinsurance treaties or agreements, including retrocessional agreements, to which any Company Subsidiary is a party or under which any Company Subsidiary has any existing rights, obligations or liabilities (the “Company Reinsurance Agreements”) since January 1, 2006 are listed on Schedule 4.21(b).  The Company has delivered to Parent correct and complete copies of all of the Company Reinsurance Agreements entered into with an inception date of January 1, 2006 up to and including the date hereof, and, to the Company’s Knowledge, all such Company Reinsurance Agreements are in full force and effect in accordance with their terms, and, to the Company’s Knowledge,  the consummation of the Merger will not result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any unilateral right to commutation, result in a mandatory commutation or result in the loss of any benefit) under, any of the terms, conditions, or provisions of any Company Reinsurance Agreements.  The Company has concluded that all reinsurance recoverable amounts reflected in the Company Financial Statements or Company SAP Statements, with respect to the Company Reinsurance Agreements, are collectible.  To the Company’s Knowledge, neither the Company nor any Company Subsidiary is in default as to any provision thereof.  Since January 1, 2010, neither the Company nor any Company Subsidiary thereof has received any notice to the effect that (i) the financial condition of any reinsurer party to any Company Reinsurance Agreement is materially impaired with the result that a default thereunder may reasonably be anticipated, (ii) there is a dispute with respect to any amounts recoverable by any Company Subsidiary pursuant to any Company Reinsurance Agreement or (iii) a reinsurer intends to cancel or commute any Company Reinsurance Agreement.  Schedule 4.21(b)(x) sets forth a list of each dispute or series of related disputes pending, or to the Knowledge of the Company, threatened between the Company, any of the Company Subsidiaries, on the one hand, and any reinsurer, on the other hand.  Other than as set forth in Schedule 4.21(b)(x)(i), none of the Company Insurance Subsidiaries is a party to any reinsurance pools or fronting arrangements under which any obligations remain outstanding.

(c) With respect to any Company Reinsurance Agreement for which any Company Insurance Subsidiary has taken credit for reinsurance ceded on its Company SAP Statement, (i) there have been no separate written or oral agreements between any of the Company or Company Subsidiaries and the assuming reinsurer, not referenced in such Company Reinsurance Agreement, that would, under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Company Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Company Reinsurance Agreement, (ii) for each such Company Reinsurance Agreement entered into, renewed or amended on or after January 1, 2010, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by Statement of Statutory Accounting Principles (“SSAP”) No. 61, is available for review by the domiciliary state insurance departments for each of the Company Insurance Subsidiaries, (iii) from and after January 1, 2001, to the Company’s Knowledge, each of the Company Insurance Subsidiaries complies and has complied in all material respects with all of the requirements set forth in SSAP No. 61 and (iv), each of the Company Insurance Subsidiaries, to the Company’s Knowledge,  has and has had from and after January 1, 2001, appropriate controls in place to monitor the use of reinsurance and adhere to the provisions of SSAP No. 61.  None of the Company Insurance Subsidiaries, nor to the Knowledge of the Company, any counterparty to an insurance contract or Company Reinsurance Agreement with any Company Insurance Subsidiary, has, to the Company’s Knowledge, accounted at any time for risks ceded or assumed as reinsurance under SAP and as a deposit under GAAP, or as reinsurance under GAAP and as a deposit under SAP.

(d) Schedule 4.21(d) lists each actuary, independent or otherwise, that has reviewed, on behalf of the Company or any Company Subsidiary, the reserves for losses and loss adjustment expenses of the Company or such Company Subsidiary and/or its premium rates for applicable life, accident and health insurance in each of the years commencing after December 31, 2005 (collectively the “Company Actuaries” and separately a “Company Actuary”); provided, however, that it is acknowledged and agreed that the information contained in Schedule 4.21(d) specifically excludes actuarial memoranda related to health insurance rate filings, state variations of such memoranda and additional correspondence with the States related to initial filings and rate filings required by the various States.  Schedule 4.21(d) lists each actuarial report, and all attachments, supplements, addenda and modifications thereto prepared for or on behalf of the Company or any Company Subsidiary by the Company Actuaries, or delivered by the Company Actuaries to the Company or any Company Subsidiary, since January 1, 2006, in which a Company Actuary has (i) either expressed an opinion on the adequacy of the Company GAAP Reserves or the Company SAP Reserves, or (ii) expressed an opinion as to the adequacy of such premiums or made a recommendation as to the premiums that should be charged by a Company Insurance Subsidiary (collectively, the “Company Actuarial Analyses”).  The Company has delivered to Parent a true and complete copy of each of the Company Actuarial Analyses since January 1, 2006.  The information and data furnished by the Company and the Company Insurance Subsidiaries and their Affiliates in connection with the preparation of the Company Actuarial Analyses, as well as the actuarial information provided to Parent, was complete and accurate in all respects.

(e) Except for regular periodic assessments in the Ordinary Course of Business or assessments based on developments that are publicly known within the insurance industry, as of the date hereof, no claim or assessment is pending or, to the Knowledge of the Company, threatened against any Company Insurance Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

(f) Since January 1, 2006, to the Knowledge of the Company, (i), each insurance agent, third-party administrator, marketer, underwriter, wholesaler, broker, producer, reinsurance intermediary and distributor that wrote, sold, produced or managed insurance business for one or more of the Company Insurance Subsidiaries (collectively, “Company Producers”), at the time such Company Producer wrote, sold, or produced such business, was duly licensed and appointed as required by applicable Law (for the type of business written, sold, produced or managed), in the particular jurisdiction in which such Company Producer wrote, sold or produced business and (ii) each of the agency agreements and appointments between the Company Producers, including as subagents under the Company’s affiliated insurance agency, and the Company and any of the Company Subsidiaries, is valid and binding and in full force and effect in accordance with its terms.  To the Knowledge of the Company, no Company Producer has been since January 1, 2006, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the writing, sale, production or administration of insurance or other business for the Company, any of the Company Subsidiaries, except for such failures to be licensed or such violations which have been cured, which have been resolved or settled through agreements with the applicable Governmental Authority, or which are barred by an applicable statute of limitations.  None of the Company Insurance Subsidiaries has received notice of any disputes with any current or former Company Producer concerning commissions except for such disputes that have been settled or otherwise resolved.  Except as set forth in Schedule 4.21(f), no Company Producer individually accounting directly or indirectly for five percent (5%)  or more of the total gross premiums of all of the Company Subsidiaries for the year ended December 31, 2010, has notified the Company or any Company Subsidiary that such Company Producer will be unable or unwilling to continue its relationship as a Company Producer with the Company or any of the Company Subsidiaries within 12 months after the date hereof.

(g) [Reserved.]

(h) Since January 1, 2001, the Company and the Company Insurance Subsidiaries, to the Company’s Knowledge, (i) have filed or submitted with all applicable Insurance Regulators, all registration statements, notices and reports, together with all exhibits and amendments thereto required under the Insurance Laws applicable to insurance holding companies (the “Company Holding Company Act Reports”), (ii) have timely filed all Company SAP Statements and (iii) have filed all other reports and statements, together with all amendments and supplements thereto, required to be filed with any Insurance Regulator under the Insurance Laws.  Schedule 4.21(h) sets forth a list of, and Company has delivered to Parent, accurate and complete copies of, all Company Holding Company Act Reports, all other reports and statements filed by the Company or any of the Company Subsidiaries with any Insurance Regulator and all reports of examination (including financial, market conduct and similar examinations) of any the Company Insurance Subsidiary issued by an Insurance Regulator for periods ending and events occurring, on or after January 1, 2001.  All such Company Holding Company Act Reports and other reports and statements were prepared in good faith and, to the Company’s Knowledge, complied with the Insurance Laws when filed.  No deficiencies have been asserted by any Governmental Authority with respect to such Company Holding Company Act Reports and other reports and statements.

(i) Schedule 4.21(i) lists all financial examinations that any Governmental Authority has conducted with respect to the Company or any Company Subsidiary since January 1, 2006.  The Company has delivered to Parent correct and complete copies of all material documents and correspondence relating to each such financial examination and all other documents, correspondence and other information in possession of the Company or any Company Subsidiary relating to each such financial examination or provided to a Governmental Authority in connection with such financial examination have been made available to Parent for its inspection and review at the administrative offices of BNLAC in Austin, Texas.  Except as set forth on Schedule 4.21(i), there are no regulatory or other financial examinations of the Company or of any Company Subsidiary currently in process.

(j) All policies, binders, slips, certificates and other agreements of insurance in effect as of the date hereof (including all applications, endorsements, supplements, riders and ancillary agreements in connection therewith) issued by any Company Insurance Subsidiary, and any and all marketing materials, agent agreements, broker agreements, service contracts, and managing general agent agreements to which the Company or any Company Subsidiary is a party, are, to the Company’s Knowledge, to the extent required under applicable Law, on forms approved by the Insurance Regulators or have been filed with and not objected to by such Insurance Regulators within the period provided for objection, and all of such forms comply with the Insurance Laws.  As to premium rates established by any Company Insurance Subsidiary, which are required to be filed with or approved by any Insurance Regulators, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Insurance Laws. The Company Insurance Subsidiary, BNLAC, has issued participating policies as described and identified on Schedule 4.21(j).

(k) The Company Financial Statements reflect all securities, mortgages and other investments (collectively, the “Company Investments”) owned by the Company and the Company Subsidiaries as of December 31, 2010 and September 30, 2011.  All transactions in the Company Investments by the Company from September 30, 2011, to the date hereof have complied with the investment policy of the Company.  A complete list of all the Company Investments owned, directly or indirectly, by the Company as of September 30, 2011, that are in arrears or default in payment of principal or interest or dividends or have been or should have been, classified as non-performing, non-accrual, 90 days past due, as still accruing and doubtful of collection, as in foreclosure or any comparable classification, or are permanently impaired, in bankruptcy, or which are included on any “watch list” are set forth in Schedule 4.21(k), and, except as set forth on Schedule 4.21(k), to the Company’s Knowledge, there have been no changes since such date.  Except as set forth in the Company Financial Statements, there are no Liens on any of the Company Investments, other than any special deposits reflected in the Company Financial Statements.

(l) As of the date hereof, BNLAC has been assigned a ‘B+’ insurer financial strength rating with a stable outlook by A.M. Best Company, Inc.  A.M. Best has not indicated that it intends to lower such rating or put any Company Insurance Subsidiary under review.

Section 4.22. Board Approval; Vote Required.

(a) The Company Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way prior to the date hereof, has duly (i) determined that the Merger is fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and declared its advisability, and (iii) resolved to recommend that the shareholders of the Company adopt this Agreement and directed that this Agreement be submitted to a vote of the Company’s shareholders entitled to vote thereon at the Shareholders’ Meeting (collectively, the “Company Recommendation”).

(b) The affirmative vote of a majority of the votes cast by all shareholders of the Company entitled to vote on the Agreement is required to approve and adopt this Agreement (“Shareholder Approval”).  No other vote of the shareholders of the Company is required by applicable Law, the Company’s Constituent Documents or otherwise in order for the Company to consummate the Merger.

Section 4.23. Information Supplied.  The Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company and at the time of the Shareholders’ Meeting, to the Company’s Knowledge, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to such portions of the Proxy Statement that relate expressly to Parent, Merger Sub or any of their Affiliates or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.24. No Investment Company.  Neither the Company nor any Company Subsidiary is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.25. Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

Section 4.26.  Antitakeover Provisions.  The Company, to the Company’s Knowledge, has taken, or will take prior to or at the Closing, all actions that can be taken by it in order to exempt Parent and Merger Sub, this Agreement and the Merger from any provisions of an antitakeover nature contained in the Constituent Documents of the Company or under applicable Law, including any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation, including the provisions of Section 490.1110 of the IBCA, to the extent applicable to any of the transactions contemplated hereunder.

Section 4.27. No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, including any modification or qualification thereto included in the Disclosure Schedules, none of the Company, the Company Subsidiaries or any other Person on behalf of the Company or the Company Subsidiaries makes any other express or implied representation or warranty with respect to the Company, any of the Company Subsidiaries or any information provided to Parent or Merger Sub with respect to the Company or any of the Company Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 5.01. Corporate Organization.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nebraska and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nebraska.

Section 5.02. Ownership and Operations of Merger Sub.  Parent owns of record, and as of the Effective Time will own, all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

Section 5.03. Authority Relative to This Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the NBCA and IBCA).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.04. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, and the consummation of the Merger by Parent and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation or By-laws or other organizational documents of either Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 5.04(b) have been obtained and that all filings and other actions described in Section 5.04(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or subject, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements of the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the NBCA and IBCA, (iii) the consents, approvals, authorizations, Permits, filings and notifications set forth on Schedule 5.04(b) and (iv) where the failure to obtain such consents, approvals, authorizations or Permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

(c) Parent has no reason to believe that any facts or conditions related to it, Merger Sub or any of its other Affiliates, including its identity, business, investments, investors, regulatory status or planned approach to financing the transactions contemplated hereby or operating the business of the Company and the Company Subsidiaries after the Effective Time, are reasonably likely to impede its ability promptly to obtain any governmental approvals required to be obtained by Parent or Merger Sub in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.05. Legal Proceedings.  Except insofar as do not, and as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement, there is no pending or, to the knowledge of Parent, threatened, Action with respect to Parent or any of its subsidiaries or the assets of Parent or any of its subsidiaries, by or before any Governmental Authority.

Section 5.06. Financing.  Parent has and, at the Effective Time, will have sufficient funds to permit Merger Sub to consummate the Merger, to pay the aggregate Merger Consideration and the other amounts required to be paid by Parent and Merger Sub under this Agreement, and to perform the other obligations of Parent and Merger Sub hereunder.

Section 5.07. Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.08. Information Supplied.  The information supplied by or on behalf of Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.09. No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, neither Parent nor Merger Sub nor any other Person on its behalf makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any information provided to the Company or any Company Subsidiaries with respect to Parent or Merger Sub.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01. Conduct of Business by the Company Pending the Merger.  The Company agrees that, between the date of this Agreement and the Closing Date, except (x) to the extent required or prohibited by applicable Law, (y) to the extent Parent otherwise agrees in writing, or (z) as set forth in Schedule 6.01 (with specific reference to the applicable subsection below), (a) the businesses of the Company and the Company Subsidiaries shall be conducted only in the Ordinary Course of Business, (b) the Company shall use its best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and to keep available the services of the current officers and employees of the Company and the Company Subsidiaries and any Company Producers and (c) the Company shall take all steps, and do all things, necessary to preserve the protections of the Company Reinsurance Agreements by, among other things, promptly notifying, billing and collecting reinsurance claims and processing all due premium transactions, including premium adjustments, timely filing claims against insolvent estates, if necessary, obtaining and maintaining in force all required collateral or other security as required under the Insurance Laws and/or the terms of the Company Reinsurance Agreements, and otherwise complying with all terms of the Company Reinsurance Agreements.  The Company agrees that, between the date of this Agreement and the Closing Date, except (w) to the extent required or prohibited by applicable Law, (x) as otherwise specifically contemplated by this Agreement, (y) to the extent Parent otherwise agrees in writing, or (z) as set forth in Schedule 6.01 (with specific reference to the applicable subsection below), neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Closing Date, directly or indirectly, do any of the following:

(a) amend its Constituent Documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary, provided, however that the Company may issue Company Common Stock upon the exercise of options granted under the Company Stock Plan that are outstanding as of the date hereof and in accordance with the terms thereof;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Company Subsidiary to the Company or any other Company Subsidiary; reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of the Company Subsidiaries or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities;

(d) (i) incur or assume any indebtedness for borrowed money, (ii) guarantee any indebtedness for borrowed money or (iii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;

(e) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the Ordinary Course of Business) to, any Person other than a Company Subsidiary or other than investments in the Ordinary Course of Business and consistent with the Company’s investment guidelines;

(f) make any capital expenditure, including expenditures which  involve the purchase of real property;

(g) sell, dispose of or otherwise transfer (by merger or otherwise), lease out or license out, or pledge, mortgage or otherwise encumber, any of its properties or assets (including securities of Company Subsidiaries, which shall not be subject to the exceptions set forth in clauses (i) and (ii) below), other than (i) disposal of investments in accordance with the Company’s investment guidelines as the same may be amended from time to time, or (ii) pursuant to Material Contracts in effect on the date hereof and listed on Schedule 4.18(a);

(h) directly or indirectly acquire (by merger, consolidation, acquisition of equity interests or assets or any other business combination) any corporation, partnership, limited liability company, joint venture, other business organization (or division thereof) or any property;

(i) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(j) waive or release any right or claim or settle or compromise any audit, arbitration or Action in excess of the amount of the corresponding reserve established on the consolidated balance sheet of the Company as reflected in the most recent applicable Required Company SEC Document plus any applicable third-party insurance proceeds, except for any settlements or compromises of insurance claims or litigation or arbitration arising in the Ordinary Course of Business;

(k) alter or amend any existing underwriting, claim handling, agency management, loss control, investment, actuarial, pricing, reserving, reinsurance, financial reporting or Tax or other accounting practices, guidelines or policies (including compliance policies and those practices, guidelines and policies used in the preparation of its financial statements and the establishment of reserves) or any material assumption underlying an actuarial practice or policy, except as may be required by a change in GAAP, SAP or applicable Law after the date hereof;

(l) other than in accordance with its current investment guidelines or as otherwise required by the terms of this Agreement, restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which such portfolio is classified or reported;

(m) (i) increase or agree to increase the compensation payable or to become payable or the benefits provided to, grant any retention, severance or termination pay to or enter into any employment bonus, change in control or severance agreement with, its current or former directors, officers or employees (except (x) increases in the Ordinary Course of Business in salaries, wages, bonuses, incentives or benefits of employees of the Company or any Company Subsidiary who are not directors or executive officers of the Company, it being understood and agreed that the Company will pay Christmas bonuses as has been its custom and practice in the same amounts as paid in 2010 to the executive officers and other employees, (y) with respect to the initial compensation and benefits of individuals who are first employed by the Company or any Company Subsidiary after the date hereof and (z) for bonuses and retention, severance and termination payments in an aggregate amount not to exceed $25,000.00; (ii) establish, adopt, enter into, terminate or amend any collective bargaining agreement or any new employee benefit plan; (iii) amend or terminate any existing Plan; (iv) grant any equity based or incentive compensation awards; (v) enter into or amend any employment, severance, retention, incentive or similar agreement or other employment arrangements with any current or former director, officer or employee of the Company or any Company Subsidiary; or (vi) hire or terminate the employment, or modify the contractual relationship of, any officer, employee or independent contractor of the Company or any Company Subsidiary, other than hirings or terminations of employees other than officers in the Ordinary Course of Business;

(n) take any action, other than in the Ordinary Course of Business, with respect to accounting policies or procedures, except as required by changes in GAAP or relevant SAP, in either case as agreed to by the Company’s independent auditors;

(o) make or change any Tax election, Tax return or method of Tax accounting, settle or compromise any Tax liability, consent to any claim or assessment relating to Taxes, or waive any statute of limitations in respect to  any Taxes or agree to any extension of time with respect to an assessment or deficiency of Taxes (other than pursuant to extensions of time to file Tax returns obtained in the Ordinary Course of Business);

(p) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of any rights of the Company or any Company Subsidiary thereunder, in each case other than in the Ordinary Course of Business; or enter into any new agreement which would have been considered a Material Contract if it were entered into at or prior to the date hereof;

(q) forfeit, abandon, modify, waive, terminate or otherwise change any of its Permits, except as may be required in order to comply with applicable Law;

(r) take any action that is not expressly permitted by or provided for in this Agreement that would reasonably be expected to result in a reduction of the insurer financial strength ratings of any Company Insurance Subsidiary;

(s) offer or sell insurance or reinsurance of any line or class of business in any jurisdiction other than such lines and classes of insurance and reinsurance that it offers and sells on the date of this Agreement;

(t) knowingly violate or knowingly fail to perform any obligation or duty imposed upon the Company or any of the Company Subsidiaries by any applicable Law;

(u) take any action that would reasonably be expected to, or omit to take any action where such omission would reasonably be expected to, prevent, materially delay or impede the consummation of the Merger;

(v) take any action adverse to the interests of Parent with respect to the Company Reinsurance Agreements, including but not limited to, novating, commuting, destroying (whether or not in compliance with the Company’s records retention policy) or taking any other actions that are, or are deemed to be, adverse to the interests of Parent under the Company Reinsurance Agreements;

(w) take any actions or omit to take any actions that would cause any of its representations and warranties herein to become untrue or that would, individually or in the aggregate, have a Material Adverse Effect; and

(x) enter into any legally binding agreement or otherwise make a commitment to do any of the foregoing.

Section 6.02. Conduct of Business by Merger Sub.  Subject to Section 7.07, Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not conduct any business or enter into any agreements of any nature, or amend its Constituent Documents.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01. Shareholders’ Meeting.

(a) The Company, acting through the Company Board, shall, in accordance with applicable law and the Company’s Articles of Incorporation and the Company’s By-laws, duly call, give notice of, convene and hold an annual or special meeting of its shareholders as promptly as practicable following the execution of this Agreement for the purpose of considering and taking action on this Agreement and the Merger (the “Shareholders’ Meeting”).  The Company shall not submit any other proposal to such holders in connection with the Shareholders’ Meeting without the prior written consent of Parent.  The Company (in consultation with Parent) shall set a single record date for Persons entitled to notice of, and to vote at, the Shareholders’ Meeting and shall not change such record date (whether in connection with the Shareholders’ Meeting or any adjournment or postponement thereof) without the prior written consent of Parent.  The Company shall ensure that all proxies solicited in connection with the Shareholders’ Meeting are solicited in compliance with all applicable Law.

(b) The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement.

Section 7.02. Proxy Statement.

(a) As promptly as practicable following the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (such proxy statement together with, as the context dictates, any ancillary documents to be sent to such shareholders, each as amended or supplemented, being referred to herein as the “Proxy Statement”), and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable.  The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act.  Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect thereto.  The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of shares of Company Common Stock and shall give Parent and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Company Common Stock entitled to vote at the Shareholders’ Meeting at the earliest reasonably practicable time.  If at any time prior to the Shareholders’ Meeting any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall prepare and file with the SEC such amendment or supplement as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to be disseminated to the shareholders of the Company.

(b) The Proxy Statement shall: (i) state that the Company Board has, through a unanimous vote, (A) determined that the Merger is fair to and in the best interests of the Company and its shareholders and (B) approved this Agreement and declared its advisability; and (ii) include the Company Recommendation.

Section 7.03. Access to Information; Confidentiality.

(a) From the date hereof until the Closing Date, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Company Subsidiaries to, afford the officers, employees, agents, advisors, legal counsel, accountants, consultants and other authorized representatives of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants) of the Company and each Company Subsidiary, and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through its officers, employees or agents, may reasonably request; provided, however, that all such access will be coordinated through, and all such requests will be directed to, the Chief Executive Officer of the Company.  The Company shall be entitled to have representatives present at all times during any such inspection, and no such inspection shall unreasonably disrupt or interfere with the operations of the Company or any Subsidiary of the Company.

(b) All information obtained by Parent or Merger Sub pursuant to this Section 7.03 shall be kept confidential in accordance with the Non-Disclosure Agreement, dated July 1, 2011 (the “Confidentiality Agreement”), between Parent and the Company; provided, however, that effective as of the Closing, the Confidentiality Agreement shall terminate with respect to Parent’s or any its Affiliate’s use of confidential information insofar as such confidential information is used in connection with the operation of the business and/or ownership of the Surviving Corporation or any Company Subsidiary.

Section 7.04. No Solicitation of Transactions.

(a) From the date hereof, the Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any director, officer or employee of the Company or any of the Company Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of the Company Subsidiaries to, directly or indirectly, and it shall instruct and cause each applicable Company Subsidiary, if any, to instruct each such director, officer, employee, investment banker, attorney, accountant or other advisor or representative of the Company or any of the Company Subsidiaries not to solicit or initiate the making of any proposal or offer that constitutes, or could reasonably be expected to lead to any Takeover Proposal.  Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any representative of the Company or any of its subsidiaries, whether or not such representative is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to constitute a breach of this Section 7.04 by the Company.

(b) Except as expressly permitted in Section 7.04(c), neither the Company Board nor any committee thereof shall: (i) withdraw or modify the Company Recommendation in a manner adverse to Parent, or adopt or propose a resolution to withdraw or modify the Company Recommendation in a manner adverse to Parent or take any other action that is or becomes disclosed publicly to indicate that the Company Board or any committee thereof does not support the Merger and this Agreement or does not believe that the Merger and this Agreement are in the best interests of the Company’s shareholders; (ii) fail to reaffirm, without qualification, the Company Recommendation, or fail to state publicly, without qualification, that the Merger and this Agreement are in the best interests of the Company’s shareholders, within five Business Days after Parent requests in writing that such action be taken; (iii) fail to announce publicly, within 10 Business Days after a tender offer or exchange offer relating to securities of the Company shall have been commenced, that the Company Board recommends rejection of such tender or exchange offer; (iv) fail to issue, within 10 Business Days after a Takeover Proposal is publicly announced, a press release announcing its opposition to such Takeover Proposal; (v) approve, endorse or recommend any Takeover Proposal; or (vi) resolve or propose to take any action described in clauses (i) through (v) of this sentence (each of the foregoing actions described in clauses (i) through (vi) of this sentence being referred to as “Adverse Recommendation Change”.

(c) Notwithstanding anything to the contrary contained in Section 7.04, at any time prior to receipt of Shareholder Approval, the Company Board may effect, or cause the Company to effect, as the case may be, an Adverse Recommendation Change if: (i) after the date of this Agreement, an unsolicited, bona fide, written offer to effect a transaction of the type referred to in the definition of the term Superior Proposal is made to the Company and is not withdrawn; (ii) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of (or any action inconsistent with) this Agreement, the Confidentiality Agreement or any “standstill” or similar agreement under which the Company or any of its subsidiaries has any rights or obligations; (iii) the Company provides Parent the terms and conditions of the offer (including copies of any written offers, proposals or presentations) that is the basis of the potential action by the Company Board and the identity of the Person making the offer; (iv) the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such offer constitutes a Superior Proposal; (v) the Company Board does not effect, or cause the Company to effect, an Adverse Recommendation Change at any time within five Business Days after Parent receives written notice from the Company confirming that the Company Board has determined that such offer is a Superior Proposal; (vi) during such five Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (vii) at the end of such five Business Day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause (vi) or otherwise); and (viii) the Company Board determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Superior Proposal, failure to make an Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law (it being understood that in the event of any material revision to the terms of a Superior Proposal or any change to the consideration offered under a Superior Proposal, the provisions of this Section 7.04(c) shall apply to such revised or changed offer as if it were a new offer hereunder).

(d) Nothing contained in this Section 7.04 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders pursuant to Rule 14d-9 or Rule 14e-2(b) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or otherwise; provided, however, that neither the Company nor the Company Board nor any committee thereof shall make an Adverse Recommendation Change

(e) For purposes of this Agreement:

(i) “Takeover Proposal” means any unsolicited bona fide written offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

(ii) “Acquisition Transaction” means any transaction or series of transactions involving (A) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (1) in which the Company or any of its Subsidiaries is a constituent corporation, (2) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries, or (3) in which the Company or any of its Subsidiaries issues or sells securities representing more than 10% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; or (B) any sale (other than sales of inventory in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than sales of inventory in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries.

(iii) “Superior Proposal” means an unsolicited, bona fide written offer that did not result from a breach of any provision of this Section 7.04 made by a third party to acquire, directly or indirectly, by merger or otherwise, all of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company and its subsidiaries, which the Company Board determines in its reasonable good faith judgment, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal and after consultation with a financial advisor of nationally recognized reputation and outside legal counsel (A) provides a higher value to the shareholders of the Company than the consideration payable in the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise)), (B) is not subject to any financing condition or contingency and (C) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(f) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which the Company or any of its subsidiaries is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent.

Section 7.05. Directors’ and Officers’ Indemnification and Insurance.

(a) Subject to Section 7.05(f), from and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify, defend and hold harmless, to the same extent such Indemnified Parties are indemnified as of the date of this Agreement by the Company or the applicable Company Subsidiary pursuant to their respective Constituent Documents, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (the “Indemnified Parties”) against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments, including any amounts that are paid in settlement with the approval of the Surviving Corporation (which approval shall not be unreasonably withheld or delayed) of or in connection with any Action based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries and pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ( “Indemnified Liabilities”), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby.  The Surviving Corporation will provide to the Indemnified Parties all rights and privileges available to such parties in the Constituent Documents, including the advancement of expenses.

(b) Subject to Section 7.05(f), without limiting the foregoing, from and after the Effective Time, Parent shall cause the organizational documents of the Surviving Corporation to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers, indemnification and advancement of expenses than are set forth as of the date hereof in the Constituent Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties.

(c) [Reserved.]

(d) If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other Person and is not the continuing or surviving corporation, limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person then, and in each such case, as a condition to any such merger, consolidation, transfer or conveyance, proper provision will be made so that the successors and assigns of the Surviving Corporation assume all of the obligations set forth in this Section 7.05.

(e) This Section 7.05 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties, and will be binding on all successors and assigns of the Company, Parent and the Surviving Corporation.  Each of the Indemnified Parties will be entitled to enforce the covenants contained in this Section 7.05.

(f)          Notwithstanding anything contained in this Section 7.05 to the contrary, neither the Surviving Corporation nor Parent shall be required to indemnify, whether by contract or pursuant to any provisions contained in their respective articles of incorporation or by-laws, or provide directors’ and officers’ liability insurance to any Indemnified Party with respect to the lack of an opinion from a financial advisor to the Company Board to the effect that, as of the date of such opinion and subject to the qualifications and limitations set forth therein, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view.

Section 7.06. Notification of Certain Matters.

(a)           The Company shall promptly notify Parent in writing if it becomes aware of any event, fact or condition that would cause any of its representations and warranties in this Agreement to be untrue or incomplete or which makes the satisfaction of the conditions to Parent or Merger Sub’s obligation to close the transactions contemplated hereby impossible or unlikely.  The Parent and Merger Sub shall promptly notify the Company in writing if either the Parent or Merger Sub becomes aware of any event, fact or condition that would cause any of the Company’s representations and warranties in this Agreement to be untrue or incomplete or which makes the satisfaction of the conditions to Parent or Merger Sub’s obligation to close the transactions contemplated hereby impossible or unlikely.

(b)           On or prior to the date hereof, the Company has delivered to Parent and Merger Sub, and Parent and Merger Sub have received, all Disclosure Schedules required to be prepared and delivered by the Company hereunder.  Upon the discovery or occurrence of any event, fact or condition which requires notification to Parent and Merger Sub pursuant to Section 7.06(a) hereof, the Company shall be entitled to supplement or amend any Disclosure Schedule. The Company represents and warrants to Parent and Merger Sub that any supplement or amendment to the Disclosure Schedules shall be accurate, true, correct and complete as of the date of delivery to Parent and Merger Sub and as of the Closing Date.

(c)            It is expressly understood that information contained in any supplement or amendment to a Disclosure Schedule delivered pursuant to this Section 7.06 is for informational purposes only and shall not be taken into account for purposes of determining the fulfillment or satisfaction of the conditions set forth in Article VIII or with respect to claims for indemnification pursuant to Article X relating to any breaches or inaccuracy of a representation or warranty.  No disclosure in any supplement or amendment to any Disclosure Schedule shall be deemed to cure any breach of, or misrepresentation or deficiency in, the original Disclosure Schedules and Buyer shall retain its full rights to pursue its right regarding indemnification with respect thereto.

(d)           In the event that any item included on any supplement or amendment to the Disclosure Schedules reveals any facts or circumstances which would, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect, or materially affect Parent’s ability to conduct the business of Company or any Company Subsidiary immediately following the Closing, Parent shall immediately notify the Company and the Company shall immediately seek to remedy the breach or other condition and, failing any remedy, which shall be determined in Parent’s sole, reasonable discretion, the Parent and Company shall immediately commence negotiations with respect to a mutually agreeable adjustment to the Merger Consideration and/or Escrow Amount and if Parent and Company are unable to mutually agree to a remedy of the breach or condition or mutually agree upon an adjustment to the Merger Consideration and/or Escrow Amount within five (5) Business Days following the commencement of negotiations, Parent may, by written notice to Company, terminate this Agreement

Section 7.07. Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i)  use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities (including the approval of the Arkansas Department of Insurance and the Nebraska Department of Insurance) and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Merger and to fulfill the conditions to the Merger.  Parent shall have responsibility for the filing fees associated with its change of control applications, and Parent and the Company shall have responsibility for their other respective filing fees associated with any other required filings.

(b) In furtherance and not in limitation of Section 7.07(a): (i) as soon as practicable following the date of this Agreement (and in any event within 20 days of the date hereof), Parent shall with the cooperation of the Company prepare and file with the relevant insurance regulators requests for approval of the transactions contemplated by this Agreement and shall use its reasonable best efforts to have such insurance regulators approve the transactions contemplated by this Agreement; (ii) the Company will have the right to review in advance, and Parent shall consult with the Company in advance, in each case subject to applicable Laws relating to the exchange of information, with respect to all the information relating to the Company or any Company Subsidiary that appears in any filing made with, or materials submitted to, any third party or any Governmental Authority by Parent or any of its Affiliates relating to this Agreement or the Merger; (iii) Parent and its Affiliates shall consult with the Company prior to participating in any substantive meeting, conference call, discussion or communication, whether or not through representatives, with any Governmental Authority with respect to any filing, submission, Action or inquiry relating to this Agreement or the Merger, and shall provide the Company and its representatives the opportunity to attend and participate thereat; (iv) without limiting any of the rights set forth in this Section 7.07(b), Parent and its Affiliates shall furnish in advance to the Company copies of all correspondence, filings, submissions and written communications between Parent, any of its Affiliates or any of their respective representatives, on one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the Merger, and shall consult with the Company on and take into account any reasonable comments the Company may have to such correspondence, filing, submission or written communication prior to their being made; (v) Parent and its Affiliates shall keep the Company apprised of the status of matters relating to completion of the transactions contemplated hereby, shall inform the Company of the substance of any material oral communications with any Governmental Authority for which it was impractical to have advance consultation or participation in accordance with clause (iii) above, and shall respond to inquiries and requests received from any Governmental Authority or third party, in each case with respect to this Agreement or the Merger, as promptly as practicable; and (vi) each party agrees not to enter into any agreement, arrangement or understanding with any Governmental Authority not to consummate or delay the transactions contemplated hereby, except with the prior written consent of the other parties, which consent may not be unreasonably withheld, conditioned or delayed.  Notwithstanding anything to the contrary contained in this Agreement, (i) neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent, the Company or any of their respective subsidiaries or Affiliates, or that otherwise would, individually or in the aggregate, result in a material negative impact on the business, assets, liabilities, properties or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, and (ii) the Company shall not, without Parent’s prior written consent, take or agree to take any such action.

Section 7.08. Public Announcements.  Until the Closing Date, Parent, Merger Sub and the Company agree that, other than as contemplated by Section 7.04, no public release or announcement concerning this Agreement shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably delayed or withheld), except as such release or announcement may be required by applicable Law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.  The parties have agreed upon the form of a joint press release announcing the execution of this Agreement.  Any formal employee communication programs or announcements by the Company with respect to the Merger or the employment or benefit arrangements to be effective following the Effective Time shall be subject to prior review and approval by Parent, which shall not be unreasonably withheld, conditioned or delayed.

Section 7.09. Section 16 Matters.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act of Company Common Stock or Company Restricted Stock pursuant to this Agreement in connection with the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 7.10. Takeover Statutes.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation, including the provisions of Section 490.1110 of the IBCA, shall become applicable to the Merger, Parent and the Company and their respective Boards of Directors shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the Merger.

Section 7.11. Termination of Registration.  Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to terminate registration under the Exchange Act; provided, however, that such termination will not be effective until after the Effective Time.

Section 7.12. Employee and Benefit Plan Matters.  Prior to the Effective Time and the Closing, the Company shall amend and terminate the Company 401(k) Plan, it being understood and agreed by the parties hereto that the wind-up of such plan, including the distribution of benefits to participants and beneficiaries, shall occur after the Closing, but all contributions due and owing to such plan for all periods (including for the final short plan year, if any) shall have been accrued as of the Closing Date.  Prior to the Effective Time and the Closing, the Company shall provide documentation to Parent evidencing the actions taken to comply with this Section 7.12(b), except to the extent not required to be completed by the Closing Date.  Prior to the Effective Time and the Closing, the Company shall terminate such other Plans as Parent may request.

Section 7.13. Securityholder Litigation.  The Company shall promptly advise Parent orally and in writing of any Action by any Governmental Authority or other Person commenced after the date of this Agreement against the Company or any of its directors or officers by any shareholder of the Company relating to this Agreement and the Merger and shall keep Parent reasonably informed regarding any such litigation.  The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Action and shall consider Parent’s views with respect thereto.  The Company shall not settle any such Action without the prior written consent of Parent.

Section 7.14. Delivery of Subsequent Financial Statements.  Prior to the Effective Time, the Company shall timely file complete and correct copies of each annual and quarterly statutory financial statement of each Company Insurance Subsidiary (collectively, the “Pre-Closing Company Statutory Financial Statements”) with the Insurance Regulator of the jurisdiction of domicile of such Company Insurance Subsidiary, in accordance with applicable Law.  Each Pre-Closing Company Statutory Financial Statement shall (a) be derived from and shall be in accordance with the books and records of the applicable Company Insurance Subsidiary, (b) be prepared in accordance with all applicable Laws and SAP, and (c) fairly present, in all material respects, in accordance with SAP, the statutory financial position, results of operations, assets, liabilities, capital and surplus, changes in statutory surplus and cash flows of the applicable Company Insurance Subsidiary at the respective dates of, and for the periods referred to therein.  The Company shall provide to Parent a complete and correct copy of each Pre-Closing Company Statutory Financial Statement concurrently with the filing of such Pre-Closing Company Statutory Financial Statement with the applicable Insurance Regulator.

Section 7.15.  Dissolution of Certain Company Subsidiaries.  The Company shall dissolve and wind up the affairs of Consumer’s Protective Corporation (“CPC”) and BNL Brokerage Corporation (“BBC”) pursuant to the Laws of the jurisdiction of their respective organization and shall take all other actions necessary and appropriate in connection therewith, including, but not limited to, canceling or terminating any licenses or Permits to transact business in a foreign jurisdiction.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 8.01. Conditions to the Obligations of Each Party.  The obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing by Parent and the Company, at or prior to the Effective Time, of the following conditions:

(a) Shareholder Approval.  The Shareholder Approval shall have been obtained;

(b) Consents and Approvals.  All approvals, agreements or consents set forth on Schedule 8.01(b) shall have been received; and

(c) No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the acquisition of shares of Company Common Stock by Parent or Merger Sub or any Affiliate of either of them illegal or otherwise preventing or prohibiting consummation of the Merger and there shall not be instituted or pending any Action by any Governmental Authority relating to this Agreement.

Section 8.02. Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible), in their sole discretion, of the following additional conditions:

(a) Representations and Warranties.  All of the representations and warranties of the Company in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, except that those representations and warranties that are qualified by terms such as “material” or “Material Adverse Effect” shall be true and correct in all respects.

(b) Agreements and Covenants.  All of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all respects.

(c) Officer Certificate.  The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by a duly authorized executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

(d) Controlling Shareholders Indemnification and Escrow Agreement.  The Parent shall have received the Controlling Shareholders Indemnification and Escrow Agreement, duly executed by each of the individuals set forth on Annex I.

(e) Financial Condition.  On or immediately prior to the Closing Date, the Company shall have delivered to Parent an unaudited consolidated balance sheet for the Company as of September 30, 2011, an unaudited balance sheet for BNLAC as of September 30, 2011, and an unaudited statutory balance sheet of BNLAC as of November 30, 2011, and such balance sheets shall reflect an aggregate financial condition which is at least as economically sound, as determined by Parent in its sole discretion, as the aggregate financial condition of such companies as set forth on the audited financial statements of each of the companies for the period ended December 31, 2010, or the balance sheet set forth on the Company’s Form 10-Q filing for the period ended June 30, 2011 (if such balance sheet reflects a more favorable aggregate financial condition of such companies as determined by Parent in its sole discretion).

(f) In-force Insurance Policies.  The Company shall have delivered to Parent written evidence, satisfactory to Parent in its sole discretion, that the number of in-force insurance policies/certificates of BNLAC and the total annualized premiums generated by such policies/certificates as of the Closing Date have not decreased 5% or more than the corresponding amounts set forth on the BNLAC Agency Report for the period ended September 30, 2011, which states the number of in-force policies/certificates were 109,690 and the annual premium therefrom was $44,918,755.

(g) Dissenting Shares.  The Company shall have delivered to Parent written evidence, satisfactory to Parent in its sole discretion, that Dissenting Shares represent less than 2% of the total number of Company Common Stock.

(h) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any effect, event, condition or change that would, individually or in the aggregate, have a Material Adverse Effect.

(i)  No Restrictive Condition.  None of the regulatory approvals obtained in order to satisfy the condition set forth in Section 8.01(b) or (c) shall contain any Restrictive Condition, and no Law shall have been enacted or be in effect that contains any Restrictive Condition.

(j)        Dissolution of CPC and BBC.  The Company shall have delivered to Parent written evidence, satisfactory to Parent in its sole discretion, that CPC and BBC were dissolved and their respective affairs were wound up pursuant to the Laws of their respective jurisdictions of organization.

(k)        Tobey Employment Agreement. Kenneth Tobey shall have executed and delivered an employment agreement with Parent in form and substance acceptable to Parent which agreement shall be effective as of the Closing Date.

(l)        Noncompetition Agreements.  Each of Wayne E. Ahart, C. Don Byrd, Barry N. Shamas, and Kenneth Tobey shall, simultaneously with the Closing, enter into a Noncompetition, Nonsolicitation and Nondisclosure Agreement (the “Noncompetition Agreements”) with Parent and the Surviving Corporation, substantially in the form of Exhibit E hereto, effective as of the Effective Time.

(m)        Payments to Former Shareholders.  The Company shall have delivered to Parent written evidence, satisfactory to Parent in its sole discretion, that the Company has made payments in the amounts and to the shareholders listed on Schedule 4.03(f).

(n)        Resignation of BNLAC Directors and Officers.  The Company shall have delivered, or caused to have been delivered, to Parent written resignations, effective as of the Effective Time, of each director and officer of BNLAC requested by Parent in writing to the Company at least five (5) Business Days prior to the Closing.

(o)        Other Matters.  The Company shall have delivered to Parent written evidence, satisfactory to Parent in its sole discretion, that each of the conditions in Schedule 8.02(o) has been satisfied.

(p)        Austin Lease.  The Company shall have delivered to Parent either: (i) the consent of Kimco Austin LP in connection with the lease of the real property located at 7010 Highway 71 W., Suite 100, Austin, Texas, or (ii) written evidence, satisfactory to Parent in its sole discretion, that such consent is not required to be obtained by the Company for the execution, delivery and performance of this Agreement by the Company.

Section 8.03. Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties.  All of the representations and warranties of Parent and Merger Sub in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, except that those representations and warranties that are qualified by terms such as “material” or “Material Adverse Effect” shall be true and correct in all respects.

(b) Agreements and Covenants.  All of the covenants and obligations that Parent or Merger Sub are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all respects.

(c) Officer Certificate.  Parent and Merger Sub shall have delivered to the Company a certificate, dated the date of the Closing, signed by a duly authorized officer of Parent and Merger Sub, certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01. Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, upon written notice (other than in the case of Section 9.01(a)) from the terminating party to the non-terminating party, specifying the subsection of this Section 9.01 pursuant to which such termination is effected, notwithstanding any requisite approval and adoption of this Agreement and the Merger by the shareholders of the Company:

(a) By mutual written consent of each of Parent and the Company;

(b) By either Parent or the Company if the Effective Time shall not have occurred on or before March 31, 2012 (the “Outside Date”) provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date,

(c) By either Parent or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling, which has become final and non-appealable and has the effect of preventing, prohibiting or making illegal the consummation of the Merger; provided, however, the terminating party has complied in all material respects with its obligations hereunder to prevent the enactment, issuance, enforcement or entry of such injunction, order, decree or ruling,

(d) By either Parent or the Company if (i) the Shareholders’ Meeting (including any adjournments thereof) shall have been held and completed and (ii) the Shareholder Approval shall not have been obtained;

(e) By Parent if (i) the Company Board shall have failed to recommend that the Company’s shareholders vote to adopt this Agreement, (ii) there shall have occurred an Adverse Recommendation Change, (iii) the Company Board shall have approved, endorsed or recommended any Takeover Proposal, (iv) the Company shall have failed to include the Company Recommendation in the Proxy Statement, (v) the Company, or any of its subsidiaries or any representative of the Company or any of its subsidiaries, shall have violated, breached or taken any action inconsistent with any of the provisions set forth in Section 7.01, 7.02 or 7.04, or (vi) the Company Board or any committee thereof shall have resolved or proposed to take any action described in clauses (i) through (v) of this sentence;

(f) By Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied, such breach cannot be cured or has not been cured within 30 days of the receipt by the Company of notice thereof (or, if earlier, before the Outside Date), and such breach has not been waived by Parent pursuant to the provisions hereof;

(g) By the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement such that the conditions set forth in Section 8.03(a) and Section 8.03(b) would not be satisfied, such breach cannot be cured or has not been cured within 30 days of the receipt by Parent of notice thereof (or, if earlier, before the Outside Date), and such breach has not been waived by the Company pursuant to the provisions hereof;

(h) By the Company to pursue a Superior Proposal; or

(i) By Parent pursuant to Section 7.06(d).

Section 9.02. Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement (except for the Confidentiality Agreement, this Section 9.02, Section 9.03, Article X and Article XI) shall forthwith become void, and there shall be no liability on the part of any party hereto (or any of its officers, directors, employees, Affiliates, agents, legal and financial advisors and other representatives).

Section 9.03. Fees and Expenses.

(a) If this Agreement is terminated for any reason by either Parent or the Company or mutually between them, each party shall bear their own, separate expenses and costs and no fee or other remuneration, damages or penalties will be paid except as provided in Section 9.03(b) hereof.

(b) The Company agrees to pay Parent (or its designees) an amount equal to $1,000,000 (the “Termination Fee”) if this Agreement is terminated:

(i) By the Company pursuant to Section 9.01(h); or

(ii) For any reason and, within one hundred eighty (180) days of any such termination, the Company enters into a definitive agreement for an Acquisition Transaction which, if it had been considered prior to such termination would have been deemed a Superior Proposal.

Any Termination Fee required to be paid (A) pursuant to Section 9.03(b)(i) shall be paid within five (5) Business Days after termination of this Agreement by the Company and (B) pursuant to Section 9.03(b)(ii) shall be paid within five (5) Business Days after the execution of any definitive agreement with respect to an Acquisition Transaction.

(c) If the Company fails to pay the Termination Fee when due, then (i) the Company shall reimburse the Parent for all costs and expenses (including fees of counsel) incurred in connection with the enforcement by the Parent to collect the Termination Fee, and (ii) the Company shall pay to the Parent  interest on such termination fee  (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate of interest per annum equal to the lower of 3% over the “prime rate” (as announced by Citibank N.A.) in effect on the date such overdue amount was originally required to be paid or the maximum rate of interest permitted by applicable usury laws.

(d) If Parent is entitled to the Termination Fee and the expenses and interest related to its collection under Section 9.03(c), the receipt of such payments in full will constitute liquidated damages and be the sole and exclusive remedy regardless of the circumstances of such termination.

(e) The parties hereto acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement.

Section 9.04. Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Shareholder Approval has been obtained, no amendment may be made that would require further approval of the shareholders of the Company under applicable Law without such further approval.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05. Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein; provided, however, that after the Shareholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by shareholders of the Company without the further approval of such shareholders.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE X

INDEMNIFICATION; REMEDIES

Section 10.01.  Survival; Right To Indemnification from Company.

The representations and warranties of the parties contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing for a period of two (2) years; provided, however, that (i) the representations and warranties contained in Section 4.15 hereof shall survive until six (6) months following the expiration of the applicable statute of limitations and (ii) any representation or warranty fraudulently made or in a manner which intentionally or willfully misstates any fact contained therein shall survive until the expiration of the applicable statute of limitations.  All covenants and other agreements contained in this Agreement shall survive the Closing for a period of two (2) years.  Any representation or warranty, and any liability with respect thereto, that would otherwise terminate in accordance with this Section 10.01(a), shall continue to survive if a notice for a claim for a breach or inaccuracy of such representation or warranty shall have been timely given under this Article X on or prior to such termination until such claim has been satisfied or otherwise resolved as provided in this Article X.

The Parties acknowledge and agree that one of the purposes of the representations and warranties made by Company in this Agreement is to shift the economic risk and responsibility of certain known and unknown liabilities among the Parties.  Accordingly, the fact that Parent, Merger Sub and any of their Affiliates conducted a due diligence investigation shall not affect any Parent Indemnified Person's right to indemnification under this Article X, except that Company, or after the Effective Time, the Controlling Shareholders, shall have no indemnification obligation to any Parent Indemnified Person under this Article X for Company’s breach of any representation or warranty if Company or the Controlling Shareholders, as applicable, prove that Parent, Merger Sub or any of their Affiliates had actual knowledge of such breach as of the date hereof  as a result of the due diligence investigation performed by Parent, Merger Sub and their Affiliates prior to the date hereof.

Section 10.02.  Indemnification; Payment Of Damages By the Company; Limitation on Liability.

(a)           The Company will indemnify and hold harmless Parent, the Merger Sub, the Surviving Corporation, and their respective officers, directors, employees, shareholders, consultants, advisors and agents (collectively, the “Parent Indemnified Persons”) for, and will pay to the Parent Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages) or expense ((including costs of investigation and defense, litigation, appraisals, court costs, transcripts, mediation, expert witnesses and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with (i) any breach of any representation or warranty made by the Company in this Agreement, the Disclosure Schedules or any certificate or document delivered by or on behalf of the Company pursuant to this Agreement other than with respect to any representations or warranties contained in Section 4.15 hereof; (ii)  any breach of any representation or warranty made by the Company in Section 4.15 with respect to the tax years 2008, 2009, 2010 and 2011; (iii) any breach by the Company of any covenant or obligation of the Company in this Agreement; and (iv) any of the matters set forth in Schedule 10.02(a) hereto.

(b)           Following the Effective Time, all obligations of the Company to indemnify and hold harmless the Parent Indemnified Persons pursuant to Section 10.02(a) hereof shall be the responsibility of the Controlling Shareholders pursuant to the terms and conditions of the Controlling Shareholder Indemnification and Escrow Agreement. Any and all claims against the Controlling Shareholders, including claims for breach of the representations and warranties contained in Section 4.15, Taxes, are limited to the terms, provisions and conditions of the Indemnification and Escrow Agreement and are limited to the remaining balance of the Escrow Amount in the Escrow Fund. It is understood and agreed that the Controlling Shareholders shall have no liability of any kind or nature to the Parent Indemnified Persons for Damages for which they may be entitled under Section 10.02(a) other than that contained in the Controlling Shareholders’ Indemnification and Escrow Agreement.

(c)           Neither the Company nor the Controlling Shareholders, after the Effective Time, shall be liable to the Parent Indemnified Persons for any Damages with respect to the matters contained in Section 10.02(a) until the aggregate amount of such Damages claimed thereunder exceeds One Hundred Twenty Five Thousand dollars ($125,000) (the “Basket”), whereupon the Company or the Controlling Shareholders, as applicable, shall be liable for the full amount of the Damages claimed thereunder, including the amount comprising the Basket.  The Company’s or Controlling Shareholders’ liability, as applicable, under Section 10.02(a) shall in no event exceed the Escrow Amount; provided, however, that Damages arising out of any representation or warranty which was fraudulently made or made in a manner which intentionally or willfully misstated any fact contained in any such representation or warranty shall not be subject to the Basket or cap restrictions contained herein.

Section 10.03.  Indemnification; Payment Of Damages By Parent; Limitation on Liability. Parent will indemnify and hold harmless the Company and its officers, directors, employees, shareholders, consultants, advisors and agents (collectively, the “Company Indemnified Persons”), and will pay to the Company Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Parent or Merger Sub in this Agreement or in any certificate delivered by Parent pursuant to this Agreement, or (b) any breach by Parent or Merger Sub of any covenant or obligation of either Parent or Merger Sub in this Agreement; provided, however, that Parent shall not be liable to the Company Indemnified Persons for any Damages with respect to the matters contained in Section 10.03 until the aggregate amount of such Damages claimed thereunder exceeds the Basket, whereupon the Parent shall be liable for the full amount of Damages claimed thereunder, including the amount compromising the Basket; provided, however, that in no event shall Parent’s liability for any claims made pursuant to Section 10.03 exceed the Escrow Amount.

Section 10.04.  Procedure For Indemnification-Third Party Claims.

(a)           Promptly after receipt by an indemnified party under Section 10.02 or 10.03 hereof of notice of the commencement of any Action against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is materially prejudiced by the indemnified party’s failure to give such notice.

(b)           If any Action referred to in Section 10.04(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Action, the indemnifying party will be entitled to participate in such Action and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Action and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Action and provide indemnification with respect to such Action), to assume the defense of such Action with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Action, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Action, in each case subsequently incurred by the indemnified party in connection with the defense of such Action, other than reasonable costs of investigation.  If the indemnifying party assumes the defense of an Action, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Action are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.  If notice is given to an indemnifying party of the commencement of any Action and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Action, the indemnifying party will be bound by any determination made in such Action or any compromise or settlement effected by the indemnified party.

Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that an Action may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Action, but the indemnifying party will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld).

Section 10.05.  Procedure For Indemnification-Other Claims.  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought but claims for indemntification from the Controlling Shareholders must be made pursuant to and in accordance with and are limited to the provisions of the Controlling Shareholders’ Indemnification and Escrow Agreement.

Section 10.06.  Qualifications.  For purposes of determining the failure of any representation and warranty to be true and correct, the breach of any covenant or agreement and calculating Damages under this Agreement, any Knowledge, knowledge, materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01. Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or email (to the extent an email address is specified in or in accordance with this Section 11.01) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

If to Parent or Merger Sub:	Ameritas Life Insurance Corp.
475 Fallbrook Blvd.
Lincoln, Nebraska 68512
Attention: Kenneth L. VanCleave, President - Group Division
Facsimile: 402.309.2502
E-mail: kvancleave@ameritas.com

with copies (which shall not
constitute notice) to:	Ameritas Life Insurance Corp.
5900 "O" St.
Lincoln, Nebraska 68510
Attention: Robert G. Lange, General Counsel
Facsimile: 402-467-7956
E-mail: BLange@ameritas.com

and

Mark A. Ellis
Kutak Rock LLP
1650 Farnam Street
Omaha, NE 68102
Facsimile: 402-346-1148
E-mail: mark.ellis@kutakrock.com

if to the Company:	Barry N. Shamas
1095 Hidden Hill Drive
Dripping Springs, Texas 78620
Facsimile: 512-894-0173
E-mail: Barry010447@yahoo.com

with a copy (which shall not
constitute notice) to:	Larry W. Burks
Larry W. Burks, PLLC
212 Center Street, Ste. 700
Little Rock, Arkansas 72201
Facsimile: 501-374-8657
E-mail: lwburks@burkslawoffice.com

Section 11.02. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto agree that the court making such determination will have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 11.03. Entire Agreement; Assignment.  This Agreement (including the Disclosure Schedules, Exhibits and annexes attached hereto and incorporated by reference), together with the Confidentiality Agreement and the agreement with the Paying Agent, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 7.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that either of Parent and Merger Sub may (in its sole discretion) assign all or any of its rights and obligations hereunder to any wholly owned subsidiary of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 11.04. Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and their successors and permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any director, officer or employee of the Company or any Company Subsidiary) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Section 7.05 (which are intended to be for the benefit of the Persons covered thereby or the Persons entitled to payment thereunder and may be enforced by such Persons).

Section 11.05. Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached, and that the parties, without the necessity of posting bond or other undertaking, shall be entitled to an injunction or injunctions to prevent breaches of the Agreement and to specific performance of the terms hereof to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they may be entitled at law or in equity.  Each of the other parties hereto agrees that it will not oppose the granting of such relief on the basis that there is an adequate remedy available at law.  Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations and remedies otherwise available at law or in equity.  Except as expressly provided herein, nothing in this Agreement will be considered an election of remedies.

Section 11.06.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Nebraska applicable to contracts executed in and to be performed in the State of Nebraska.

Section 11.07. MANDATORY AND BINDING ARBITRATION.

(a)           THE PARTIES HEREBY AGREE THAT ANY AND ALL DISPUTES ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY PROVISION REFERENCED OR DESCRIBED HEREIN SHALL BE DETERMINED AND RESOLVED ONLY BY ARBITRATION IN ACCORDANCE WITH THE RULES AND PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION AND UTILIZING A PANEL OF THREE INDEPENDENT ARBITRATORS RECOGNIZED BY THE AMERICAN ARBITRATION ASSOCIATION AND ANY ARBITRATION DETERMINATION, SUCH AS A DENIAL OF A CLAIM, OR ARBITRATION AWARD SHALL BE FINAL AND NOT APPEALABLE.  THE PLACE OF ANY ARBITRATION SHALL BE AS MUTUALLY AGREED UPON BY THE DISPUTING PARTIES OR, IF THERE IS NO MUTUAL AGREEMENT, THE PLACE DESIGNATED BY THE ARBITRATION PANEL.

(b)           Notwithstanding the foregoing, in the event of the termination of this Agreement entitling Parent to the Termination Fee contemplated by Section 9.03 hereof, the Parties acknowledge and agree that Parent shall not be required to enforce its rights through mandatory and binding arbitration and Parent shall have the right to pursue all legal remedies available to it in order to collect the Termination Fee and otherwise enforce such rights provided in Section 9.03. .

Section 11.08.  Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, subsection or Disclosure Schedule, such reference is to the corresponding Article, Section or subsection of, or Disclosure Schedule to, this Agreement unless otherwise indicated; (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the term “executive officer” has the meaning given to such term in Rule 3b-7 under the Exchange Act; (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws; (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and (i) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.  No summary of this Agreement prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement.

Section 11.09.  Counterparts.  This Agreement may be executed and delivered (including by facsimile and other means of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

AMERITAS LIFE INSURANCE CORP.

By    /s/ JoAnn M. Martin
         JoAnn M. Martin
 President and Chief Executive Officer

AMERITAS LIFE HOLDINGS, INC.

By    /s/ Kenneth L. VanCleave
         Kenneth L. VanCleave
 President and Chief Executive Officer

BNL FINANCIAL CORPORATION

By    /s/ Wayne E. Ahart
Wayne E. Ahart
Chairman, Chief Executive Officer

Annex I to Merger Agreement

Controlling Shareholders

ARKANSAS NATIONAL CORPORATION

NATIONAL IOWA CORP.

WAYNE E. AHART

C. DONALD BYRD

ARKANSAS INDUSTRIES CORPORATION

LIFE INDUSTRIES OF IOWA, INC.

BARRY N. SHAMAS

KENNETH D. TOBEY AND SHEILA L. TOBEY, JT TEN

Annex B

BNL FINANCIAL CORPORATION
7010 Hwy 71 W., Suite 100
Austin, TX  78735

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
of
BNL FINANCIAL CORPORATION

To Be Held December 28, 2011
To BNL Financial Corporation Shareholders:

A Special Meeting of Shareholders (“Special Shareholders’ Meeting”) of BNL Financial Corporation (“BNL” or the “Company”) will be held on December 28, 2011, at the Radisson Hotel Des Moines Airport, 6800 Fleur Dr., Des Moines, Iowa, commencing at 9:00 A.M., Central Time, for the following purposes:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger (“Merger Agreement”), dated as of December 2, 2011, among Ameritas Life Insurance Corp., a Nebraska domestic stock insurance company (“Ameritas”), Ameritas Life Holdings, Inc., a Nebraska corporation and wholly owned subsidiary of Ameritas (“ALH” or “Merger Sub”), and BNL, pursuant to which BNL will be acquired by Ameritas (the “Merger”).

2. To consider and vote on a proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the Special Shareholders’ Meeting to approve the Merger Agreement or pursuant to the terms of the Merger Agreement.

3. To consider and vote on such other business as may properly come before the Special Shareholders’ Meeting or any adjournment or postponement of the Special Shareholders’ Meeting.

The Company’s Board of Directors has specified the close of business on December 1, 2011, as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the Special Shareholders’ Meeting. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the Special Shareholders’ Meeting and at any adjournment or postponement thereof. Each shareholder is entitled to one vote for each share of BNL common stock held on the record date.

THIS IS NOT A SOLICITATION OF PROXIES.  THE COMPANY WILL SOLICIT PROXIES ONLY BY A PROXY STATEMENT, AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”).

THE COMPANY HAS FILED A PRELIMINARY PROXY STATEMENT AND SCHEDULE 14A WITH THE SEC.  THE COMPANY ANTICIPATES THAT A DEFINITIVE PROXY STATEMENT AND SCHEDULE 14A WILL BE FILED WITH THE SEC ABOUT DECEMBER 17, 2011, AND MAILED TO SHAREHOLDERS ON OR ABOUT DECEMBER 19, 2011.

You are welcome to attend the Special Shareholders’ Meeting in person and personally vote your shares.

SUMMARY OF THE PLAN OF MERGER

The following paragraphs constitute a summary of the plan of merger for the Company’s merger with Ameritas.

The Merging Entities

Ameritas has created the Merger Sub, Ameritas Life Holdings, Inc., which is a wholly owned subsidiary of Ameritas.

Upon the Effective Time of the Merger, the Merger Sub will merge into BNL and BNL will be the surviving corporation.  BNL will have amended and restated articles of incorporation, a copy of which is attached as Appendix B to this Notice.

Merger Consideration and Effective Time

Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than employee option shares which are to be canceled in accordance with the Merger Agreement or any Dissenting Shares) shall be converted into the right to receive approximately $2.31 in cash, without interest (the “Merger Consideration”).  As of the Effective Time of the Merger, all such Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”), or uncertificated book-entry shares (“Book-Entry Shares”), which immediately prior to the Effective Time represented any such Company Common Stock shall thereafter cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares without interest.

The Closing of the Merger is scheduled currently for December 28, 2011, after the Special Shareholders’ Meeting.  The Effective Time of the Merger is upon acceptance for filing of the appropriate merger documents with the Secretaries of State for Nebraska and Iowa or such later time as agreed to by Ameritas and BNL and set forth in such merger documents.  It is planned that the Effective Time shall occur on  December 31, 2011.

After the Effective Time, the Paying Agent, US Bank National Association, will send you instructions and documents on how you can present your Common Stock for payment of the Merger Consideration to you.

Subject to Approval of the Arkansas Insurance Commissioner

The Merger is subject to approval by the Arkansas Insurance Commissioner.

Board of Directors Approval and Recommendation

On November 8, 2011, the Company’s Board of Directors by resolutions duly adopted by unanimous vote (i) determined that the Merger is fair to and in the best interests of the Company and its shareholders, (ii) adopted the Merger Agreement and declared its advisability, and (iii) resolved to recommend that the shareholders of the Company approve the Merger Agreement and directed that the Merger Agreement be submitted to a vote of the Company’s shareholders entitled to vote thereon at the Shareholders’ Meeting (collectively, the “Company Recommendation”).  The Board of Directors recommends that the shareholders approve the Merger Agreement.

Controlling Shareholders; Voting Agreement

The following paragraph and table identifies the persons who are designated as “Controlling Shareholders” under the Merger Agreement and their respective Common Stock owned or controlled as of the record date of December 1, 2011:

Arkansas National Corporation
National Iowa Corp.
Wayne E. Ahart
C. Donald Byrd
Arkansas Industries Corporation
Life Industries of Iowa, Inc.
Barry N. Shamas
Kenneth D. Tobey and Sheila L. Tobey, JT TEN

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class as of December 1, 2011

Common Stock	Wayne E. Ahart	4,712,216	(2)	31.31%
	8017 Cobblestone
	Austin, TX 78735

Common Stock	Barry N. Shamas	2,801,816	(3)	18.62%
	1095 Hidden Hills Dr
	Dripping Springs, TX 78620

Common Stock	C. Don Byrd	1,852,719	(4)	12.31%
	1725 S. 50th Unit 144
	W. Des Moines, IA 50265

Common Stock	Kenneth Tobey	1,161,762		7.72%
	333 Links Dr Apt 310
	Texarkana, AR 71854
TOTALS		10,528,513		69.96%

(1) To the Company's knowledge, all shares are beneficially owned by, and the sole voting and investment power is held by the persons named, except as otherwise indicated.

(2) This includes 133,290 shares owned directly by Wayne Ahart and Wayne Ahart’s indirect ownership of   1,200,000 shares which are owned by National Iowa Corporation and 649,363 shares which are owned by Arkansas National Corporation.  Wayne Ahart controls both National Iowa Corporation and Arkansas National Corporation and votes the shares of the Company’s common stock owned by both corporations.   LeRene Ahart, as a shareholder in National Iowa Corporation and Arkansas National Corporation, has an indirect pecuniary interest in 1,200,000 shares of the Company’s common stock owned by National Iowa Corporation and 649,363 shares of the Company’s common stock owned by Arkansas National Corporation.  Wayne Ahart has voting control of all 2,400,000 shares of the Company’s common stock owned by  National Iowa Corporation and all 2,178,926 shares of the Company’s common stock owned by Arkansas National Corporation plus the 133,290 shares which are owned directly by Wayne Ahart.  Consequently, Wayne Ahart has voting control of 4,712,216 (31.31%) shares of the Company’s common stock.

(3) Includes 1,400,000 shares held in the name of Life Industries of Iowa, Inc., and 1,335,171 shares held in the name of Arkansas Industries Corporation, both of which are controlled by Mr. Shamas.

(4) All of Mr. Byrd's shares are subject to a right of first refusal of the Company to acquire said shares on the same terms and conditions as any proposed sale or other transfer by Mr. Byrd.

The Controlling Shareholders have entered into a Voting Agreement with Ameritas  whereby the Controlling Shareholders will vote FOR approval of the Merger Agreement at the Special Shareholders’ Meeting unless, before the Special Shareholders’ Meeting, a Superior Proposal for the acquisition of the Company comes into existence, in which case the Controlling Shareholders may pursue the Superior Proposal acquisition for the Company.

Together, the Controlling Shareholders will constitute a quorum and will, if no Superior Proposal comes into existence, vote FOR approval of the Merger Agreement which will be sufficient to approve the Merger Agreement.

Common Stock Outstanding; Quorum; and Shareholder Vote Required to Approve the Merger Agreement

At the Special Shareholders’ Meeting, a quorum will be the presence, in person or by proxy, of a majority of the Common Stock issued and outstanding and entitled to vote.

On the shareholder record date of December 1, 2011, the Company had issued and outstanding and entitled to vote 15,048,691 shares of Common Stock.  A quorum would, therefore, be 7,524,346 shares of Common Stock.

The vote required to approve the Merger Agreement is the majority of shares of Common Stock present at the Special Shareholders’ Meeting, in person or by proxy.

If all of the issued and outstanding and entitled to vote shares of Common Stock, 15,048,691 shares, are present, in person or by proxy, at the Special Shareholders’ Meeting, the vote required to approve the Merger Agreement would be 7,524,346 shares of Common Stock voting FOR approval of the Merger Agreement.

Controlling Shareholders’ Indemnification and Escrow Agreement

As required by the Merger Agreement, the Controlling Shareholders have entered into a Controlling Shareholders’ Indemnification and Escrow Agreement (the “CSIEA”).  $1,750,000 of the monies which would have gone to the Controlling Shareholders will be held back by Ameritas and deposited with an escrow agent for a period of time which will be several years.  While the money is in escrow, Ameritas may make a claim on it for breaches of the representations and warranties, covenants or other obligations given by the Company to Ameritas as conditions of the Merger.

Other Conditions

The following is a brief list of other conditions to the obligations of Parent and Merger Sub to consummate the Merger.

            1.           All of the representations and warranties of the Company shall have been accurate in all material respects;

2.           All of the covenants and obligations that the Company is required to perform or to comply with shall have been duly performed and complied with in all respects.

3.           On or immediately prior to the Closing Date, the Company shall have delivered to Ameritas an unaudited consolidated balance sheet for the Company as of September 30, 2011, an unaudited balance sheet for Brokers National Life Assurance Company, a wholly-owned subsidiary of the Company (“BNLAC”), as of September 30, 2011, and an unaudited statutory balance sheet of BNLAC as of November 30, 2011, and such balance sheets shall reflect an aggregate financial condition which is at least as economically sound, as determined by Ameritas  in its sole discretion, as the aggregate financial condition of such companies as set forth on the audited financial statements of each of the companies for the period ended December 31, 2010, or the balance sheet set forth on the Company’s Form 10-Q filing for the period ended June 30, 2011 (if such balance sheet reflects a more favorable aggregate financial condition of such companies as determined by Ameritas  in its sole discretion).

4.           The number of in-force insurance policies/certificates of BNLAC and the total annualized premiums generated by such policies/certificates as of the Closing Date have not decreased 5% or more than the corresponding amounts set forth on the BNLAC Agency Report for the period ended September 30, 2011.

5.           Dissenting Shares shall be less than 2% of the total number of Company Common Stock.

6.           Since the date of the Merger Agreement, there shall not have occurred any effect, event, condition or change that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

7.           None of the regulatory approvals shall contain any Restrictive Condition, and no Law shall have been enacted or be in effect that contains any Restrictive Condition.

8.           Two inactive subsidiaries of the Company shall be dissolved and their respective affairs were wound up pursuant to the Laws of their respective jurisdictions of organization.

9.           Kenneth Tobey, President of the Company shall have entered into an employment agreement with Ameritas.

10.           Wayne E. Ahart, C. Don Byrd, Barry N. Shamas, and Kenneth Tobey shall have  entered into noncompetition agreements with Ameritas.

11.           The Company shall have made payments to the shareholders who sold their Common Stock to the Company after June 30, 2011, for the difference between their respective sale price and the Merger Consideration of approximately $2.31 per share.

12.           Each director and executive officer of BNLAC, as requested by Ameritas, shall resign.

13.           Certain parts of the relationship between the Company and BNLAC with EPSI Benefits, Inc and Employers Plan Services, Inc., will have been dissolved or in the process of being dissolved.

14.           The bonds issued by the Company under a bond indenture dated December 15, 2002, will have been called and BNLAC will have declared a dividend for the money to pay for the call.

15.           The Company shall have delivered to Ameritas either: (i) the consent of Kimco Austin LP in connection with the lease of the real property located at 7010 Highway 71 W., Suite 100, Austin, Texas, or (ii) written evidence, satisfactory to Ameritas that such consent is not required.

No Fairness Opinion; No Market; Premium Over Book Value

The Company’s Board of Directors determined not to engage an investment banker or financial advisor to render a separate fairness opinion as such expenditure of time and money was not necessary for the Merger transaction and that, based on the Directors’ collective experience and other facts and circumstances of the business of the Company, the Merger Consideration was fair to the Company and its shareholders.

There is not a public market for the Common Stock.

As of September 30, 2011, the book value per share of the Common Stock was $1.26 as compared to the Merger Consideration of approximately $2.31 per share of Common Stock.

Appraisal Rights

Under Iowa corporate law, Title XII, Business Entities, Subtitle 2, Business and Professional Corporations and Companies, Chapter 490, Business Corporations, shareholders do have appraisal rights if they first deliver to the Company before the vote is taken a written notice of the shareholder’s intent to demand payment of fair value if the Merger is effectuated and who do not vote in favor of the adoption of the Merger Agreement.  This and other specific procedures must be followed or the appraisal rights will be waived.  Attached to this Notice of Special Shareholders’ Meeting, as Appendix A, are relevant portions of Iowa Code Sections 490.1301 through 490.1331 concerning shareholder’s appraisal rights.  Please read it carefully.

By Order of the Board of Directors,

Pamela Randolph, Secretary

December 9, 2011

APPENDIX A
TO
NOTICE OF SPECIAL SHAREHOLDERS’ MEETING
SHAREHOLDER’S APPRAISAL RIGHTS
EXCERPTS FROM IOWA BUSINESS CORPORATIONS ACT

490.1301 Definitions.

In this division, unless the context otherwise requires:

1. “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of section 490.1302, subsection 2, paragraph “d”, a person is deemed to be an affiliate of its senior executives.

2. “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

3. “Corporation” means the issuer of the shares held by a shareholder demanding appraisal. In addition, for matters covered in sections 490.1322 through 490.1331, “corporation” includes the surviving entity in a merger.

4. “Fair value” means the value of the corporation’s shares determined according to the following:

a. Immediately before the effectuation of the corporate action to which the shareholder objects.

b. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal.

c. Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to section 490.1302, subsection 1, paragraph “e”.

With respect to shares of a corporation that is a bank holding company as defined in section 524.1801, the factors identified in section 524.1406, subsection 3, paragraph “a”, shall also be considered in determining fair value.

5. “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

6. “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

7. “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

8. “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function.

9. “Shareholder” means both a record shareholder and a beneficial shareholder.

490.1302 Shareholders’ right to appraisal.

1. A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of the shareholder’s shares, in the event of any of the following corporate actions:

a. Consummation of a merger to which the corporation is a party if either of the following apply:

(1) Shareholder approval is required for the merger by section 490.1104 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger.

(2) The corporation is a subsidiary and the merger is governed by section 490.1105.

b. Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

c. Consummation of a disposition of assets pursuant to section 490.1202 if the shareholder is entitled to vote on the disposition.

d. An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created.

e. Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

f. Consummation of a conversion of the corporation to another entity pursuant to sections 490.1111 through 490.1114.

2. Notwithstanding subsection 1, the availability of the appraisal rights under subsection 1, paragraphs “a” through “d”, shall be limited in accordance with the following provisions:

a. Appraisal rights shall not be available for the holders of shares of any class or series of shares:

(1) Listed on the New York stock exchange or the American stock exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, inc.

(2) Not so listed or designated, but has at least two thousand shareholders and the outstanding shares of such class or series has a market value of at least twenty million dollars, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent of such shares.

b. The applicability of paragraph “a” shall be determined according to the following:

(1) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights.

(2) The day before the effective date of such corporate action if there is no meeting of shareholders.

c. Paragraph “a” shall not be applicable and appraisal rights shall be available pursuant to subsection 1 for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph “a”, at the time the corporate action becomes effective.

d. Paragraph “a” shall not be applicable and appraisal rights shall be available pursuant to subsection 1 for the holders of any class or series of shares where any of the following applies:

(1) Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who fulfills either of the following:

(a) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(b) Directly or indirectly has, or at any time in the one-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of twenty-five percent or more of the directors to the board of directors of the corporation.

(2) Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

(a) Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

(b) Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in section 490.832.

(c) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

e. For the purposes of paragraph “d” only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by such member on behalf of another person solely because the member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

3. Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment, shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

4. A shareholder entitled to appraisal rights under this chapter is not entitled to challenge a completed corporate action for which appraisal rights are available unless such corporate action meets one of the following standards:

a. It was not effectuated in accordance with the applicable provisions of division X, XI, or XII or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action.

b. It was procured as a result of fraud or material misrepresentation.

490.1303 Assertion of rights by nominees and beneficial owners.

1. A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

2. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following:

a. Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in section 490.1322, subsection 2, paragraph “b”, subparagraph (2).

b. Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

490.1320 Notice of appraisal rights.

1. If proposed corporate action described in section 490.1302, subsection 1, is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert appraisal rights under this part. If the corporation concludes that appraisal rights are or may be available, a copy of this part must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

2. In a merger pursuant to section 490.1105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within ten days after the corporate action became effective and include the materials described in section 490.1322.

490.1321 Notice of intent to demand payment.

1. If proposed corporate action requiring appraisal rights under section 490.1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do all of the following:

a. Deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

b. Not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

2. A shareholder who does not satisfy the requirements of subsection 1 is not entitled to payment under this part.

490.1322 Appraisal notice and form.

1. If proposed corporate action requiring appraisal rights under section 490.1302, subsection 1, becomes effective, the corporation must deliver a written appraisal notice and form required by subsection 2, paragraph “a”, to all shareholders who satisfied the requirements of section 490.1321. In the case of a merger under section 490.1105, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

2. The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than ten days after such date and must do all of the following:

a. Be accompanied by a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and that the shareholder did not vote for the transaction.

b. State all of the following:

(1) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date shall not be earlier than the date for receiving the required form under subparagraph (2).

(2) A date by which the corporation must receive the form, which date shall not be fewer than forty nor more than sixty days after the date the appraisal notice and form are sent under subsection 1, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

(3) The corporation’s estimate of the fair value of the shares.

(4) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in subparagraph (2) the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

(5) The date by which the notice to withdraw under section 490.1323 must be received, which date must be within twenty days after the date specified in subparagraph (2).

c. Be accompanied by a copy of this division.

490.1323 Perfection of rights - right to withdraw.

1. A shareholder who receives notice pursuant to section 490.1322 and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to section 490.1322, subsection 2, paragraph “a”. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 490.1325. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in a case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to section 490.1322, subsection 2, paragraph “b”, subparagraph (2). Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection 2.

2. A shareholder who has complied with subsection 1 may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to section 490.1322, subsection 2, paragraph “b”, subparagraph (5). A shareholder who fails to so withdraw from the appraisal process shall not thereafter withdraw without the corporation’s written consent.

3. A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder’s share certificates where required, each by the date set forth in the notice described in section 490.1322, subsection 2, shall not be entitled to payment under this division.

490.1324 Payment.

1. Except as provided in section 490.1325, within thirty days after the form required by section 490.1322, subsection 2, paragraph “b”, subparagraph (2), is due, the corporation shall pay in cash to those shareholders who complied with section 490.1323, subsection 1, the amount the corporation estimates to be the fair value of their shares, plus interest.

2. The payment to each shareholder pursuant to subsection 1 must be accompanied by all of the following:

a. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any.

b. A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to section 490.1322, subsection 2, paragraph “b”, subparagraph (3).

c. A statement that shareholders described in subsection 1 have the right to demand further payment under section 490.1326 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment to the shareholder pursuant to subsection 1 in full satisfaction of the corporation’s obligations under this chapter.

490.1326 Procedure if shareholder dissatisfied with payment or offer.

1. A shareholder paid pursuant to section 490.1324 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 490.1324. A shareholder offered payment under section 490.1325 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

2. A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection 1 within thirty days after receiving the corporation’s payment or offer of payment under section 490.1324 or 490.1325, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

490.1330 Court action.

1. If a shareholder makes a demand for payment under section 490.1326 that remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 490.1326 plus interest.

2. The corporation shall commence the proceeding in the district court of the county where the corporation’s principal office or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

3. The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

5. Each shareholder made a party to the proceeding is entitled to judgment for either of the following:

a. The amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares.

b. The fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 490.1325.

6. Notwithstanding the provisions of this division, if the corporation is a bank holding company as defined in section 524.1801, fair value, at the election of the bank holding company, may be determined as provided in section 524.1406, subsection 3, prior to giving notice under section 490.1320 or 490.1322. The fair value as determined shall be included in any notice under section 490.1320 or 490.1322, and section 490.1326 shall not apply.

490.1331 Court costs and counsel fees.

1. The court in an appraisal proceeding commenced under section 490.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this division.

2. The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, for either of the following:

a. Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section 490.1320, 490.1322, 490.1324, or 490.1325.

b. Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

3. If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

4. To the extent the corporation fails to make a required payment pursuant to section 490.1324, 490.1325, or 490.1326, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

APPENDIX B
TO
NOTICE OF SPECIAL SHAREHOLDERS’ MEETING

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

BNL FINANCIAL CORPORATION

The following Amended and Restated Articles of Incorporation are adopted pursuant to Chapter 490 of the Iowa Code, the Iowa Business Corporation Act (the “Act”), by BNL Financial Corporation, a corporation organized and existing under the laws of the State of Iowa and were approved in accordance with Section 490.1003, Section 490.1006 and Section 490.1007 of the Act.  These Amended and Restated Articles of Incorporation shall supersede and take the place of the existing Articles of Incorporation and all amendments thereto.

ARTICLE I

NAME

The name of the Corporation is BNL Financial Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The street address of the Corporation’s registered office and the name of its registered agent at that office are:

C T Corporation System
500 East Court Avenue
Des Moines, IA 50309

ARTICLE III

PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Act.

ARTICLE IV

AUTHORIZED SHARES

The aggregate number of shares which the Corporation shall have the authority to issue is 10,000 shares of Common Stock, par value of $0.01 per share.  The Board of Directors may, from time to time, without shareholder approval, establish by resolution, different classes or series of any unissued share and may fix the rights and preferences of said share in any class or series.  The Board of Directors shall have the authority to issue shares of a class or series, shares of which may then be outstanding, to holders of shares of another class or series to effectuate share dividends, splits or conversion of its outstanding shares.

ARTICLE V

PREEMPTIVE RIGHTS

No holder of shares of the Corporation shall, as such holder, have any right to purchase or subscribe for any part of the unissued shares of the Corporation of any class, now or hereafter authorized, or of any bond, debenture, obligation or instrument which the Corporation may issue or sell that shall be convertible into or exchangeable for or entitle the holders thereof to purchase or subscribe for any shares of the Corporation of any class, now or hereafter authorized, other than such right, if any, as the Board of Directors of the Corporation in its discretion may determine.

ARTICLE VI

INDEMNIFICATION

The indemnification obligations of the Corporation and the indemnification rights of directors, officers and other persons shall be set forth in the Corporation’s Bylaws.

ARTICLE VII

PRINCIPAL OFFICE

The street address of the principal office of the Corporation is 5900 O Street, Lincoln, NE 68510.

ARTICLE VIII

AMENDMENT TO AMENDED AND RESTATED
ARTICLES OF INCORPORATION

Subject to the limitations in these Amended and Restated Articles of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.
ARTICLE IX

NAME AND ADDRESS OF INCORPORATOR

The name and address of the Incorporator is: Marshall J. Hunzelman, 1300 United Central Bank Building, Des Moines, Iowa  50309.
ARTICLE X

LIMITATION OF DIRECTORS’ LIABILITY

Any prior or present director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit or (iv) under Section 490.833 of the Act.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this ____ day of December, 2011.

BNL Financial Corporation

By:  /s/ Kenneth VanCleave
        President

PROXY	BNL FINANCIAL CORPORATION	PROXY
7530 Hwy 107
Sherwood, AR 72120

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
PROXY FOR SPECIAL MEETING OF SHAREHOLDERS DECEMBER 28, 2011

The undersigned hereby appoints Wayne E. Ahart and Don Byrd or either of them (unless their names are stricken), as  proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of Common Stock of BNL Financial Corporation (the "Company") which  the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held at the Radisson Hotel Des Moines Airport,  Des Moines, Iowa,  on Wednesday, December 28, 2011 at 9:00 A.M., Central Time and all adjournments thereof, as fully as the undersigned could do if personally present, on the matters set out below as described in the Company's Proxy Statement and in their discretion upon any other business which may properly come before said the special Mmeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF YOU SIGN YOUR PROXY CARD WITHOUT INDICATING YOUR VOTE, YOUR SHARES WILL BE VOTED “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND “FOR” THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL SHAREHOLDERS’ MEETING TO A LATER DATE OR TIME, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES OR PURSUANT TO THE TERMS OF THE MERGER AGREEMENT. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON,  PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

Please take a moment now to vote your shares of BNL Financial Corporation Common Stock for the upcoming Special Meeting of Shareholders.

[BACK OF CARD]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS

The following proposals are being submitted to the Shareholders:

1.  A proposal to approve the Agreement and Plan of Merger, dated as of December 2, 2011, among Ameritas Life Insurance Corp. (“Ameritas”), a Nebraska domestic stock insurance company, Ameritas Life Holdings, Inc., a Nebraska corporation and wholly owned subsidiary of Ameritas and BNL Financial Corporation pursuant to which BNL Financial Corporation will be acquired by Ameritas.

____ FOR                                           ____AGAINST                                                      ____ABSTAIN

2. To consider and vote on a proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special shareholders’ meeting to approve the merger agreement or pursuant to the terms of the merger agreement.

____ FOR                                           ____AGAINST                                                      ____ABSTAIN

3. To consider and vote on such other business as may properly come before the special  meeting or any adjournment or postponement of the special  meeting

____ FOR                                           ____AGAINST                                                      ____ABSTAIN

Date: __________________________________, 2011

__________________________________________                                               ____________________________________________
Signature of Shareholder(s)                                                                                                Signature of Shareholder(s)

Please sign above exactly as name(s) appear at left.  Where stock is registered jointly in the names of two or more persons ALL should sign.  When signing as attorney, executor, administrator, guardian, custodian, or corporate official, please give your full title as such.  Please mark, sign, date and return this Proxy promptly using the enclosed self-addressed, postage prepaid envelope.